Exhibit 99.1

EXPLANATORY STATEMENT

In this report all references to “PDL,” “we,” “us,” “our” or the “Company” mean collectively PDL BioPharma, Inc. and its subsidiaries, except where it is made clear that the term means only PDL BioPharma, Inc.

As previously reported in our filings with the Securities and Exchange Commission (the “SEC”), we have undertaken a review of our strategy and have announced plans to halt the execution of our growth strategy, cease making additional strategic investments and instead pursue a formal process to unlock the value of our portfolio by monetizing our assets and ultimately distributing net proceeds to stockholders (the “monetization strategy”). Pursuant to our monetization strategy, we do not expect to make any additional strategic investments. We further announced in December 2019 that we would explore a variety of potential transactions in connection with the monetization strategy, including a whole Company sale, divestiture of assets, spin-offs of operating entities, merger opportunities or a combination thereof. Over the subsequent months, our Board of Directors (the “Board”) and management analyzed, together with outside financial and legal advisors, how to best capture value pursuant to our monetization strategy and best return the significant intrinsic value of the high-quality assets in our portfolio to our stockholders. During the first quarter of 2020, the Board approved a plan of complete liquidation (the “Plan of Liquidation”) and passed a resolution to seek stockholder approval at the next Annual Meeting of Stockholders to dissolve the Company as permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In the event that the proposal is approved by stockholders and the Board concludes that the whole Company sale process is unlikely to maximize the value that can be returned to the stockholders from our monetization process, we intend to file a Certificate of Dissolution with the Secretary of State of Delaware after monetizing our key assets and then proceed to wind-down and dissolve the Company in accordance with the DGCL.

As we began a comprehensive program to market and sell our significant assets, this had a significant effect on the reported financial results of the Company. As of March 31, 2020, the Pharmaceutical segment and the royalty right assets within the Income Generating Assets segment met the criteria to be classified as held for sale. Those investments were reported as discontinued operations on the Condensed Consolidated Statements of Operations for the three months ended March 31, 2020 and 2019 and as Assets and Liabilities held for sale on the Condensed Consolidated Balance Sheets as of March 31, 2020 and December 31, 2019. These assets and associated liabilities are also classified as held for sale and discontinued operation in our Current Report on Form 8-K filed with the SEC on June 29, 2020 (including this Exhibit 99.1 thereto, the “Form 8-K”), in which we recast the financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”) to present the operations and financial position of these entities as discontinued operations.

Unless otherwise indicated, the information in this Form 8-K, including our segment information, relates only to our continuing operations. We also announced that we are considering various strategic options with respect to the rest of our business. Because our remaining operating business and other investments do not meet the criteria to be classified as held for sale or a discontinued operation, they continue to be included in our continuing operations.

The information included in Exhibit 99.1 to this Form 8-K is presented in connection with the reporting changes described above and does not otherwise amend or restate the 2019 Form 10-K. Unaffected items and unaffected portions of the 2019 Form 10-K have not been repeated in, and are not amended or modified by, Exhibit 99.1 to this Form 8-K.  Exhibit 99.1 to this Form 8-K do not reflect events occurring after we filed the 2019 Form 10-K, and do not modify or update the disclosures therein in any way, other than the aforementioned retrospective revisions, as well as certain other events disclosed in Note 27 - Subsequent Events within Item 8 of Exhibit 99.1. We have not otherwise updated for activities or events occurring after the date these items were originally presented. This Form 8-K and Exhibit 99.1 should be read in conjunction with our other filings made with the SEC, including, and subsequent to, the date of the 2019 Form 10-K.

PART I

Forward-looking Statements

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, including any statements concerning the timing, implementation or success of our monetization strategy/plan of complete liquidation, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “intends,” “plans,” “believes,” “targets,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue” or “opportunity,” or the negative thereof or other comparable terminology. The forward-looking statements in this Form 8-K are only predictions. Although we believe that the expectations presented in the forward-looking statements contained herein are reasonable at the time of filing, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct. These forward-looking statements, including with regards to our future financial condition and results of operations, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below, and for the reasons described elsewhere in this Form 8-K. All forward-looking statements and reasons why results may differ included in this Form 8-K are made as of the date hereof. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from our expectations, including, without limitation, in conjunction with the forward-looking statements included in this Form 8-K, are disclosed in “Item 1-Business, Item 1A-Risk Factors” of our December 31, 2019 Form 10-K, as updated in Part II, Item 1A of our Form 10-Q for the quarter ended March 31, 2020.

We own or have rights to certain trademarks, trade names, copyrights and other intellectual property used in our business, including PDL BioPharma, Inc. and the PDL logo, each of which is considered a registered trademark. All other company names, product names, trade names and trademarks included in this Form 8-K are trademarks, registered trademarks or trade names of their respective owners.

ITEM 1.          BUSINESS

Overview

In this report all references to “PDL,” “we,” “us,” “our” or the “Company” mean collectively PDL BioPharma, Inc. and its subsidiaries, except where it is made clear that the term means only PDL BioPharma, Inc.

Throughout our history, our mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, we changed our name to PDL BioPharma, Inc.

As previously announced and as discussed above, in September 2019, we engaged financial and legal advisors and initiated a review of our strategy. In December 2019, we disclosed that we planned to halt the execution of our growth strategy, cease making additional strategic transactions and investments and instead pursue a formal process to unlock the value of our portfolio by monetizing our assets and ultimately distributing net proceeds to stockholders. Over the subsequent months, our Board and management analyzed, together with outside financial and legal advisors, how to best capture value pursuant to our monetization strategy and best return the significant intrinsic value of the high-quality assets in our portfolio to our stockholders. In February 2020, the Board approved a plan of complete liquidation of our assets and passed a resolution to seek stockholder approval to dissolve the Company pursuant to a plan of complete liquidation under Delaware law at our next annual meeting of the stockholders. In the event that the Board concludes that the whole Company sale process is unlikely to maximize the value that can be returned to the stockholders from our monetization process, the Company would, if approved by the stockholders, file a Certificate of Dissolution in Delaware and proceed to wind-down and dissolve the company in accordance with Delaware law. Pursuant to our monetization strategy, we are exploring a variety of potential transactions, including a whole Company sale, divestiture of assets, spin-offs of operating entities, merger opportunities or a combination thereof. In addition, we have analyzed, and continue to analyze, the optimal mechanisms for returning value to stockholders in a tax-efficient manner, including via share repurchases, cash dividends and other distributions of assets. We have not set a definitive timeline and intend to pursue monetization in a disciplined and cost-effective manner seeking to maximize returns to stockholders. We recognize, however, that accelerating the timeline, while continuing to seek to optimize asset value, could increase returns to stockholders due to reduced general and administrative expenses as well as potentially provide faster returns to stockholders. While, as noted above, we cannot provide a definitive timeline for the monetization and wind-down process, we are targeting the end of 2020 for completing the monetization of our key assets, at which time we may be in a position to file a certificate of dissolution under Delaware law.

Our Segments

Historically, we generated a substantial portion of our revenues through the license agreements related to patents covering the humanization of antibodies, which we refer to as the Queen et al. patents. In 2012, and in anticipation of declining revenues from the Queen et al. patents, we began providing alternative sources of capital through royalty monetizations and debt facilities, and, in 2016, we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products, first with our acquisition of branded prescription pharmaceutical drugs from Novartis AG, Novartis Pharma AG and Speedel Holding AG (collectively, “Novartis”) in 2016 and, in 2017, with the acquisition of LENSAR, Inc. (“LENSAR”), a medical device ophthalmology equipment manufacturing company.

Based on the nature of our investments entered into between 2012 through 2016 and further discussed below, our operations were structured in three segments designated as Income Generating Assets, Pharmaceutical and Medical Devices.

In early 2019, and as a further evolution of our strategy, we began to enter into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics with attractive revenue growth potential with the intention to provide a significant return for our stockholders. In 2019, consistent with this strategy, we entered into a securities purchase agreement with Evofem Biosciences, Inc. (“Evofem”), pursuant to which we invested $60.0 million in a private placement of securities. As a result of this investment in Evofem we established a fourth segment, “Strategic Positions.” The creation of the Strategic Positions’ segment had no impact on our prior segment reporting structure.

Our Medical Devices segment consists of revenue from the sale and lease of the LENSAR® Laser System, which may include equipment, Patient Interface Devices (“PIDs”), procedure licenses, training, installation, warranty and maintenance agreements.

Our Strategic Positions segment consists of an investment in Evofem (NASDAQ: EVFM). Our investment includes shares of common stock and warrants to purchase additional shares of common stock. Evofem is a pre-commercial company and, as such, is not yet engaged in revenue-generating activities.

Our Pharmaceutical segment consists of revenue derived from branded prescription medicine products sold under the name Tekturna® and Tekturna HCT® in the United States, Rasilez® and Rasilez HCT® in the rest of the world and revenue generated from the sale of an authorized generic form of Tekturna in the United States (collectively, the “Noden Products”).

Our Income Generating Assets segment consists of revenue derived from (i) notes and other long-term receivables, (ii) royalty rights and hybrid notes/royalty receivables, (iii) equity investments and (iv) royalties from issued patents in the United States and elsewhere covering the humanization of antibodies, which we refer to as the Queen et al. patents.

Pursuant to the above-described strategic decisions, in 2020 we began a comprehensive program to market and sell our key assets and this had a significant effect on the reported financial results of the Company. As of March 31, 2020, the Pharmaceutical segment and the royalty right assets within the Income Generating Assets segment met the criteria to be classified as held for sale. Because our Medical Devices, Strategic Positions and non-royalty rights assets within our Income Generating Assets segment did not meet the criteria to be classified as held for sale or discontinued operations, the results for these segments and assets are reported within continuing operations for all periods presented. Our Pharmaceutical segment and the royalty right assets within the Income Generating Assets segment have been excluded from the segment information below as a result of meeting the held for sale and discontinued operations criteria.

Financial information about our segments, including our revenues and net (loss) income for the years ended December 31, 2019, 2018 and 2017, and select long-lived assets as of December 31, 2019 and 2018, is included in our Consolidated Financial Statements and accompanying notes in this Form 8-K.

Medical Devices

LENSAR

LENSAR is a medical device company focused on delivering next generation femtosecond cataract laser technology used in refractive cataract surgical procedures. LENSAR’s femtosecond laser uses advanced imaging and laser technology to customize planning and treatments, allowing faster visual recovery and improved outcomes, as compared to conventional cataract surgery, a more manual procedure combined with ultrasound, referred to as phacoemulsification. LENSAR has developed the LENSAR® Laser System, which is the only femtosecond cataract laser built specifically for refractive cataract surgery.

Cataract surgery is the highest volume surgical procedure performed worldwide with 30 million surgeries projected in 2020, the majority of which use conventional phacoemulsification techniques. LENSAR is currently focusing its research and development efforts on an advanced integrated workstation combining an enhanced LENSAR® Laser System and a phacoemulsification device in a single, compact workstation, designed to fit directly in the surgical theater. LENSAR’s recent acquisitions of certain intellectual property uniquely position LENSAR to develop a system that can perform all cataract surgeries in a single platform.

The LENSAR® Laser System offers cataract surgeons automation and customization for their astigmatism treatment planning and other essential steps of the refractive cataract surgery procedure with the highest levels of precision, accuracy, and efficiency. These features assist surgeons in managing their astigmatism treatment plans for optimal overall visual outcomes.

The LENSAR® Laser System has been cleared by the U.S. Food and Drug Administration (“FDA”) for anterior capsulotomy, lens fragmentation, corneal and arcuate incisions. The LENSAR Laser with Augmented Reality™ provides an accurate 3-D model of the relevant anatomical features of each patient’s anterior segment, allowing precise laser delivery and enhanced surgical confidence in performing accurate corneal incisions, precise size, shape and location of free-floating capsulotomies, and efficient lens fragmentation for all grades of cataracts. The LENSAR® Laser System - fs 3D (LLS-fs 3D) with Streamline™ includes the integration with multiple pre-operative diagnostic devices, utilizing automated Iris Registration with automatic cyclorotation adjustment. IntelliAxis-C™ (corneal) and IntelliAxis-L™ (lens capsule) markers provide the surgeon tools for simple and precise alignment without errors associated with manually transposing the preoperative data, and marking the eye for incisions and implantation of Toric IOLs as well as treatment planning tools for precision guided laser treatments. The corneal incision-only mode, expanded remote diagnostics capabilities, additional pre-programmable preferences, thoughtful ergonomics, and up to 20 seconds faster laser treatment times with Streamline allow for seamless integration and maximum surgical efficiency with patient comfort.

Intellectual Property

LENSAR has over 85 granted patents in the United States and rest of the world and over 60 pending patent applications in the United States and rest of the world. LENSAR acquired a number of patents in 2019 to support the development and eventual commercialization of its second generation laser system which will combine a femtosecond cataract laser system with a phacoemulsification system in a single machine.

Manufacturing

Through our LENSAR subsidiary, we currently manufacture our LENSAR® Laser System at a facility in Orlando, Florida.

LENSAR purchases both custom and off-the-shelf components from a small number of suppliers and subjects them to stringent quality specifications and processes. Some of the components necessary for the assembly of the LENSAR® Laser System are currently provided by sole-sourced suppliers (the only recognized supply source available to us) or single-sourced suppliers (the only approved supply source for us among other sources). LENSAR purchases the majority of its components and major assemblies through purchase orders with limited long-term supply agreements and generally does not maintain large volumes of finished goods.

LENSAR has entered into various supply agreements for the manufacture and supply of certain components. The supply agreements commit LENSAR to a minimum purchase obligation of approximately $10.4 million over the next twenty-four months of which $9.6 million is due in the next 12 months. LENSAR expects to meet these requirements.

Sales and Distribution

LENSAR markets and sells the LENSAR® Laser System to ophthalmic ambulatory surgical centers, specialty ophthalmic hospitals and multi-specialty hospitals in the United States through a direct sales force. Outside of the United States, LENSAR typically sells the LENSAR® Laser System through distributors. A distributor in Asia and a distributor in Europe represent 25% and 11%, respectively, of the net sales in our Medical Devices segment for the year ended December 31, 2019.

Competition

The LENSAR® Laser System is a femtosecond cataract laser for refractive cataract surgery. We estimate that the market penetration of femtosecond cataract laser surgery is approximately 10.7% of total procedures in the United States and approximately 2.8% of the total cataract surgeries performed globally. Femtosecond cataract laser procedures are forecast to grow approximately 5.0% annually through 2024.

Employees

As of December 31, 2019, we had 75 full-time employees at LENSAR, who manage its business and operations.

Strategic Positions

Evofem

We invested $60.0 million in Evofem in the second quarter of 2019, representing approximately a 28% ownership interest in the company as of December 31, 2019. The transaction was structured in two tranches. The first tranche comprised $30.0 million, which was funded on April 11, 2019. We invested an additional $30.0 million in a second tranche on June 10, 2019, alongside two existing Evofem shareholders, who each invested an additional $10.0 million. These investments were expected to provide funding for Evofem's pre-commercial activities for Amphora®, its investigational, non-hormonal, on-demand prescription contraceptive gel for women. We believe this investment provided us the ability to take a significant position in a promising company at a critical stage of development where we could provide meaningful contributions through our capital and expertise.

Evofem is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem is leveraging its proprietary Multipurpose Vaginal pH Regulator (MVP-R™) platform to develop Amphora (L-lactic acid, citric acid and potassium bitartrate) for hormone-free birth control. In 2015, Evofem submitted a new New Drug Application (“NDA”) for prevention of pregnancy to the FDA. In April 2016, the FDA issued a Complete Response Letter (“CRL”) with respect to the Amphora NDA, citing certain clinical deficiencies.

In the fourth quarter of 2019, Evofem resubmitted the Amphora NDA, which included results from a subsequent Phase 3 trial. In December 2019, the FDA acknowledged receipt of the NDA and assigned a six-month review period and a Prescription Drug User Fee Act (“PDUFA”) goal date of May 25, 2020.

Amphora is also being studied for the prevention of chlamydia and gonorrhea. In December 2019, Evofem announced positive top-line results from AMPREVENCE, a Phase 2b clinical trial evaluating the efficacy and safety of Amphora for the prevention of urogenital chlamydia and gonorrhea in women. Further analysis is ongoing and final results are subject to change based on a comprehensive review by the company and the FDA.

Income Generating Assets

We have pursued income generating assets when such assets can be acquired on terms that we believe allow us to increase return to our stockholders. The income generating assets included in continuing operations consist of (i) notes and other long-term receivables, (ii) equity investments and (iii) royalties from the Queen et. al patents. While we currently maintain a portfolio of income generating assets, our intention is to no longer pursue these transactions while we focus on our monetization strategy.

Investment	Investment Type	Segment	Deployed Capital [2] (in millions)

CareView Communications, Inc. (“CareView”)	Debt	Income Generating Assets	$20.0
Wellstat Diagnostics, LLC (“Wellstat Diagnostics”) [1]	Royalty/debt hybrid	Income Generating Assets	$44.0
_______________

1.	Also known as Defined Diagnostic, LLC. The Wellstat Diagnostics investment also includes our note receivable with Hyperion Catalysis International, Inc. (“Hyperion”).

2.	Excludes transaction costs.

Notes and Other Long-Term Receivables

We have entered into credit agreements with borrowers across the healthcare industry, under which we made available cash loans to be used by the borrower. Obligations under these credit agreements are typically secured by a pledge of substantially all the assets of the borrower and any of its subsidiaries. As of December 31, 2019, we had two notes receivable transactions outstanding, CareView and Wellstat Diagnostics, which are summarized below:

CareView

Technology

CareView is a provider of products and on-demand application services for the healthcare industry by specializing in bedside video monitoring, archiving and patient care documentation systems and patient entertainment services.

Deal Summary

In June 2015, we entered into a credit agreement with CareView, whereby we made available to CareView up to $40.0 million in loans comprised of two tranches of $20.0 million each, subject to CareView’s attainment of specified milestones and under which we have a security interest in substantially all of CareView’s assets. In October 2015, we and CareView entered into an amendment of the credit agreement to modify certain definitions related to the first and second tranche milestones and we funded the first tranche of $20.0 million, net of fees, based on CareView’s attainment of the first milestone, as amended. The second $20.0 million tranche was not funded due to CareView’s failure to meet the funding milestone and we have no further funding obligation at this time. The outstanding borrowing under the credit agreement initially bore interest at the rate of 13.5% per annum payable quarterly in arrears. Principal repayment was to commence on the ninth quarterly interest payment date and continue in equal installments until final maturity of the loan in October 2020.

In February 2018, we entered into a modification agreement with CareView (the “February 2018 Modification Agreement”) whereby we agreed, effective as of December 28, 2017, to modify the credit agreement before remedies could otherwise have become available to us under the credit agreement in relation to certain obligations of CareView that would potentially not be met, including the requirement to make principal payments. Under the February 2018 Modification Agreement, we agreed that (i) a lower liquidity covenant would be applicable and (ii) principal repayment would be delayed for a period of up to December 31, 2018. In exchange for agreeing to these modifications, among other things, the exercise price of our warrants to purchase 4.4 million shares of common stock of CareView was reduced and, subject to the occurrence of certain events, CareView agreed to grant us additional equity interests. In each of September 2018, December 2018, May 2019, September 2019 and December 2019, we entered into amendments to the February 2018 Modification Agreement with CareView whereby we agreed to deferrals of principal repayments and interest payments. In the May 2019 amendment we also increased the interest rate to 15.5% and removed the liquidity covenant under the credit agreement. In January 2020 we agreed to a further amendment of the February 2018 Modification Agreement that deferred principal repayment and interest payments until April 30, 2020, which was conditioned upon CareView raising additional financing from third parties.

Wellstat Diagnostics

Technology

Wellstat Diagnostics is a private company formerly dedicated to the development, manufacture, sale and distribution of small point of care diagnostic systems.

Deal Summary

In March 2012, we executed a $7.5 million two-year senior secured note receivable with the holders of the equity interests in Wellstat Diagnostics. In August 2012, we and Wellstat Diagnostics amended the note receivable, providing a senior secured note receivable of $10.0 million, bearing interest at 12% per annum, to replace the original $7.5 million note receivable. This $10.0 million note receivable was repaid on November 2, 2012, using the proceeds of the $40.0 million credit facility we entered into on the same date.

In November 2012, we entered into a $40.0 million credit agreement with Wellstat Diagnostics pursuant to which we were to accrue quarterly interest payments at the rate of 5% per annum. In January 2013, Wellstat Diagnostics defaulted on the credit agreement, and as a result both parties agreed to enter into a forbearance agreement whereby we agreed to provide additional funding. In August 2013, we entered into an amended and restated credit agreement with terms substantially the same as those of the original credit agreement. However, pursuant to the amended and restated credit agreement the principal amount was reset to approximately $44.1 million.

We, Wellstat Diagnostics, and Samuel J. Wohlstadter, Nadine H. Wohlstadter, Duck Farm, Inc., Hebron Valley Farms, Inc., HVF, Inc., Hyperion Catalysis EU Limited, Hyperion, NHW, LLC, Wellstat AVT Investment, LLC, Wellstat Biocatalysis, LLC, Wellstat Biologics Corporation, Wellstat Diagnostics, Wellstat Immunotherapeutics, LLC, Wellstat Management Company, LLC, Wellstat Ophthalmics Corporation, Wellstat Therapeutics Corporation, Wellstat Therapeutics EU Limited, Wellstat Vaccines, LLC and SJW Properties, Inc., the guarantors of Wellstat Diagnostics’ obligations to us (collectively, the “Wellstat Diagnostics Guarantors”) were involved in a series of legal actions. A further discussion of the Wellstat litigation is included in Note 26, Legal Proceedings, to the Consolidated Financial Statements included in Item 8.

The Wellstat Diagnostics investment also includes our note receivable with Hyperion. A further discussion is included in Note 8, Notes and Other Long-term Receivables.

Royalties from Queen et al. patents

We have been issued patents in the United States and elsewhere, covering the humanization of antibodies, which we refer to as our Queen et al. patents. Our Queen et al. patents, for which final patent expiry was in December 2014, covered, among other things, humanized antibodies, methods for humanizing antibodies, polynucleotide encoding in humanized antibodies and methods of producing humanized antibodies.

We previously entered into licensing agreements under our Queen et al. patents with numerous entities that are independently developing or have developed humanized antibodies. Under our licensing agreements, we are entitled to receive a flat-rate royalty based upon our licensees’ net sales of covered antibodies, although the royalties under these agreements have substantially ended.

Solanezumab is a Lilly-licensed humanized monoclonal antibody being tested in a study of older individuals who may be at risk of memory loss and cognitive decline due to Alzheimer’s disease. Lilly has characterized the study as an assessment of whether an anti-amyloid investigational drug in older individuals who do not yet show symptoms of Alzheimer's disease cognitive impairment or dementia can slow memory loss and cognitive decline. The study will also test whether solanezumab treatment can delay the progression of Alzheimer’s disease related brain injury on imaging and other biomarkers. If solanezumab is approved and commercialized pursuant to this clinical trial or another, we would be entitled to receive a royalty based on a "know-how" license for technology provided in the design of this antibody. The 2% royalty on net sales is payable for 12.5 years after the product's first commercial sale. The above described study is currently in Phase 3 testing with results expected in July of 2022.

For the years ended December 31, 2019, 2018 and 2017, royalties from Queen et al. patents accounted for less than 1%, 2%, and 11% of our total revenues, respectively.

Competition

The underlying products associated with our income generating assets compete with existing products and are vulnerable to new branded or generic entrants in the marketplace.

Governmental Regulation

The research and development, manufacturing and marketing of pharmaceutical and medical device products are subject to regulation by numerous governmental authorities in the United States and other countries. We and our borrowers and royalty-agreement counterparties, depending on specific activities performed, are subject to these regulations. In the United States, pharmaceuticals and medical devices are subject to regulation by both federal and various state authorities, including the FDA. The Federal Food, Drug and Cosmetic Act (“FFDCA”) governs the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of pharmaceutical and medical device products, and with respect to biologics, compliance with the Public Health Service Act is also required. There are also comparable laws and regulations that apply at the state level and in other countries as well. For both currently marketed and products in development, failure to comply with applicable regulatory requirements can, among other things, result in delays, the suspension of regulatory approvals, as well as possible civil and criminal sanctions.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board, or IRB, at each clinical site before each trial may be initiated;

•
performance of adequate and well-controlled human clinical trials in accordance with good clinical practice, or GCP, requirements to establish the safety and efficacy of the proposed drug product for each indication;

•	submission to the FDA of a new drug application, or NDA;

•	satisfactory completion of an FDA advisory committee review, if applicable;

•
satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practice (“cGMP”), requirements and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA.

Preclinical Studies

Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their www.clinicaltrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•
Phase 1: The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

•
Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•
Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Marketing Approval

Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to the FDA because the FDA has 60 days to make a “filing” decision.

In addition, under the Pediatric Research Equity Act of 2003, or PREA, as amended and reauthorized, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP requirements. After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval. Moreover, after approval of an NDA, a company may decide to launch an “authorized generic” version of the drug, which is an approved brand name drug that is marketed without the brand name on its label. Other than the fact that it does not have the brand name on its label, it is the exact same drug product as the branded product. While a separate NDA is not required for marketing an authorized generic, the FDA requires that the NDA holder notify the FDA if it markets an authorized generic. The NDA holder may market both the authorized generic and the brand-name product at the same time.

Special FDA Expedited Review and Approval Programs

The FDA has various programs, including, but not limited to, fast track designation, accelerated approval, priority review, and breakthrough therapy designation, which are intended to expedite or simplify the process for the development and FDA review of drugs that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. The FDA may review sections of the NDA for a fast track product on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA. The FDA may give a priority review designation to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Under the new PDUFA agreement, these six and ten-month review periods are measured from the “filing” date rather than the receipt date for NDAs for new molecular entities, which typically adds 60 days to the timeline for review and decision from the date of submission. Most products that are eligible for fast track designation are also likely to be considered appropriate to receive a priority review.

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug may be subject to accelerated withdrawal procedures.

Moreover, under the provisions of the Food and Drug Administration Safety and Innovation Act, or FDASIA, passed in July 2012, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Regulation

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a Risk Evaluation and Mitigation Strategies (“REMS”) program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Medical Devices Regulation in the United States

Under the FFDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Class II devices are subject to the FDA’s general controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification procedure, unless exempt. A Class III product is a product which has a new intended use or uses advanced technology that is not substantially equivalent to that of a legally marketed device. The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and effectiveness. Our current medical device products are classified as Class II medical devices.

When a 510(k) is required, the manufacturer must submit to the FDA a premarket notification submission demonstrating that the device is “substantially equivalent” to either: a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, and for which the FDA has not yet called for the submission of pre-market approval applications (“PMAs”), or is a device that has been reclassified from Class III to either Class II or I.

If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant clearance to commercially market the device in the U.S. The FDA’s 510(k) clearance process usually takes from three to twelve months from the date the application is submitted and filed with the FDA, but may take significantly longer and clearance is never assured. Although many 510(k) pre-market notifications are cleared without clinical data, in some cases, the FDA requires significant clinical data to support substantial equivalence. In reviewing a pre-market notification, the FDA may request additional information, including clinical data, which may significantly prolong the review process. If the FDA determines that the device, or its intended use, is not “substantially equivalent,” the FDA may deny the request for clearance. After a device receives 510(k) clearance, any subsequent modification of the device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA may review any such decision and may disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA may require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained. We have modified aspects of some of our devices since receiving regulatory clearance and we have made the determination that new 510(k) clearances or pre-market approvals were not required.

In addition, over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FFDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible.

Although unlikely for the types of medical devices marketed by us, the FDA may classify the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill more rigorous PMA requirements. A PMA application, which is intended to demonstrate that a device is safe and effective, must be supported by extensive data, including extensive technical and manufacturing data and data from preclinical studies and human clinical trials. After a PMA application is submitted and filed, the FDA begins an in-depth review of the submitted information, which typically takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also, during the review period, an advisory panel of experts from outside the FDA will usually be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the QSR, which impose elaborate design development, testing, control, documentation and other quality assurance procedures in the design and manufacturing process. The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported approval. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including the loss or withdrawal of the approval. New PMA applications or PMA supplements are required for significant modifications to the manufacturing process, labeling of the product and design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as an original PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA, and may not require as extensive clinical data or the convening of an advisory panel.

A clinical trial is typically required to support a PMA application and is sometimes required for a 510(k) pre-market notification. Clinical trials generally require submission of an application for an Investigational Device Exemption, or IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the investigational protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements. Clinical trials for a significant risk device may begin once the IDE application is approved by the FDA as well as the appropriate institutional review boards at the clinical trial sites, and the informed consent of the patients participating in the clinical trial is obtained. After a trial begins, the FDA may place it on hold or terminate it if, among other reasons, it concludes that the clinical subjects are exposed to an unacceptable health risk. Any trials we conduct must be conducted in accordance with FDA regulations as well as other federal regulations and state laws concerning human subject protection and privacy.

In addition, after a device is placed on the market, numerous FDA and other regulatory requirements continue to apply. These include establishment registration and device listing with the FDA; compliance with medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and compliance with corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health. The FDA and the Federal Trade Commission also regulate the advertising and promotion of our products to ensure that the claims we make are consistent with our regulatory clearances, that there is scientific data to substantiate the claims and that our advertising is neither false nor misleading. In general, we may not promote or advertise our products for uses not within the scope of our intended use statement in our clearances or make unsupported safety and effectiveness claims. Many regulatory jurisdictions outside of the United States have similar regulations to which we are subject.

Foreign Regulation of Drugs and Medical Devices

In order for us to market our products in countries outside the United States, we must obtain regulatory approvals and comply with extensive product and quality system regulations in other countries. These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country. Some countries have regulatory review processes which are substantially longer than U.S. processes. Failure to obtain regulatory authorizations or approvals in a timely manner and to meet all local requirements including language and specific safety standards in any foreign country in which we plan to market our products could prevent us from marketing products in such countries or subject us to sanctions and fines.

Commercialization of medical devices in Europe is regulated by the EU. The EU presently requires that all medical products bear the Conformité Européenne (“CE”) mark, for compliance with the Medical Device Directive (93/42/EEC) as amended. The CE mark is an international symbol of adherence to certain essential principles of safety and performance mandated in applicable European medical device directives, which once affixed, enables a product to be sold in member countries of the EU and those affiliated countries which accept the CE mark. The CE mark is also recognized in many countries outside of the EU, such as Australia, and can assist in the clearance process. In order to affix the CE mark on products, a recognized European Notified Body must certify a manufacturer’s quality system and design dossier for compliance with international and European requirements. To maintain authorization to apply the CE mark, we are subject to annual surveillance audits and periodic re-certification audits. In September 2013, the European Commission adopted a recommendation indicating that all Notified Bodies, including Presafe, an accredited certification body, should carry out unannounced audits, at least once every third year, of the manufacturers whose medical devices they have certified. These unannounced audits can also extend to the manufacturer’s critical suppliers or sub-contractors (those that supply a critical input or perform a critical function for the manufacturer).

Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws
We are also subject to federal and state healthcare laws and regulations pertaining to fraud and abuse, physician payment transparency, privacy, and security laws and regulations. These laws include, without limitation: foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers. The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options and the compensation derived through ownership interests.

Recognizing that the federal Anti-Kickback Statute is broad and may prohibit many innocuous or beneficial arrangements within the healthcare industry, the Department of Health and Human Services issued regulations in July 1991, which the Department has referred to as “safe harbors.” These safe harbor regulations set forth certain provisions which, if met in form and substance, will assure pharmaceutical, biotechnology and medical device manufacturers, healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. Additional safe harbor provisions providing similar protections have been published intermittently since 1991. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below).

Violations of the federal Anti-Kickback Statute may result in civil monetary penalties, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines and imprisonment. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Liability under the federal Anti-Kickback Statute may also arise because of the intentions or actions of the parties with whom we do business. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. The majority of states also have anti-kickback laws which establish similar prohibitions and, in some cases may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.
The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act.
In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for federal civil False Claim Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from the federally funded healthcare program. On May 20, 2009, the Fraud Enforcement Recovery Act of 2009, or FERA, was enacted, which modifies and clarifies certain provisions of the federal civil False Claims Act. In part, the FERA amends the federal civil False Claims Act such that penalties may now apply to any person, including an organization that does not contract directly with the government, who knowingly makes, uses or causes to be made or used, a false record or statement material to a false or fraudulent claim paid in part by the federal government. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal

False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.
The federal Civil Monetary Penalty Act of 1981 imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors; knowingly and willfully embezzling or stealing from a healthcare benefit program; willfully obstructing a criminal investigation of a healthcare offense; and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to EU Directives concerning misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.
Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. The federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or Children’s Health Insurance Program for payments and other transfers of value provided by them, directly or indirectly, to physicians (including physician family members) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interest may result in civil monetary penalties. Manufacturers must submit reports by the 90th day of each calendar year. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities.

Coverage and reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products or the products for which we receive royalty revenue unless coverage is provided, and reimbursement is adequate to cover a significant portion of the cost. Sales of any products therefore depend, in part, on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations.

The process for determining whether a third-party payor will provide coverage for a pharmaceutical or device product typically is separate from the process for setting the price of such product or for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. A decision by a third-party payor not to cover our products could reduce physician utilization of our products and have a material adverse effect on our sales, results of operations and financial condition. Moreover, a third-party payor’s decision to provide coverage for a pharmaceutical or device product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Additionally, coverage and reimbursement for products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular medical product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate.

For our medical device business, the reimbursement to the facility from third-party payors is intended to cover the overall cost of treatment, including the cost of our devices used during the procedure as well as the overhead cost associated with the facility where the procedure is performed. We do not directly bill any third-party payors; instead, we receive payment from the hospital or other facility that uses our devices. Failure by physicians, hospitals, and other users of our devices to obtain sufficient coverage and reimbursement from healthcare payors for procedures in which our devices are used, or adverse changes in government and private third-party payors’ policies could have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

In addition, there are periodic changes to reimbursement. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to physicians, hospitals and other facilities for procedures during which our devices are used. Because the cost of our devices generally is recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates could directly impact the demand for our devices. An example of such payment updates is the Medicare program’s updates to hospital and physician payments, which are done on an annual basis using a prescribed statutory formula. In the past, with respect to reimbursement for physician services under the Medicare Physician Fee Schedule, when the application of the formula resulted in lower payment, Congress has passed interim legislation to prevent the reductions.

The containment of healthcare costs is a priority of federal, state and foreign governments, and the prices of pharmaceutical or device products have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost-effectiveness of pharmaceutical products, medical devices and medical services, in addition to questioning safety and efficacy. If these third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting, and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

The implementation of the Affordable Care Act, (the “ACA”), in the United States, for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA imposed, among other things, a 2.3% federal excise tax, with limited exceptions, on any entity that manufactures or imports Class I, II and III medical devices offered for sale in the United States that began on January 1, 2013. Through a series of legislative amendments, the tax was suspended for 2016 through 2019. The device excise tax was repealed on December 20, 2019. The ACA also provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Additionally, the ACA has expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. We do not yet know the full impact that the ACA will have on our business.

There have been judicial and Congressional challenges to certain aspects of the ACA, and we expect additional challenges and amendments in the future. Moreover, the Trump Administration and the U.S. Congress may take further action regarding the ACA, including, but not limited to, repeal or replacement.

Moreover, other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2025 unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

In addition, changes in existing regulations could have a material adverse effect on us or our licensees, borrowers or royalty-agreement counterparties. For a discussion of the risks associated with government regulations, see Item 1A, “Risk Factors.”

Manufacturing

Our manufacturing processes are required to comply with the FDA’s cGMP requirements, which for medical devices, are contained in its QSR and associated regulations and guidance. The QSR covers, among other things, the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation, and servicing of all medical devices intended for human use. The QSR also requires maintenance of extensive records which demonstrate compliance with FDA regulation, the manufacturer’s own procedures, specifications, and testing as well as distribution and post-market experience. Compliance with the QSR is necessary to receive FDA clearance or approval to market new products and is necessary for a manufacturer to be able to continue to market cleared or approved product offerings in the United States. A company’s facilities, records, and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA, which may issue reports known as Forms FDA 483 or Notices of Inspectional Observations which list instances where the FDA inspector believes the manufacturer has failed to comply with applicable regulations and/or procedures. If the observations are sufficiently serious or the manufacturer fails to respond appropriately, the FDA may issue Warning Letters, or Untitled Letters, which are notices of potential enforcement actions against the manufacturer. If a Warning Letter or Untitled Letter is not addressed to the satisfaction of the FDA, or if the FDA becomes aware of any other serious issue with a manufacturer’s products or facilities, it could result in fines, injunctions, civil penalties, delays, suspension or withdrawal of clearances, seizures or recalls of products, operating restrictions, total shutdown of production facilities, prohibition on export or import and criminal prosecution. Such actions may have further indirect consequences for the manufacturer outside of the United States, and may adversely affect the reputation of the manufacturer and the product. In the United States, routine FDA inspections usually occur every two years, and may occur more often for cause.

To a greater or lesser extent, most other countries require some form of quality system and regulatory compliance, which may include periodic inspections, inspections by third-party auditors, and specialized documentation. Failure to meet all the requirements of these countries could jeopardize our ability to import, market, support, and receive reimbursement for the use of our products in these countries. In addition to the above, we may seek to conduct clinical studies or trials in the United States or other countries on products that have not yet been cleared or approved for a particular indication. Products manufactured outside the United States by or for us are subject to U.S. Customs and FDA inspection upon entry into the United States. We must demonstrate compliance of such products to U.S. regulations and carefully document the eventual distribution or re-exportation of such products. Failure to comply with all applicable regulations could prevent us from having access to products or components critical to the manufacture of finished products and lead to shortages and delays.

Employees

As of December 31, 2019, we had 20 full-time employees managing our intellectual property, acquisitions, operations and other corporate activities, including providing management oversight, accounting, legal and tax support and administrative assistance to our subsidiaries, as well as performing certain essential functions of a public company. In addition, we had 89 full-time employees at our subsidiaries, Noden and LENSAR, who manage the subsidiaries’ businesses and operations. Geographically, 96 employees were based in the United States and 13 employees were located internationally. None of our employees are covered by a collective bargaining agreement, and we consider our relationship with our employees to be good.

About PDL

We were incorporated under the laws of the state of Delaware in 1986 under the name Protein Design Labs, Inc. In 2006, we changed our name to PDL BioPharma, Inc. Our business previously included a biotechnology operation that was focused on the discovery and development of novel antibodies. We spun-off the operation to our stockholders as Facet Biotech Corporation (“Facet”) in December 2008. Our principal executive offices are located at 932 Southwood Boulevard, Incline Village, Nevada, 89451, (775) 832-8500, and our website address is www.pdl.com. The information in or accessible through our website is not incorporated into, and is not considered part of, this filing.

Available Information

We file electronically with the SEC our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

We make available free of charge on or through our website at www.pdl.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements, as well as amendments to these reports and statements, as soon as practicable after we have electronically filed such material with, or furnished them to, the SEC. You may also obtain copies of these filings free of charge by calling us at (775) 832-8500. Also, our Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Litigation Committee Charter, Corporate Governance Guidelines and Code of Business Conduct, as well as amendments thereto, are also available free of charge on our website or by calling the number listed above. The information in or accessible through the SEC and our website is not incorporated into, and is not considered part of, this filing.

PART II

ITEM 6.           SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information has been derived from our Consolidated Financial Statements. The selected historical statements of operations data for the fiscal years ended December 31, 2019, 2018 and 2017 and balance sheet data as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this Form 8-K. The selected historical statements of operations data for the fiscal years ended December 31, 2016 and 2015 and balance sheet data as of December 31, 2017, 2016 and 2015, as recast for discontinued operations, are unaudited and have been derived from our accounting records. The information below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements, related notes, and other financial information included therein.

Consolidated Statements of Operations Data

	For the Years Ended December 31,
(in thousands, except per share data)	2019	2018	2017	2016	2015
Revenues:
Product revenue, net	$30,742	$24,652	$15,091	$—	$—
Royalty rights - change in fair value	—	(30)	2,598	16,413	4,078
Royalties from Queen et al. patents	9	4,536	36,415	166,158	485,156
Interest revenue	—	2,337	17,744	30,404	36,202
License and other	(45)	533	19,451	(126)	723
Total revenues	30,706	32,028	91,299	212,849	526,159
Operating expenses:
Cost of product revenue (excluding intangible asset amortization)	17,276	13,555	12,204	—	—
Amortization of intangible assets	1,290	1,294	632	—	—
General and administrative expenses	38,539	33,700	35,373	37,660	35,920
Sales and marketing	6,806	6,341	3,663	—	—
Research and development	7,350	2,759	1,418	—	—
Asset impairment loss	10,768	8,200	—	—	—
Loss on extinguishment of notes receivable	—	—	—	51,075	3,979
Change in fair value of anniversary payment and contingent consideration	—	369	—	—	—
Total operating expenses	82,029	66,218	53,290	88,735	39,899
Operating (loss) income	(51,323)	(34,190)	38,009	124,114	486,260
Non-operating income (expense), net:
Equity affiliate - change in fair value	36,402	—	—	—	—
Gain on bargain purchase	—	—	9,309	—	—
Other non-operating expense, net	(10,328)	(5,328)	(18,562)	(20,032)	(20,241)
Non-operating income (expense), net	26,074	(5,328)	(9,253)	(20,032)	(20,241)
(Loss) income before income taxes	(25,249)	(39,518)	28,756	104,082	466,019
Income tax (benefit) expense	(1,021)	(6,753)	15,404	38,725	174,926
Net (loss) income from continuing operations	(24,228)	(32,765)	13,352	65,357	291,093
(Loss) income from discontinued operations before income taxes	(48,491)	(16,405)	155,770	5,288	64,118
Income tax (benefit) expense of discontinued operations	(2,028)	19,689	58,421	6,986	22,416
(Loss) income from discontinued operations	(46,463)	(36,094)	97,349	(1,698)	41,702
Net (loss) income	(70,691)	(68,859)	110,701	63,659	332,795
Less: Net (loss) income attributable to noncontrolling interests	(280)	—	(47)	53	—

	For the Years Ended December 31,
(in thousands, except per share data)	2019	2018	2017	2016	2015
Net (loss) income attributable to PDL’s stockholders	$(70,411)	$(68,859)	$110,748	$63,606	$332,795

Net (loss) income per basic share:
Net (loss) income from continuing operations	$(0.20)	$(0.22)	$0.09	$0.40	$1.78
Net (loss) income from discontinued operations	$(0.39)	$(0.25)	$0.62	$(0.01)	$0.26
Net (loss) income attributable to PDL’s shareholders per basic share	$(0.59)	$(0.47)	$0.71	$0.39	$2.04
Net (loss) income per diluted share:
Net (loss) income from continuing operations	$(0.20)	$(0.22)	$0.09	$0.40	$1.78
Net (loss) income from discontinued operations	$(0.39)	$(0.25)	$0.62	$(0.01)	$0.25
Net (loss) income attributable to PDL’s shareholders per diluted share	$(0.59)	$(0.47)	$0.71	$0.39	$2.03

Cash dividends declared and paid	$—	$—	$—	$0.10	$0.60

Consolidated Balance Sheet Data

	December 31,
(in thousands)	2019	2018	2017	2016	2015
Cash, cash equivalents, short-term investments and restricted investments	$168,982	$365,680	$492,362	$224,846	$220,352
Current assets held for sale	$70,366	$65,143	$73,086	$55,753	$—
Long-term assets held for sale	$281,087	$420,046	$558,640	$522,151	$346,621
Total assets	$717,206	$965,508	$1,246,107	$1,215,387	$1,012,205
Current liabilities held for sale	$31,095	$40,700	$51,540	$117,395	$—
Long-term liabilities held for sale	$120	$—	$42,000	$42,650	$—
Total liabilities	$123,928	$235,729	$400,217	$459,964	$316,253
Retained earnings	$670,832	$828,547	$945,614	$857,116	$810,036
Total stockholders’ equity	$593,278	$729,779	$845,890	$755,423	$695,952

ITEM 7.           MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and the Consolidated Financial Statements and related Notes included elsewhere in this Form 8-K.

Overview

Throughout our history, our mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, we changed our name to PDL BioPharma, Inc.

In September 2019, we engaged financial and legal advisors and initiated a review of our strategy. This review was completed in December 2019. At such time, we disclosed that we planned to halt the execution of our growth strategy, cease making additional strategic transactions and investments and pursue a formal process to unlock the value of our portfolio by monetizing our assets and ultimately distributing net proceeds to stockholders. Over the subsequent months, our Board and management analyzed, together with our outside financial and legal advisors, how to best capture value pursuant to our monetization strategy and best return the significant intrinsic value of the high-quality assets in our portfolio to the stockholders. In February of 2020, our Board approved a plan of complete liquidation of our assets and passed a resolution to seek stockholder approval to dissolve the Company under Delaware law at its next annual meeting of the stockholders. In the event that the Board concludes that the whole Company sale process is unlikely to maximize the value that can be returned to the stockholders from our monetization process, we would, if approved by the stockholders, file a Certificate of Dissolution in Delaware and proceed to wind-down and dissolve the Company in accordance with Delaware law. Pursuant to our monetization strategy, we are exploring a variety of potential transactions, including a whole company sale, divestiture of assets, spin-offs of operating entities, merger opportunities or a combination thereof. In addition, we have analyzed, and continue to analyze, the optimal mechanisms for returning value to stockholders in a tax-efficient manner, including via share repurchases, cash dividends and other distributions of assets. We have not set a definitive timeline and intend to pursue monetization in a disciplined and cost-effective manner to maximize returns to stockholders. We recognize, however, that accelerating the timeline, while continuing to optimize asset value, could increase returns to stockholders due to reduced general and administrative expenses as well as provide faster returns to stockholders. While, as noted above, we cannot provide a definitive timeline for the monetization and wind-down process, we are targeting the end of 2020 for completing the monetization of our key assets, at which time we may be in a position to file a certificate of dissolution under Delaware law.

Historically, we generated a substantial portion of our revenues through the license agreements related to patents covering the humanization of antibodies, which we refer to as the Queen et al. patents. In 2012, we began providing alternative sources of capital through royalty monetizations and debt facilities, and, in 2016, we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products, first with our acquisition of branded prescription pharmaceutical drugs from Novartis in 2016 and, in 2017, with the acquisition of LENSAR, a medical device ophthalmology equipment manufacturing company. In 2019, we entered into a securities purchase agreement with Evofem, pursuant to which we invested $60.0 million in a private placement of securities. Based on the nature of our investments, our operations were structured in four segments designated as Income Generating Assets, Pharmaceutical, Medical Devices and Strategic Positions.

As noted above, the information in this Form 8-K, including our segment information, relates only to our continuing operations. Therefore, the Pharmaceutical segment and the royalty right assets within the Income Generating Assets segment are not discussed herein as they meet the criteria to be classified as held for sale and are included as discontinued operations.

We are considering various strategic options with respect to the rest of our business. Because our remaining operating business, specifically LENSAR, and other investments, primarily our notes receivable included in our Income Generating Assets segment and Evofem, do not meet the criteria to be classified as held for sale or a discontinued operation, they continue to be included in our continuing operations. In the second quarter of 2020, we distributed our shares of common stock in Evofem to our stockholders but retained the warrants to acquire shares of Evofem common stock.

To date, we have consummated a number of transactions, of which the following are active and included in continuing operations:

Investment	Investment Type	Segment	Deployed Capital [2] (in millions)

LENSAR, Inc. (“LENSAR”)	Converted equity and loan	Medical Devices	$47.0
Evofem	Equity	Strategic Positions	$60.0
CareView communications, Inc. (“CareView”)	Debt	Income Generating Assets	$20.0
Wellstat Diagnostics, LLC (“Wellstat Diagnostics”) [1]	Royalty/debt hybrid	Income Generating Assets	$44.0
_______________

1.	Also known as Defined Diagnostic, LLC. The Wellstat Diagnostics investment also includes our note receivable with Hyperion Catalysis International, Inc. (“Hyperion”).

2.	Excludes transaction costs.

Our Medical Devices segment consists of revenue derived from the sale and lease of the LENSAR® Laser System, which may include equipment, PIDs, procedure licenses, training, installation, warranty and maintenance agreements. Our Strategic Positions segment consists of an investment in Evofem. Our Evofem investment includes shares of common stock and warrants to purchase additional shares of common stock. Evofem is a pre-commercial company and, as such, is not yet engaged in revenue-generating activities. Our Income Generating Assets segment consists of revenue derived from (i) notes and other long-term receivables, (ii) equity investments and (iii) royalties from issued patents in the United States and elsewhere covering the humanization of antibodies, which we refer to as the Queen et al. patents.

Prospectively, we do not expect to make any additional acquisitions as we pursue our monetization strategy. We do, however, expect to continue supporting the development of LENSAR’s next generation equipment by providing necessary funding.

Critical Accounting Policies and Significant Estimates

The preparation of financial statements and related disclosures in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and the discussion and analysis of our financial condition and operating results require our management to make judgments, assumptions and estimates that affect the amounts reported in its Consolidated Financial Statements and accompanying notes. Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements included in this Form 8-K describes the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

While our significant accounting policies are more fully described in the notes to our Consolidated Financial Statements appearing elsewhere in this Form 8-K, management believes that the following accounting policies related to assets and liabilities held for sale, discontinued operations, notes receivable and other long-term receivables, inventory, intangible assets, convertible notes, product revenue, royalty rights - at fair value, income taxes, and business combination are critical because they are both important to the portrayal of our financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

Assets Held for Sale

Assets and liabilities are classified as held for sale and presented separately on the balance sheet when all of the following criteria for a plan of sale have been met: (1) management, having the authority to approve the action, commits to a plan to sell the assets; (2) the assets are available for immediate sale, in their present condition, subject only to terms that are usual and customary for sales of such assets; (3) an active program to locate a buyer and other actions required to complete the plan to sell the assets have been initiated; (4) the sale of the assets is probable and is expected to be completed within one year; (5) the assets are being actively marketed for a price that is reasonable in relation to their current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or the plan will be withdrawn. The Pharmaceutical segment and certain royalty right assets within the Income Generating Assets segment are classified as held for sale. The royalty right assets held for sale are Assertio, Viscogliosi Brothers, University of Michigan, AcelRx, and Kybella. The assets and liabilities held for sale are recorded on the Company’s Consolidated Balance Sheets as Assets held for sale and Liabilities held for sale, respectively.

Discontinued Operations

Discontinued operations comprise those activities that were disposed of during the period or which were classified as held for sale at the end of the period, represent a separate major line of business or geographical area that can be clearly distinguished for operational and financial reporting purposes and represents a strategic shift that has or will have a major effect on the Company’s operations and financial results. The profits and losses of the investments classified as held for sale, the Pharmaceutical segment, and certain royalty assets noted above, are presented on the Consolidated Statements of Operations as discontinued operations. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

Notes Receivable and Other Long-Term Receivables

We account for our notes receivable at amortized cost, net of unamortized origination fees, if any, and adjusted for any impairment losses. Interest is accreted or accrued to “Interest revenue” using the effective interest method. When and if supplemental payments are received from certain of these notes and other long-term receivables, an adjustment to the estimated effective interest rate is affected prospectively.

We evaluate the collectability of both interest and principal for each note receivable or loan to determine whether it is impaired. A note receivable or loan is considered to be impaired when, based on current information and events, we determine it is probable that it will be unable to collect amounts due according to the existing contractual terms. When a note receivable or loan is considered to be impaired, the amount of loss is calculated by comparing the carrying value of the financial asset to the value determined by discounting the expected future cash flows at the loan’s effective interest rate or to the estimated fair value of the underlying collateral, less costs to sell, if the loan is collateralized and we expect repayment to be provided solely by the collateral. Impairment assessments require significant judgments and are based on significant assumptions related to the borrower’s credit risk, financial performance, expected sales, and estimated fair value of the collateral.

We record interest on an accrual basis and recognize it as earned in accordance with the contractual terms of the applicable credit agreement, to the extent that the underlying note receivable or loan is not impaired and such amounts are expected to be collected. When a note receivable or loan becomes past due, or if management otherwise does not expect that principal, interest, and other obligations due will be collected in full, we will generally place the note receivable or loan on an impaired status and cease recognizing interest income on that note receivable or loan until all principal and interest due has been paid or until such time that we believe the borrower has demonstrated the ability to repay its current and future contractual obligations. Any uncollected interest related to prior periods is reversed from income in the period that collection of the interest receivable is determined to be doubtful. However, we may make exceptions to this policy if the investment has sufficient collateral value and is in the process of collection.

As of December 31, 2019, we had three notes receivable investments which we determined to be impaired with an aggregate carrying value and fair value of approximately $52.1 million and $57.3 million, respectively, compared to three note receivable investments which we determined to be impaired as of December 31, 2018 with an aggregate carrying value and fair value of approximately $62.8 million and $70.0 million, respectively. We did not recognize any losses on extinguishment of notes receivable during the years ended December 31, 2019 and 2018. During the year ended December 31, 2017, we recognized a loss on extinguishment of notes of $51.1 million. During the years ended December 31, 2019 and 2018, we recorded impairment losses of $10.8 million and $8.2 million, respectively, related to the CareView note receivable. There were no impairment losses on notes receivable for the year ended December 31, 2017. For the year ended December 31, 2019, we did not recognize any interest income for note receivable investments as all such note receivable investments were on an impaired status and no cash interest payments were received. For the years ended December 31, 2018 and 2017, we recognized $2.3 million and $3.1 million, respectively, of interest revenue for the CareView note receivable investment as result of cash interest payments made during the respective fiscal years.

Inventory

Inventory, which consists of raw materials, work-in-process and finished goods, is stated at the lower of cost or net realizable value. We determine cost using the first-in, first-out method. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of its expected net realizable value or are in excess of expected requirements. We analyze current and future product demand relative to the remaining product shelf life to identify potential excess inventory. We build demand forecasts by considering factors such as, but not limited to, overall market potential, market share, market acceptance and patient usage. The Company classifies inventory as current on the Consolidated Balance Sheets when the Company expects inventory to be consumed for commercial use within the next twelve months.

Intangible Assets

Intangible assets with finite useful lives consist primarily of acquired product rights and acquired technology and are amortized on a straight-line basis over their estimated useful lives (five to 20 years). The estimated useful lives associated with finite-lived intangible assets are consistent with the estimated lives of the associated products and may be modified when circumstances warrant. Such assets are reviewed for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. The amount of any impairment loss is measured as the difference between the carrying amount and the fair value of the impaired asset.

Convertible Notes

We perform an assessment of all embedded features of a debt instrument to determine if (i) such features should be bifurcated and separately accounted for, and (ii) if bifurcation requirements are met, whether such features should be classified and accounted for as equity or debt instruments. If the embedded feature meets the requirements to be bifurcated and accounted for as a liability, the fair value of the embedded feature is measured initially, included as a liability on the Consolidated Balance Sheets, and re-measured to fair value at each reporting period. Any changes in fair value are recorded in the Consolidated Statement of Operations. We monitor, on an ongoing basis, whether events or circumstances could give rise to a change in our classification of embedded features.

We issued the December 2021 Notes with an option to settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. In accordance with accounting guidance for convertible debt instruments that may be settled in cash or other assets on conversion, we separated the principal balance between the fair value of the liability component and the common stock conversion feature using a market interest rate for a similar nonconvertible instrument at the date of issuance.

The fair value of the liability component of the December 2021 Notes was estimated at $109.1 million at issuance. Therefore, the difference between the face value of the December 2021 Notes at issuance and the estimated fair value of the liability component was being amortized to interest expense over the term of the December 2021 Notes using the effective interest method.

On September 17, 2019, we exchanged $86.1 million aggregate principal of December 2021 Notes for an identical aggregate original principal amount of December 2024 Notes, plus a cash payment of $70.00 for each $1,000 principal amount exchanged (the “September Exchange Transaction”). We pay interest at 2.75% on the December 2024 Notes semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2019. The original principal of the December 2024 Notes will accrete at a rate of 2.375% per year (“Accretion Interest”) commencing September 17, 2019 through the maturity of the December 2024 Notes. The accreted principal amount of the December 2024 Notes is payable in cash upon maturity. We issued the December 2024 Notes with an option to settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. In accordance with accounting guidance for convertible debt instruments that may be settled in cash or other assets on conversion, we separated the principal balance between the fair value of the liability component and the common stock conversion feature using a market interest rate for a similar nonconvertible instrument at the date of issuance.

The September Exchange Transaction qualified as a debt extinguishment and we recognized a loss on exchange of the convertible notes of $3.9 million, which is included in Non-operating income (expense), net in the Consolidated Statement of Operations for the year ended December 31, 2019.

In accordance with the accounting guidance for an extinguishment of convertible debt instruments with a cash conversion feature, we were required to allocate the fair value of the consideration transferred between the liability component and the equity component. To calculate the fair value of the debt immediately prior to derecognition, the carrying value was recalculated in a manner that reflected the estimated market interest rate for a similar nonconvertible instrument at the date of issuance. Using an assumed borrowing rate of 7.05%, we calculated the fair value of the debt representing the amount allocated to the liability component of the December 2024 Notes with the remainder of the consideration allocated to the equity conversion feature, to reflect the reacquisition of the embedded conversion option. The conversion feature together with the fees allocated to the debt are accounted for as a debt discount. As a result of the September Exchange Transaction, we recorded a total debt discount of $9.4 million, which included the common stock conversion feature of $8.1 million and the debt issuance fees of $1.3 million, charged $5.5 million to Additional paid-in capital ($13.5 million charge to Additional paid-in capital representing the reduction to the 2021 equity component, partially offset by the $8.1 million allocated to equity for the 2024 notes) and recorded $1.2 million to deferred tax liability. The net amount charged to Additional paid-in capital represents the difference between the consideration paid for the September Exchange Transaction and the fair value of the convertible debt prior to the extinguishment.

In connection with the September Exchange Transaction, we entered into a capped call transaction with a counterparty on similar terms and conditions as the capped call transaction entered into between the two parties when the December 2021 Notes were issued. The aggregate cost of the capped call transaction was $4.5 million. We evaluated the capped call transaction under authoritative accounting guidance and determined that it should be accounted for as a separate transaction and classified as a net reduction to Additional paid-in capital within stockholders’ equity with no recurring fair value measurement recorded. Also with the September Exchange Transaction, we and the counterparty unwound a portion of the capped call entered into when the December 2021 Notes were issued as they were no longer scheduled to mature in 2021. The $0.9 million proceeds from the unwind of the capped call, which reflected the value of the options outstanding at the time of the September Exchange Transaction and the average share price of our common stock, were included as an increase to Additional paid-in capital within stockholders’ equity.

On December 12, 2019, we initiated the repurchase of $119.3 million in aggregate principal amount of our December 2021 and December 2024 convertible notes for $97.9 million in cash and 13.4 million shares of our common stock in privately negotiated transactions (the “December Exchange Transaction”). The closing of the December Exchange Transaction occurred on December 17, 2019. We determined that the repurchase of the principal amount should be accounted for as a partial extinguishment of the December 2021 Notes and December 2024 Notes and a loss on extinguishment of $4.5 million was recorded at closing of the transaction. The loss on extinguishment included the de-recognition of a proportional share of the deferred issuance costs of $1.5 million. In connection with the December Exchange Transaction, we unwound a corresponding portion of the capped call related to the convertible notes and repurchased 3.2 million shares of our common stock from the capped call counterparty. We paid the capped call counterparty $4.3 million representing $11.0 million for the common stock repurchased, net of $6.7 million owed to us for unwinding the capped call, which reflected the value of the options outstanding at the time of the December Exchange Transaction. The common stock repurchased was reflected as a decrease to Retained earnings within stockholders’ equity. The proceeds from the capped call were included as an increase to Additional paid-in capital within stockholders’ equity. In furtherance of our monetization strategy, we expect to continue to repurchase or satisfy obligations relating to our convertible notes.

The estimated fair value of the liability components at the date of issuance for the December 2021 Notes and December 2024 Notes were determined using valuation models and are complex and subject to judgment. Significant assumptions within the valuation models included an implied credit spread, the expected volatility and dividend yield of our common stock and the risk-free interest rate for notes with a similar term.

Product Revenue

General

In accordance with ASC 606, revenue is recognized from the sale of products and services when a customer obtains control of such promised products and services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these products and services. A five-step model is utilized to achieve the core principle and includes the following steps: (1) identify the customer contract; (2) identify the contract’s performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when the performance obligations are satisfied.

The following is a description of principal activities - separated by reportable segments - from which we generate our revenue.

Medical Devices

We principally generate revenue in our Medical Devices segment from the sale and lease of the LENSAR® Laser System, which may include equipment, PIDs, procedure licenses, and training, installation, warranty and maintenance agreements.

For bundled packages, we account for individual products and services separately if they are distinct - i.e. if a product or service is separately identifiable from other promises in the bundled package and if the customer can benefit from it on its own or with other resources that are readily available to the customer. The LENSAR® Laser system, training and installation services are one performance obligation. All other elements are separate performance obligations. PIDs, procedure licenses, warranty and maintenance services are also sold on a stand-alone basis.

As we both sell and lease the LENSAR® Laser System, the consideration (including any discounts) is first allocated between lease and non-lease components and then allocated between the separate products and services based on their stand-alone selling prices. The stand-alone selling prices for the PIDs and procedure licenses are determined based on the prices at which we separately sell the PIDs and procedure licenses. The LENSAR® Laser System and warranty stand-alone selling prices are determined using the expected cost plus a margin approach.

For LENSAR® Laser System sales, we recognize revenue in product revenue when a customer takes possession of the system. This usually occurs after the customer signs a contract, LENSAR installs the system, and LENSAR performs the requisite training for use of the system. For LENSAR® Laser System leases, we recognized revenue in Product revenue over the length of the lease in accordance with ASC Topic 840, Leases through December 31, 2018 and recognizes Product revenue in accordance with ASC Topic 842, Leases, after January 1, 2019.

The LENSAR® Laser System requires both a consumable, a PID, and a procedure license to perform each procedure. We recognize revenue for PIDs in product revenue when the customer takes possession of the PID. PIDs are sold by the case. We recognize revenue for procedure licenses in product revenue when a customer purchases a procedure license from the web portal. Typically, consideration for PIDs and procedure licenses is considered fixed consideration except for certain customer agreements that provide for tiered volume discount pricing which is considered variable consideration.

We offer an extended warranty that provides additional services beyond the standard warranty. We recognize revenue from the sale of extended warranties in product revenue over the warranty period. Customers have the option of renewing the warranty period, which is considered a new and separate contract.

Income Generating Assets

Royalty Rights - At Fair Value

We account for our investments in royalty rights at fair value with changes in fair value presented in earnings. The fair value of the investments in royalty rights is determined by using a discounted cash flow analysis related to the expected future cash flows to be received. For each arrangement, we are entitled to royalty payments based on revenue generated by the net sales of the product.

These assets are classified as Level 3 assets within the fair value hierarchy, as our valuation estimates utilize significant unobservable inputs, including estimates. Critical estimates may include probability and timing of future sales of the related products, product demand and market growth assumptions, inventory target levels, product approval and pricing assumptions. Factors that could cause a change in estimates of future cash flows include a change in estimated market size, market share of the products on which we receive royalties, a change in pricing strategy or reimbursement coverage, a delay in obtaining regulatory approval, changes to forecast volume and pricing as a result of generic competition, a change in dosage of the product, and a change in the number of treatments.

The changes in the estimated fair value from investments in royalty rights along with cash receipts in each reporting period are presented together on our Consolidated Statements of Operations as a component of revenue under the caption, “Royalty rights - change in fair value.”

Realized gains and losses on Royalty Rights are recognized as they are earned and when collection is reasonably assured. Royalty Rights revenue is recognized over the respective contractual arrangement period. Transaction-related fees and costs are expensed as incurred.

In the second quarter of 2019, due to the slower than expected adoption of Zalviso (the AcelRx Royalty Agreement product) since its initial launch relative to our estimates and the increased variance noted between our forecast model and actual results in the three months ended June 30, 2019, we utilized a third-party expert to reassess the market and expectations for the product. Based on this analysis and the impact to the projected sales-based royalties and milestones, we wrote down the fair value of the royalty asset by $60.0 million.

In the fourth quarter of 2019, management re-evaluated, with assistance of a third-party expert, the market share data, the gross-to-net revenue adjustment assumptions, expected ex-U.S. launch dates and demand data for our Assertio royalty asset and wrote down the fair value of the asset by $46.3 million.

Income Taxes

The provision for income taxes is determined using the asset and liability approach. Tax laws require items to be included in tax filings at different times than the items are reflected in the financial statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes are adjusted for enacted changes in tax rates and tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We adjust the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. Any interest and penalties on uncertain tax positions are included within the tax provision.

The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate (from a top rate of 35% to a flat rate of 21%), implementing elements of a territorial tax system, and imposing a one-time deemed repatriation transition tax on cumulative undistributed foreign earnings, for which we have not previously paid U.S. taxes.
Business Combination

We apply ASC 805, Business combinations, pursuant to which the cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of the (i) the total of cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the Consolidated Statements of Operations.

The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. Management determines discount rates to be used based on the risk inherent in the related activity’s current business model and industry comparisons. Terminal values are based on the expected life of products and forecasted life cycle and forecasted cash flows over that period. Although management believes that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from the forecasted amounts and the difference could be material.

Recently Issued Accounting Standards

See Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements of this Form 8-K for a discussion of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of December 31, 2019.

Recent Developments

Repurchase Program

From January 1, 2020 to March 10, 2020, the Company repurchased approximately 3.8 million shares of its common stock at a weighted-average price of $3.42 per share for a total of $12.9 million and repurchased $3.2 million in aggregate principal amount of December 2021 Convertible Notes and $10.5 million in aggregate principal amount of December 2024 Convertible Notes.

Amendment to CareView Modification Agreement

As further discussed in Note 8, Notes and Other Long-Term Receivables, to the Consolidated Financial Statement, in January 2020 we entered into an additional amendment with CareView whereby we agreed that the principal and interest payments would be further deferred until April 30, 2020, which was conditioned upon CareView raising additional financing from third parties.

Plan of Liquidation

On February 7, 2020, our board of directors approved a plan of complete liquidation which triggered the change in control clause in the Amended and Restated 2005 Equity Incentive Plan, accelerating the vesting of a significant portion of our outstanding equity awards.

Events Subsequent to Original Issuance of Financial Statements

Repurchase Program

From March 11, 2020 to June 29, 2020, the Company repurchased approximately 8.6 million shares of its common stock at a weighted-average price of $3.09 per share for a total of $26.5 million and repurchased $2.2 million in aggregate principal amount of December 2021 Convertible Notes.

Evofem Share Distribution

On May 21, 2020 the Company announced that it had completed the distribution of all of the Company’s 13,333,334 shares of common stock of Evofem Biosciences, Inc. to the Company shareholders, which represented approximately 26.7% of the outstanding shares of Evofem common stock as of the close of business on May 15, 2020. Following the Distribution, PDL continues to hold warrants to purchase up to 3,333,334 shares of Evofem common stock. The warrants are included in Other Assets on the consolidated balance sheet and had a carrying value of $14.1 million at December 31, 2019. The distribution was made in the form of a pro rata common stock dividend of 0.11591985 shares of Evofem common stock for every share of PDL common stock. As of December 31, 2019, the Evofem common stock was valued at $82.3 million.

AcelRx

On May 22, 2020, the Company was notified by AcelRx that the product marketer of Zalviso, Grünenthal GmbH, has terminated the license agreement with AcelRx. AcelRx is obligated to use commercially reasonable efforts to find a new license agreement under the terms no less favorable than those in the license with Grünenthal. The Company believes that the asset is impaired and estimates that unless and until the drug is relicensed the fair value will be substantially reduced. As of December 31, 2019, the AcelRx fair value was $13.0 million and an impairment charge of approximately $13.0 million will be recorded in the three months period ended June 30, 2020.

PDL Parental Financial Support Guarantee for LENSAR

On June 19, 2020, PDL issued a letter guaranteeing financial support to LENSAR up to $20 million through June 20, 2021.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) pandemic. The outbreak of the COVID-19 pandemic is significantly affecting the Company’s LENSAR business operations, as well as the U.S. economy and financial markets. At this time, it doesn’t appear that our other segments have been significant impacted by the pandemic. The full extent to which the COVID-19 outbreak will impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments that are highly uncertain and the estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets. While the Company cannot provide a definitive timeline for the liquidation process, it has been targeting the end of 2020 for completing the monetization of its key assets. However, the Company recognizes that the duration and extent of the public health issues related to the COVID-19 pandemic make it possible, and perhaps probable, that the timing may be delayed.

Summary of 2019, 2018 and 2017 Financial Results

•
Our net (loss) income for the years ended December 31, 2019, 2018 and 2017 was $(70.4) million, $(68.9) million and $110.7 million, respectively and included net (loss) income from discontinued operations of $(2.5) million, ($37.1) million and $97.3 million, respectively;

•
At December 31, 2019, we had cash and cash equivalents of $169.0 million as compared with $365.7 million at December 31, 2018, excluding cash and cash equivalents classified in assets held for sale of $24.5 million and $28.9 million, respectively;

•
At December 31, 2019, we had $717.2 million in total assets as compared with $965.5 million at December 31, 2018, including $351.5 million and $485.2 million as of December 31, 2019 and December 31, 2018, respectively, classified as assets held for sale; and

•
At December 31, 2019, we had $123.9 million in total liabilities including $120 thousand classified as liabilities held for sale as compared with $235.7 million in total liabilities at December 31, 2018.

Revenues

A summary of our revenues for the years ended December 31, 2019, 2018 and 2017, is presented below:

(Dollars in thousands)	2019	2018	Change from Prior Year %	2017	Change from Prior Year %
Revenues:
Product revenue, net (1)	$30,742	$24,652	25%	$15,091	63%
Royalty rights - change in fair value	—	(30)	(100)%	2,598	(101)%
Royalties from Queen et al. patents	9	4,536	(100)%	36,415	(88)%
Interest revenue	—	2,337	N/M	17,744	(87)%
License and other	(45)	533	(108)%	19,451	(97)%
Total revenues	$30,706	$32,028	(4)%	$91,299	(65)%
___________________
N/M Not meaningful

(1)
Our Product revenue, net consists entirely of revenue from our Medical Devices segment. We record Product revenue from our Medical Devices segment from our LENSAR product sales which include LENSAR® Laser Systems, disposable consumables, procedures, training, installation, warranty and maintenance services.

For the year ended December 31, 2019, compared to December 31, 2018

Our total revenues decreased by 4%, or $1.3 million, for the year ended December 31, 2019, when compared to the year ended December 31, 2018. The decrease was primarily due to:

•	lower Queen et al. patent revenue in the current period

•	decreased interest revenue related to the CareView note receivable asset, and

•	lower license and other revenue, partially offset by

•	an increase in product revenue from sales of the LENSAR Laser Systems in our Medical Devices segment.

Revenue from our Medical Devices segment for the year ended December 31, 2019 was $30.7 million, an increase of 25% compared to the year ended December 31, 2018. The increase is attributable to higher net revenues in both North America and the rest of the world, with the majority of the increase outside of North America.

Revenue from our Income Generating Assets segment for the year ended December 31, 2019 was $(36.0) thousand, a decrease of 100%, or $7.4 million, when compared to the same period in 2018. The decrease was primarily due to:

•	decreasing royalties from the Queen et al. patents as the patents have expired,

•	the absence of interest revenue recognized from our CareView note receivable in 2019, and

•	lower license and other revenue.

For the year ended December 31, 2018, compared to December 31, 2017

Our total revenues decreased by 65%, or $59.3 million, for the year ended December 31, 2018, when compared to the year ended December 31, 2017. The decrease was primarily due to:

•	lower 2018 sales of Tysabri manufactured prior to the patent expiry date reflected in Royalties from Queen et al. patents,

•	decreased interest revenues due to the sale of the kaléo note receivable asset in 2017,

•
a payment in 2017 from Merck recognized in License and other revenues as part of a settlement agreement to resolve the patent infringement lawsuits related to Keytruda® (the “Merck settlement payment”), partially offset by

•	an increase in product revenues derived from sales of the LENSAR® Laser Systems attributable to a full year of revenue recognized in 2018 as compared to a partial year in 2017, and

•	an increase in the fair value of the royalty rights not classified as held for sale in 2017 compared to a small decrease in fair value in 2018.

Revenue from our Medical Devices segment for the year ended December 31, 2018 was $24.7 million, an increase of 63% compared to the year ended December 31, 2017. The increase is attributable to a full year of revenue recognized in 2018 as compared to a partial year in 2017.

Revenue from our Income Generating Assets segment for the year ended December 31, 2018 was $7.4 million, a decrease of 90%, or $68.8 million, when compared to the same period in 2017. The decrease was due to lower royalties from the Queen et al. patents as sales of Tysabri manufactured prior to patent expiry, decreased interest revenue due to the sale of the kaléo note in 2017 and as a result of the 2017 Merck settlement payment.

The following table summarizes the percentage of our total revenues earned, which individually accounted for 10% or more of our total revenues for one or more of the years ended December 31, 2019, 2018 and 2017:

	Year Ended December 31,
Product Name	2019	2018	2017
kaléo	—%	—%	16%
Merck	—%	—%	21%
Biogen	—%	14%	40%
LENSAR	100%	77%	17%

Operating Expenses

A summary of our operating expenses for the years ended December 31, 2019, 2018 and 2017 is presented below:

(Dollars in thousands)	2019	2018	Change from Prior Year %	2017	Change from Prior Year %
Costs of product revenue (excluding intangible amortization)	$17,276	$13,555	27%	$12,204	11%
Amortization of intangible assets	1,290	1,294	0%	632	105%
General and administrative	38,539	33,700	14%	35,373	(5)%
Sales and marketing	6,806	6,341	7%	3,663	73%
Research and development	7,350	2,759	166%	1,418	95%
Asset impairment loss	10,768	8,200	31%	—	N/M
Change in fair value of contingent consideration	—	369	N/M	—	N/M
Total operating expenses	$82,029	$66,218	24%	$53,290	24%
Percentage of total revenues	267%	207%		58%
___________________
N/M Not meaningful

For the year ended December 31, 2019, compared to December 31, 2018

Total operating expenses increased by 24%, or $15.8 million for the year ended December 31, 2019, when compared to the year ended December 31, 2018. The increase was primarily a result of:

•
an increase in research and development expenses in our Medical Devices segment primarily due to the exclusive licensing of intellectual property from a third party for $3.5 million in cash for use in developing its next generation technology,

•	higher cost of product revenue, due to increased sales in our Medical Devices segment, with the majority of the increase related to increased system sales in 2019,

•	an increase in our general and administrative expenses, as detailed below,

•	an increase in our sales and marketing expenses in our Medical Devices segment, and

•	a $10.8 million impairment loss on the CareView note receivable recorded in 2019 compared to the $8.2 million impairment loss on the CareView note receivable recorded in 2018, partially offset by

•	a decline in the expense recorded for the change in fair value of contingent consideration.

For the year ended December 31, 2018, compared to December 31, 2017

Total operating expenses increased by 24%, or $12.9 million for the year ended December 31, 2018, when compared to the year ended December 31, 2017. The increase was primarily a result of:

•	an $8.2 million impairment loss on the CareView note,

•	higher cost of product revenue as sales increased in our Medical Devices segment, attributable to a full year of expenses recognized in 2018 as compared to a partial year in 2017,

•	increased sales and marketing expenses in our Medical Devices segment,

•	increased research and development expenses in our Medical Devices segment, and

•	higher intangible asset amortization in our Medical Devices segment attributable to a full year amortization in 2018 compared to partial year amortization in 2017, partially offset by

•	lower general and administrative expenses, as detailed below.

General and administrative expenses for the years ended December 31, 2019, 2018 and 2017 by segment are summarized in the tables below:

	Year Ended December 31, 2019
(in thousands)	Medical Devices	Income Generating Assets	Total
Compensation	$4,109	$16,656	$20,765
Salaries and wages (including taxes)	1,883	6,277	8,160
Bonuses (including accruals)	1,260	3,643	4,903
Equity	966	6,736	7,702
Asset management	—	2,246	2,246
Business development	—	1,282	1,282
Accounting and tax services	759	4,400	5,159
Other professional services	403	1,970	2,373
Other	1,713	5,001	6,714
Total general and administrative	$6,984	$31,555	$38,539

	Year Ended December 31, 2018
(in thousands)	Medical Devices	Income Generating Assets	Total
Compensation	$3,627	$10,204	$13,831
Salaries and wages (including taxes)	1,871	6,193	8,064
Bonuses (including accruals)	991	(203)	788
Equity	765	4,214	4,979
Asset management	—	5,040	5,040
Business development	—	1,168	1,168
Accounting and tax services	39	4,288	4,327
Other professional services	825	1,921	2,746
Other	1,399	5,189	6,588
Total general and administrative	$5,890	$27,810	$33,700

	Year Ended December 31, 2017
(in thousands)	Medical Devices	Income Generating Assets	Total
Compensation	$1,714	$12,831	$14,545
Salaries and wages (including taxes)	1,031	5,729	6,760
Bonuses (including accruals)	657	4,126	4,783
Equity	26	2,976	3,002
Asset management	—	7,199	7,199
Business development	—	2,174	2,174
Accounting and tax services	50	3,763	3,813
Other professional services	302	2,392	2,694
Other	1,091	3,857	4,948
Total general and administrative	$3,157	$32,216	$35,373

Non-operating Income (Expense), Net

A summary of our non-operating expense, net, for the years ended December 31, 2019, 2018 and 2017, is presented below:

(Dollars in thousands)	2019	2018	Change from Prior Year %	2017	Change from Prior Year %
Interest and other income, net	$6,030	$6,065	(1)%	$1,659	266%
Interest expense	(11,404)	(12,157)	(6)%	(20,221)	(40)%
Equity affiliate - change in fair value	36,402	—	N/M	—	N/M
Gain on sale of intangible assets	3,476	—	N/M	—	N/M
Gain on bargain purchase	—	—	N/M	9,309	N/M
Gain on investments	—	764	N/M	—	N/M
Loss on exchange and extinguishment of convertible notes	(8,430)	—	N/M	—	N/M
Total non-operating income (expense), net	$26,074	$(5,328)	(589)%	$(9,253)	(42)%
___________________
N/M Not meaningful

For the year ended December 31, 2019, compared to December 31, 2018

Total non-operating income (expense), net, changed from expense of $5.3 million for the year ended December 31, 2018 to income of $26.1 million for the year ended December 31, 2019, primarily due to:

•	an increase to the fair value of our investment in common stock and warrants of Evofem subsequent to our acquisition earlier in 2019,

•	the decrease in interest expense due to the repurchase of some of our convertible notes, and

•	the gain recognized on the sale of our Direct Flow Medical, Inc. (“Direct Flow Medical”) intangible assets, partially offset by

•	the losses on the exchange and extinguishment of a portion of our December 2021 Notes and December 2024 Notes, and

•	the absence of a realized gain on investments in 2019.

For the year ended December 31, 2018, compared to December 31, 2017

Total non-operating expenses, net, decreased by 42%, or $3.9 million for the year ended December 31, 2018, compared to the year ended December 31, 2017. Non-operating expense, net, decreased due to:

•	the reduction in interest expense after the February 2018 Notes were repaid,

•	increased investment income as compared to the prior year, and

•	the gain on sale of investments in 2018, partially offset by

•	the bargain purchase gain recognized in 2017 with no such gain recognized in 2018.

Income Taxes

Income tax (benefit) expense from continuing operations for the years ended December 31, 2019, 2018 and 2017 was $(1.0) million, $(6.8) million and $15.4 million, respectively, which resulted primarily from applying the federal statutory income tax rate to (loss) income before income taxes from continuing operations. The tax rate of 4.4% in 2019 differs from the statutory tax rate of 21% primarily as a result of increases in our uncertain tax positions valuation allowance. The tax rate of 17.0% in 2018 and 53.6% in 2017 differs from the statutory tax rate of 21% and 35%, respectively, primarily as a result of Subpart F and GILTI income, and the increase in our valuation allowance in 2018.

During 2019, the amount of our unrecognized tax benefits increased by $3.4 million. The future impact of the unrecognized tax benefits of $84.2 million, if recognized, is comprised of $27.9 million, which would affect the effective tax rate, and $56.3 million, which would result in adjustments to deferred tax assets and our valuation allowance.

Estimated interest and penalties associated with unrecognized tax benefits increased our income tax expense in the Consolidated Statements of Operations by $1.6 million during the year ended December 31, 2019, $1.0 million during the year ended December 31, 2018 and 2017. In general, our income tax returns are subject to examination by U.S. federal, state and local tax authorities for tax years 2000 forward. Interest and penalties associated with unrecognized tax benefits accrued on the balance sheet were $9.7 million, $8.0 million and $7.0 million as of December 31, 2019, 2018 and 2017, respectively. We are currently under income tax examination by the State of California for tax years 2009 through 2015 and by the Internal Revenue Service for the tax year 2016. The timing of the resolution of income tax examinations is highly uncertain, and the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year. We do not anticipate any material change to the amount of our unrecognized tax benefit over the next 12 months.

Assets held for sale and discontinued operations

The Pharmaceutical segment and the royalty right assets in the Income Generating Assets segment have been classified as held for sale and reported as discontinued operations. The operating results from discontinued operations are presented separately in the Company’s Consolidated statements of Operations as discontinued operations. Components of amounts reflected in (Loss) income from discontinued operations are as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Revenues
Product revenue, net	$55,093	$80,796	$69,032
Royalty rights - change in fair value	(31,042)	85,287	159,729
Total revenues	24,051	166,083	228,761
Operating expenses
Cost of product revenue (excluding intangible asset amortization)	36,343	34,906	18,333
Amortization of intangible assets	5,016	14,536	24,057
General and administrative	7,059	11,720	10,268
Sales and marketing	1,675	10,800	14,021
Research and development	(41)	196	5,963
Impairment of intangible assets	22,490	152,330	—
Change in fair value of anniversary payment and contingent consideration	—	(42,000)	349
Total operating expenses	72,542	182,488	72,991
(Loss) income from discontinued operations before income taxes	(48,491)	(16,405)	155,770
Income tax (benefit) expense from discontinued operations	(2,028)	19,689	58,421
(Loss) income from discontinued operations	$(46,463)	$(36,094)	$97,349

The royalty right assets in discontinued operations generated cash flows of $79.3 million and a net change in fair value of $(31.0) million in the year ended December 31, 2019 compared to cash flows of $77.6 million and a net change in fair value of $85.3 million in the year ended December 31, 2018.

The following tables provides a summary of activity with respect to our royalty rights held for sale for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019
		Change in
(in thousands)	Cash Royalties	Fair Value	Total
Assertio	$72,225	$(45,699)	$26,526
VB	966	(518)	448
U-M	5,664	(5,197)	467
AcelRx	307	(57,428)	(57,121)
KYBELLA	110	(1,472)	(1,362)
	$79,272	$(110,314)	$(31,042)

	Year Ended December 31, 2018
		Change in
(in thousands)	Cash Royalties	Fair Value	Total
Assertio	$71,502	$12,333	$83,835
VB	1,062	(272)	790
U-M	4,631	(1,174)	3,457
AcelRx	249	(2,514)	(2,265)
KYBELLA	159	(690)	(531)
	$77,603	$7,683	$85,286

The adjustment to the fair value of the AcelRx royalty asset in the second quarter of 2019 was due to the slower than expected adoption of Zalviso since its initial launch relative to our estimates and the increased variance noted between our forecast model and actual results in the second quarter of 2019. We engaged a third-party expert in the second quarter of 2019 to reassess the market and expectations for the product. Key findings from the third-party study included: the post-surgical PCA (Patient-Controlled Analgesia) market being smaller than previously forecasted; the higher price of the product relative to alternative therapies, the product not being used as a replacement for systemic opioids and the design of the delivery device, which is pre-filled for up to three days of treatment, which limited its use for procedures with anticipated shorter recovery times.

The adjustment to the fair value of the Assertio royalty asset in the fourth quarter of 2019 was due to a decrease in the sales forecast for the Assertio products. We engaged a third-party expert in the fourth quarter of 2019 to reassess the market and expectations for the royalty asset. Key findings from the third-party study included: an anticipated decrease in the Glumetza net sales forecast due to an accelerated shift in the channel mix resulting in a substantial decline in net selling prices, particularly in the fourth quarter of 2019 and beyond, as previously announced by Bausch Health and the delayed launch dates of the extended release products in the Assertio royalty asset portfolio outside of the United States.

Revenue from our Pharmaceutical segment for the year ended December 31, 2019 was $55.1 million, a decrease of 32% when compared to the same period in 2018. The decrease in revenue from our Pharmaceutical segment reflects lower net revenues in the United States and the rest of the world. The decrease in revenue from our Pharmaceutical segment in the United States for the year ended December 31, 2019 reflects the introduction of our authorized generic form of Tekturna and a third-party generic form of aliskiren during the year ended December 31, 2019. The decrease in revenue for the rest of the world is due to lower sales volume of Rasilez in certain territories. All revenues from our Pharmaceutical segment were derived from sales of the Noden Products. This increase in cost of goods sold, compared to the prior year is due to the higher percentage of authorized generic sales in the current period and costs associated with the amended Novartis supply agreement. Sales and marketing expenses have decreased substantially while the portion of general and administrative expenses attributable to the Pharmaceutical segment decreased as well. Amortization of intangible assets expense decreased after Noden’s intangible assets were impaired at June 30, 2018, resulting in lower amortization.

The following table provides a summary of activity with respect to our sales allowances and accruals for the year ended December 31, 2019:

(in thousands)	Discount and Distribution Fees	Government Rebates and Chargebacks	Assistance and Other Discounts	Product Return	Total
Balance as of December 31, 2018	$3,094	$8,901	$3,457	$4,681	$20,133
Allowances for current period sales	5,090	12,104	5,003	1,720	23,917
Allowances for prior period sales	50	1,848	142	46	2,086
Credits/payments for current period sales	(3,813)	(8,843)	(4,186)	(276)	(17,118)
Credits/payments for prior period sales	(3,076)	(10,393)	(3,411)	(2,295)	(19,175)
Balance as of December 31, 2019	$1,345	$3,617	$1,005	$3,876	$9,843

We record revenue from our Pharmaceutical segment net of estimated product returns, pricing discounts, including rebates offered pursuant to mandatory federal and state government programs, chargebacks, prompt pay discounts, distribution fees and co-pay assistance for product sales each period.

Expenses decreased in our Pharmaceutical segment by 61%, or $110.4 million for the year ended December 31, 2019, when compared to the year ended December 31, 2018. The decrease was primarily a result of:

•	a $22.5 million impairment of the Noden intangible asset in the current year compared to a $152.3 million impairment in 2018,

•
lower amortization expense for the Noden intangible assets in 2019 resulting from the impairment recorded in 2018 due to the increased probability of a third-party generic form of aliskiren being launched in the United States,

•
lower sales and marketing expenses reflecting the cost savings from the change in our marketing strategy to a non-personal promotion strategy for the Noden Products in anticipation of a launch of a third-party generic form of aliskiren. This non-personal promotion strategy was subsequently discontinued upon the launch of our authorized generic form of Tekturna in the first quarter of 2019, partially offset by

•
the favorable adjustment to the Noden acquisition related contingent consideration, which was first reduced in the second quarter of 2018 prompted by the increased probability of a third-party generic form of aliskiren being launched in the United States and subsequently eliminated in the fourth quarter of 2018 when the launch was imminent.

Expenses decreased in our Pharmaceutical segment by 152%, or $109.9 million for the year ended December 31, 2018, when compared to the year ended December 31, 2017. The decrease was primarily a result of:

•	the impairment of intangible assets related to the Noden Products due to the increased probability of a third-party generic version of aliskiren being launched in the United States,

•	an increase in cost of goods sold after the end of the Novartis profit transfer, partially offset by

•	the elimination of the contingent liability related to changes in the probabilities of a third-party generic version of aliskiren being launched in the United States,

•	lower research and development expenses due to reduce clinical trial expenses related to the pediatric trial for Tekturna, and

•	the decrease in the amortization of the related intangible assets as a result of the impairment.

Net (Loss) Income per Share

Net (loss) income per share for the years ended December 31, 2019, 2018 and 2017, is presented below:

	Year Ended December 31,
	2019	2018	2017

Net (loss) income per share - basic:
Continuing operations	$(0.20)	$(0.22)	$0.09
Discontinued operations	$(0.39)	$(0.25)	$0.62
Net (loss) income attributable to PDL’s shareholders per basic share	$(0.59)	$(0.47)	$0.71

Net (loss) income per share - diluted:
Continuing operations	$(0.20)	$(0.22)	$0.09
Discontinued operations	$(0.39)	$(0.25)	$0.62
Net (loss) income attributable to PDL’s shareholders per diluted share	$(0.59)	$(0.47)	$0.71

Liquidity and Capital Resources

We have previously financed our operations primarily through royalty and other license-related revenues, public and private placements of debt and equity securities, interest income on invested capital and cash generated from pharmaceutical and medical device product sales. We plan to continue to finance our operations in the near term primarily through cash generated from our existing cash, cash proceeds from our monetization efforts and medical device product sales.

In September 2019, we engaged financial and legal advisors and initiated a review of our strategy. In December 2019, we disclosed that we planned to halt the execution of our growth strategy, cease making additional strategic transactions and investments and pursue a formal process to unlock the value of our portfolio by monetizing our assets and ultimately returning net proceeds to our stockholders. Over the subsequent months, our board of directors and management analyzed, together with its outside financial and legal advisors, how to best capture value pursuant to its monetization strategy and best return the significant intrinsic value of the high-quality assets in its portfolio to the stockholders. In February of 2020, the board of directors approved a plan of complete liquidation of our assets and passed a resolution to seek stockholder approval to dissolve the Company under Delaware law at its next annual meeting of the stockholders. In the event that the Board concludes that the whole company sale process is unlikely to maximize the value that can be returned to the stockholders from our monetization process, we would, if approved by the stockholders, file a certificate of dissolution in Delaware and proceed to wind-down and dissolve the Company in accordance with Delaware law. Pursuant to its monetization strategy, we are exploring a variety of potential transactions, including a whole company sale, divestiture of assets, spin-offs of operating entities, merger opportunities or a combination thereof. In addition, we have analyzed, and continue to analyze, the optimal mechanisms for returning value to stockholders in a tax-efficient manner, including via share repurchases, cash dividends and other distributions of assets. We have not set a definitive timeline and intend to pursue monetization in a disciplined and cost-effective manner to maximize returns to stockholders. We recognize, however, that accelerating the timeline, while continuing to optimize asset value, could increase returns to stockholders due to reduced general and administrative expenses as well as provide faster returns to stockholders. While we cannot provide a definitive timeline for the monetization and wind-down process, we are targeting the end of 2020 for completing the monetization of its key assets.

As a result of this monetization strategy, we expect to generate additional cash from the sale of one or more of the assets in our portfolio with the intention of managing the successful wind down of our business and distributing the remaining net proceeds to our stockholders.

Our future capital requirements are difficult to forecast and will depend upon many factors, including the type of distributions we make, the amount of net cash proceeds we receive, after transaction costs, and the time it takes to monetize our assets. Our future capital requirements will also depend on the amount of common stock and convertible notes we repurchase under our repurchase program, both of which we expect to pursue as part of our monetization strategy.

The general cash needs of our Medical Devices, Strategic Positions and Income Generating Assets segments can vary significantly.

•
In our Medical Devices segment, the primary factor determining cash needs is the funding of operations, which we expect to continue to expand as the business grows, and enhancing our product offerings through the research and development of our next generation device which will integrate a femtosecond laser and a phacoemulsification system in a single, compact workstation.

•
The cash needs of our Income Generating Assets segment tend to be driven by legal and professional service fees required for operating a publicly traded company, as well as the funding of potential repurchases of our common stock and convertible notes.

•	The current cash needs for our Strategic Positions segment are insignificant.

On December 9, 2019, we announced that our board of directors authorized the repurchase of issued and outstanding shares of our common stock and convertible notes up to an aggregate value of $200.0 million pursuant to a share repurchase program. On December 16, 2019, we announced that our board of directors approved a $75.0 million increase to this repurchase program. Repurchases under the new repurchase program will be made from time to time in the open market or in privately negotiated transactions and funded from our working capital. The amount and timing of such repurchases will depend upon the price and availability of shares or convertible notes, general market conditions and the availability of cash. Common stock and convertible note repurchases may also be made under a trading plan under Rule 10b5-1, which would permit shares and convertible notes to be repurchased when we might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. All shares of common stock repurchased under our repurchase program are expected to be retired and restored to authorized but unissued shares of common stock. All convertible notes repurchased under the program will be retired. As of December 31, 2019, we had repurchased $44.8 million in aggregate principal amount of December 2021 Notes and $74.5 million in aggregate principal amount of December 2024 Notes under the board authorized program for aggregate consideration consisting of a cash payment of $97.9 million and the issuance of 13.4 million shares of our common stock. Pursuant to the convertible note repurchase transactions and the unwinding of a proportional amount of the capped call transaction entered into for the notes, we also repurchased 3.2 million shares of our common stock under this program directly from our capped call counterparty. This repurchase program may be suspended at any time without notice.

Our debt service obligations consists of interest payments and repayment of our December 2021 Notes and December 2024 Notes. We have and may continue to repurchase the remaining outstanding convertible notes, which could adversely affect the amount or timing of any distributions to our stockholders. We expect to finance such repurchases with cash on hand.

We had cash and cash equivalents in the aggregate of $169.0 million and $365.7 million at December 31, 2019 and 2018, respectively, representing a decrease of $196.7 million. The decrease was primarily attributable to the repurchase of the December 2021 Notes and December 2024 Notes for $97.9 million, the repurchase of stock of $86.9 million, the investment in Evofem of $60.0 million and cash used in operating activities of $31.2 million, partially offset by cash received from royalties of $79.3 million. Our royalty assets are classified as held for sale as of December 31, 2019. Cash generated by the royalty assets is used for general corporate purposes and is not segregated from cash from operations.

In our Pharmaceutical segment, which is held for sale as of December 31, 2019, cash needs tend to be driven primarily by material purchases. We have cash and cash equivalents at our Pharmaceutical segment of $24.5 million and $28.9 million as of December 31, 2019 and 2018, respectively, which we believe is sufficient to fund operations and meet our contractual inventory commitment for the foreseeable future.

We believe that cash on hand and cash generated from future revenues and from asset sales, net of operating expenses, debt service and income taxes, will be sufficient to fund our operations until all net proceeds are distributed to our stockholders. Our continued success is dependent on our ability to execute on our planned strategy to monetize our assets, in order to return capital to our stockholders and service our remaining debt.

Off-Balance Sheet Arrangements

As of December 31, 2019, we did not have any off-balance sheet arrangements, as defined under SEC Regulation S-K Item 303(a)(4)(ii).

Contractual Obligations

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2019:

	Payments Due by Period
(in thousands)	Less than 1 year	1-3 years	3-5 years	Thereafter	Total
Operating leases [1]	$958	$776	$—	$—	$1,734
Convertible notes [2]	843	20,329	13,636	—	34,808
Inventory [3]	49,419	22,639	—	—	72,058
Total contractual obligations	$51,220	$43,744	$13,636	$—	$108,600

_____________________________
1 Amounts represent the lease for our headquarters in Incline Village, Nevada, the lease for the LENSAR office and manufacturing facility in Orlando, Florida and operating leases for office equipment. The above amounts also include future operating lease payments of $0.3 million for the Noden Pharma DAC office in Dublin, Ireland, which is classified as held for sale as of December 31, 2019.
2 Amounts represent principal and cash interest payments due on the December 2021 Notes and the December 2024 Notes and accretion interest on the December 2024 Notes.
3 Consist of minimum purchase obligation for inventory components for LENSAR and for API and bulk tablets under the Novartis supply agreement for our Noden subsidiary classified as held for sale as of December 31, 2019, as discussed in “Purchase Obligations” below.

Our liability for uncertain tax positions was $37.6 million as of December 31, 2019, all of which has been excluded from the table above due to the uncertainty in the timing of the settlement of these positions.

Purchase Obligations

Noden DAC and Novartis entered into a supply agreement pursuant to which Novartis will manufacture and supply to Noden DAC a bulk tableted form of the Noden Products and API. In May 2019, Noden DAC and Novartis entered into an amended supply agreement pursuant to which Novartis will supply to Noden DAC a bulk tableted form of the Noden Products through 2020 and API through June 2021. The supply agreement may be terminated by either party for material breach that remains uncured for a specified time period. Under the terms of the amended supply agreement, Noden DAC is committed to purchase certain quantities of bulk product and API that would amount to approximately $61.7 million through June 2021, of which $39.8 million is committed over the next twelve months, which are guaranteed by us. While the supply agreement provides that the parties will agree to reasonable accommodations with respect to changes in firm orders, we expect that Noden DAC will meet the requirements of the supply agreement, unless otherwise negotiated.

LENSAR entered into various supply agreements for the manufacture and supply of certain components. The supply agreements commit LENSAR to a minimum purchase obligation of approximately $10.4 million over the next twenty-four months of which $9.6 million is due in the next 12 months, a portion of which are guaranteed by us. LENSAR expects to meet these requirements.

Guarantees

Redwood City Lease Guarantee

In connection with the spin-off of Facet in December 2008, we entered into amendments to the leases for our former facilities in Redwood City, California, under which Facet was added as a co-tenant and a Co-Tenancy Agreement, under which Facet agreed to indemnify us for all matters related to the leases attributable to the period after the spin-off date. In April 2010, Abbott Laboratories acquired Facet and later renamed the entity AbbVie Biotherapeutics, Inc. (“AbbVie”). If AbbVie were to default under its lease obligations, we could be held liable by the landlord as a co-tenant, and, thus, we have in substance guaranteed the payments under the lease agreements for the Redwood City facilities. As of December 31, 2019, the total lease payments for the duration of the guarantee, which runs through December 2021, are approximately $22.6 million. For additional information regarding our lease guarantee, see Note 16, Commitments and Contingencies.

Escrow Receivable

On September 21, 2017, we entered into an agreement (the “kaléo Note Sale Agreement”) with MAM-Kangaroo Lender, LLC, a Delaware limited liability company (the “kaléo Purchaser”), pursuant to which we sold our entire interest in the notes issued by Accel 300, LLC (“Accel 300”) pursuant to that certain Indenture, dated as of April 1, 2014, by and between Accel 300 and U.S. Bank National Association, as the current trustee of the notes described therein (the “kaléo Note”).

Pursuant to the kaléo Note Sale Agreement, the kaléo Purchaser paid to us an amount equal to 100% of the then outstanding principal, a premium of 1% of such amount and accrued interest under the kaléo Notes, for an aggregate cash purchase price of $141.7 million.

The aggregate purchase price of $1.4 million was deposited into an escrow account as a potential payment against certain contingencies for 18 months. The escrow period ended on March 20, 2019 and the escrow agent released the entire $1.4 million to us.

ITEM 8.           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of PDL BioPharma, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of PDL BioPharma, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive (loss) income, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Subsequent Event

As discussed in Note 27 to the consolidated financial statements, on February 7, 2020, the Company’s board of directors approved a plan of liquidation.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
March 11, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3, as to which the date is June 29, 2020

We have served as the Company’s auditor since 2014.

PDL BIOPHARMA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$168,982	$365,680
Accounts receivable, net	6,559	4,774
Notes receivable	52,583	63,042
Inventory	8,061	4,062
Assets held for sale (Note 3)	70,366	65,143
Prepaid and other current assets	7,344	14,516
Total current assets	313,895	517,217
Property and equipment, net	2,560	3,705
Investment in equity affiliate	82,267	—
Notes and other receivables, long-term	827	771
Long-term deferred tax assets	—	1,539
Intangible assets, net	13,186	13,700
Long-term assets held for sale (Note 3)	281,087	420,046
Other assets	23,384	8,530
Total assets	$717,206	$965,508

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,675	$2,529
Accrued liabilities	11,923	9,240
Liabilities held for sale (Note 3)	31,095	40,700
Total current liabilities	45,693	52,469
Convertible notes payable	27,250	124,644
Liabilities held for sale, long-term (Note 3)	120	—
Other long-term liabilities	50,865	58,616
Total liabilities	123,928	235,729

Commitments and contingencies (Note 16)

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 350,000 shares authorized; 124,303 and 136,513 shares issued and outstanding at December 31, 2019 and 2018, respectively	1,243	1,365
Additional paid-in capital	(78,875)	(98,030)
Treasury stock, at cost (zero and 750 shares held)	—	(2,103)
Retained earnings	670,832	828,547
Total PDL’s stockholders’ equity	593,200	729,779
Noncontrolling interests	78	—
Total stockholders’ equity	593,278	729,779
Total liabilities and stockholders’ equity	$717,206	$965,508

See accompanying notes.

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenues
Product revenue, net	$30,742	$24,652	$15,091
Royalty rights - change in fair value	—	(30)	2,598
Royalties from Queen et al. patents	9	4,536	36,415
Interest revenue	—	2,337	17,744
License and other	(45)	533	19,451
Total revenues	30,706	32,028	91,299
Operating expenses
Cost of product revenue (excluding intangible asset amortization and impairment)	17,276	13,555	12,204
Amortization of intangible assets	1,290	1,294	632
General and administrative	38,539	33,700	35,373
Sales and marketing	6,806	6,341	3,663
Research and development	7,350	2,759	1,418
Asset impairment loss	10,768	8,200	—
Change in fair value of anniversary payment and contingent consideration	—	369	—
Total operating expenses	82,029	66,218	53,290
Operating (loss) income from continuing operations	(51,323)	(34,190)	38,009
Non-operating income (expense), net
Interest and other income, net	6,030	6,065	1,659
Interest expense	(11,404)	(12,157)	(20,221)
Equity affiliate - change in fair value	36,402	—	—
Gain on sale of intangible assets	3,476	—	—
Gain on bargain purchase	—	—	9,309
Gain on investments	—	764	—
Loss on exchange and extinguishment of convertible notes	(8,430)	—	—
Total non-operating income (expense), net	26,074	(5,328)	(9,253)
(Loss) income before income taxes from continuing operations	(25,249)	(39,518)	28,756
Income tax (benefit) expense from continuing operations	(1,021)	(6,753)	15,404
Net (loss) income from continuing operations	(24,228)	(32,765)	13,352
(Loss) income from discontinued operations before income taxes	(48,491)	(16,405)	155,770
Income tax (benefit) expense of discontinued operations	(2,028)	19,689	58,421
(Loss) income from discontinued operations	(46,463)	(36,094)	97,349
Net (loss) income	(70,691)	(68,859)	110,701
Less: Net (loss) income attributable to noncontrolling interests	(280)	—	(47)
Net (loss) income attributable to PDL’s stockholders	$(70,411)	$(68,859)	$110,748

Net (loss) income per share - basic:
Continuing operations	$(0.20)	$(0.22)	$0.09
Discontinued operations	(0.39)	(0.25)	0.62
Net (loss) income attributable to PDL’s shareholders per basic share	$(0.59)	$(0.47)	$0.71
Net (loss) income per share - diluted:
Continuing operations	$(0.20)	$(0.22)	$0.09
Discontinued operations	(0.39)	(0.25)	0.62
Net (loss) income attributable to PDL’s shareholders per diluted share	$(0.59)	$(0.47)	$0.71
Weighted-average shares outstanding
Basic	118,631	145,669	155,394
Diluted	118,631	145,669	156,257

See accompanying notes.

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In thousands)

	Year Ended December 31,
	2019	2018	2017

Net (loss) income	$(70,691)	$(68,859)	$110,701

Other comprehensive (loss) income, net of tax
Change in unrealized gains on investments in available-for-sale securities:
Change in fair value of investments in available-for-sale securities, net of tax	—	(578)	1,181
Adjustment for net (gains) losses realized and included in net (loss) income, net of tax	—	(603)	—
Total change in unrealized gains (losses) on investments in available-for-sale securities, net of tax(a)	—	(1,181)	1,181
Comprehensive (loss) income	(70,691)	(70,040)	111,882
Less: Comprehensive (loss) income attributable to noncontrolling interests	(280)	—	(47)
Comprehensive (loss) income attributable to PDL’s stockholders	$(70,411)	$(70,040)	$111,929
___________________________________
(a) Net of tax of ($314) and $314 for the years ended December 31, 2018 and 2017, respectively.

See accompanying notes.

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)

	PDL’s Stockholders Equity
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2016	165,538,447	$1,655	$—	$(107,628)	$857,116	$—	$4,280	$755,423
Issuance of common stock, net of forfeitures	1,582,698	16	—	(16)	—	—	—	—
Stock-based compensation expense	—	—	—	3,138	—	—	—	3,138
Repurchase and retirement of common stock	(13,346,389)	(133)	—	—	(29,867)	—	—	(30,000)
Acquisition of Noden common stock	—	—	—	2,063	—	—	(4,233)	(2,170)
Cumulative effect from change in accounting principles	—	—	—	—	7,617	—	—	7,617
Comprehensive income:
Net income	—	—	—	—	110,748	—	(47)	110,701
Change in unrealized gains and losses on investments in available-for-sale securities, net of tax	—	—	—	—	—	1,181	—	1,181
Total comprehensive income	—	—	—	—	—	—	—	111,882
Balance at December 31, 2017	153,774,756	1,538	—	(102,443)	945,614	1,181	—	845,890
Issuance of common stock, net of forfeitures	(601,668)	(6)	—	6	58	—	—	58
Stock-based compensation expense	—	—	—	4,407	—	—	—	4,407
Repurchase and retirement of common stock	(16,660,566)	(167)	(2,103)	—	(48,266)	—	—	(50,536)
Comprehensive loss:
Net loss	—	—	—	—	(68,859)	—	—	(68,859)
Change in unrealized gains and losses on investments in available-for-sale securities, net of tax	—	—	—	—	—	(1,181)	—	(1,181)
Total comprehensive loss	—	—	—	—	—	—	—	(70,040)
Balance at December 31, 2018	136,512,522	1,365	(2,103)	(98,030)	828,547	—	—	729,779
Issuance of common stock, net of forfeitures	729,191	7	—	(7)	8	—	—	8
Stock-based compensation expense	—	—	—	6,907	—	—	—	6,907
Repurchase and retirement of common stock	(26,321,293)	(263)	2,103	—	(87,312)	—	—	(85,472)
Transfer of subsidiary shares to non-controlling interest	—	—	—	426	—	—	358	784
Exchange of convertible notes	—	—	—	(36,963)	—	—	—	(36,963)
Issuance of common stock in connection with repurchase of convertible notes	13,382,196	134	—	45,767	—	—	—	45,901
Capped call transactions	—	—	—	3,025	—	—	—	3,025
Comprehensive loss:
Net loss	—	—	—	—	(70,411)	—	(280)	(70,691)
Total comprehensive loss	—	—	—	—	—	—	—	(70,691)
Balance at December 31, 2019	124,302,616	$1,243	$—	$(78,875)	$670,832	$—	$78	$593,278

See accompanying notes.

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net (loss) income	$(70,691)	$(68,859)	$110,701
Less: (Loss) income from discontinued operations	(46,463)	(36,094)	97,349
Net (loss) income from continuing operations	(24,228)	(32,765)	13,352
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization of convertible notes conversion options and debt issuance costs	7,237	7,609	11,038
Accreted interest on convertible note principal	79	—	—
Amortization of intangible assets	1,290	1,294	632
Amortization of right-of-use assets	729	—	—
Asset impairment loss	10,768	8,200	—
Change in fair value of royalty rights - at fair value	—	31	(2,598)
Change in fair value of equity affiliate	(31,641)	—	—
Change in fair value of derivative assets	(4,715)	(33)	49
Change in fair value of anniversary payment and contingent consideration	—	369	—
Other amortization, depreciation and accretion of embedded derivative	2,691	3,149	2,094
Loss on exchange and extinguishment of convertible notes	8,430	—	—
Gain on sale of intangible assets	(3,476)	—	—
Gain on sale of available-for-sale securities	—	(764)	(108)
Loss on disposal of property and equipment	—	66	—
Escrow receivable	—	—	(1,400)
Bargain purchase gain	—	—	(9,309)
Stock-based compensation expense	6,834	4,337	2,957
Deferred income taxes	(11,303)	11,597	42,407
Changes in assets and liabilities:
Accounts receivable	(1,686)	234	2,877
Prepaid and other current assets	2,764	(1,629)	(9,451)
Accrued interest on notes receivable	—	—	1,475
Inventory	(4,744)	(889)	4,269
Other assets	(165)	(2,142)	(1,662)
Accounts payable	109	796	(2,330)
Accrued liabilities	4,845	(5,380)	3,258
Accrued income taxes	—	(28)	(2,426)
Other long-term liabilities	4,967	(462)	770
Net cash (used in) provided by operating activities - continuing operations	(31,215)	(6,410)	55,894
Net cash (used in) provided by operating activities - discontinued operations	(1,229)	(7,015)	(15,270)
Cash flows from investing activities
Purchases of investments	—	—	(23,213)
Investment in equity affiliate	(60,000)	—	—
Maturities of investments-other	—	—	75,000
Payment of contingent consideration	—	(858)	—
Proceeds from sales of available-for-sale securities	—	4,116	39,956
Purchase of royalty rights - at fair value	—	—	—
Proceeds from royalty rights - at fair value	—	366	4,301
Purchase of intangible assets	(1,700)	—	—
Sale of royalty rights - at fair value	—	—	108,169
Proceeds from the sale of intangible assets	5,000	—	—
Repayment of notes receivable	—	—	144,829
Proceeds from sales of assets held for sale	—	—	8,190
Purchase of property and equipment	(763)	(1,117)	(229)
Net cash provided by investing activities - continuing operations	(57,463)	2,507	357,003
Net cash provided by investing activities - discontinued operations	79,273	54,197	101,884
Cash flows from financing activities
Repurchase of convertible notes	(97,889)	—	—
Repayment of convertible notes	—	(126,447)	—
Payment to exchange convertible notes	(7,451)	—	—
Capped call transactions	3,025	—	—
Payment of contingent consideration	(1,071)	—	—
Cash paid for purchase of noncontrolling interest	—	—	(2,170)
Repurchase of Company common stock	(86,898)	(49,109)	(30,000)
Cash dividends paid	(9)	(48)	(222)
Net settlement of stock-based compensation awards	(143)	(232)	—
Net cash used in financing activities - continuing operations	(190,436)	(175,836)	(32,392)
Net cash used in financing activities - discontinued operations	(69)	(119)	(87,007)
Net (decrease) increase in cash and cash equivalents	(201,139)	(132,676)	380,112
Cash and cash equivalents at beginning of the year	394,590	527,266	147,154
Cash and cash equivalents at end the year	193,451	394,590	527,266
Less: Cash and cash equivalents of discontinued operations	24,469	28,910	39,752
Cash and cash equivalents of continuing operations at end of period	$168,982	$365,680	$487,514
See accompanying notes

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS, continued
(In thousands)

	Year Ended December 31,
	2019	2018	2017
Supplemental cash flow information for continuing and discontinued operations
Cash (refunded) paid for income taxes	$(2,689)	$3,805	$43,366
Cash paid for interest	$4,265	$6,654	$9,286
Supplemental schedule of non-cash investing and financing activities for continuing and discontinued operations
Convertible notes due December 2021 exchanged for convertible notes due December 2024	$86,053	$—	$—
Common stock used to settle convertible notes payable	$45,901	$—	$—
Assets held for sale reclassified from other assets to intangible assets	$—	$1,811	$—
Asset held for sale reclassified from notes receivable to other assets	$—	$—	$10,000
Extinguishment of notes receivable	$—	$—	$43,909

See accompanying notes

PDL BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019

1. Organization and Business

Throughout our history, the Company’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

Historically, the Company generated a substantial portion of its revenues through the license agreements related to patents covering the humanization of antibodies, which it refers to as the Queen et al. patents. In 2012, the Company began providing alternative sources of capital through royalty monetizations and debt facilities, and, in 2016, the Company began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. In 2019, and as a further evolution of the Company’s strategy, it began to enter into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics. Consistent with this strategy, on April 10, 2019, the Company entered into a securities purchase agreement with Evofem Biosciences, Inc. (“Evofem”), pursuant to which it invested $60.0 million in a private placement of securities structured in two tranches. To date, the Company has consummated eighteen transactions, ten of which are active and outstanding. Pursuant to the Company’s monetization strategy, the Company does not expect to enter into any additional similar transactions.

In September 2019, the Company engaged financial advisors and initiated a review of its strategy. In December 2019, the Company announced that it had completed a strategic review process and decided to halt the execution of its growth strategy, cease additional strategic investments and pursue a formal process to unlock value by monetizing our assets and returning net proceeds to stockholders (the “monetization strategy”). The Company further announced in December 2019 that it would explore a variety of potential transactions in connection with the monetization strategy, including a sale of the Company, divestiture of the Company’s assets or businesses, a spin-off transaction, a merger or a combination thereof.

During the first quarter of 2020, the Board of Directors (the “Board”) of the Company approved a plan of complete liquidation (the “Plan of Liquidation”) and passed a resolution to seek stockholder approval at its next Annual Meeting of Stockholders to dissolve the Company under Delaware state law in the event the Board concludes that the whole Company sale process is unlikely to maximize the value that can be returned to the stockholders. The Company has not set a definitive timeline to file for dissolution and intends to pursue its monetization strategy in a disciplined and cost-effective manner seeking to maximize returns to stockholders. Subsequently, the Company began a comprehensive program to market and sell its investments. As of March 31, 2020, the Pharmaceutical segment and the royalty right assets within the Income Generating Assets segment met the criteria to be classified as held for sale. Those investments are reported as discontinued operations on the Condensed Consolidated Statements of Operations and as Assets and Liabilities held for sale on the Condensed Consolidated Balance Sheets. While the Company cannot provide a definitive timeline for the liquidation process, it has been targeting the end of 2020 for completing the monetization of its key assets. However, the Company recognizes that the duration and extent of the public health issues related to the COVID-19 pandemic make it possible, and perhaps probable, that the timing may be delayed.

Based on the composition of its existing investment portfolio, the Company currently operates in four segments designated as Medical Devices, Strategic Positions, Pharmaceutical and Income Generating Assets. With the investment in Evofem in the second quarter of 2019, the Company added the Strategic Positions segment. This did not have any impact on its prior segment reporting structure.

Our Medical Devices segment consists of revenue derived from the sale and lease of the LENSAR® Laser System made by the Company’s majority-owned subsidiary, LENSAR, Inc. (“LENSAR”), which may include equipment, Patient Interface Devices (“PIDs”), procedure licenses, training, installation, warranty and maintenance agreements.

Our Strategic Positions segment consists of an investment in Evofem. Evofem is a publicly-traded (NASDAQ: EVFM) clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem is leveraging its proprietary Multipurpose Vaginal pH Regulator (MVP-R™) platform to develop Amphora® (L-lactic acid, citric acid and potassium bitartrate) for hormone-free birth control. Our investments are expected to provide funding for Evofem's pre-commercial activities for Amphora and include shares of common stock and warrants to purchase additional shares of common stock. Evofem is a pre-commercial company and, as such, is not yet engaged in revenue-generating activities.

Our Pharmaceutical segment consists of revenue derived from branded prescription medicine products sold under the name Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world and revenue generated from the sale of an authorized generic form of Tekturna in the United States (collectively, the “Noden Products”). The branded prescription Noden Products were acquired from Novartis AG, Novartis Pharma AG and Speedel Holding AG (collectively, “Novartis”) in July 2016 (the “Noden Transaction”) by the Company’s wholly-owned subsidiary, Noden Pharma DAC (“Noden DAC”). The Company, through its wholly-owned subsidiary, Noden Pharma USA Inc. (“Noden USA”) launched its authorized generic form of Tekturna in the United States in March 2019.

Our Income Generating Assets segment consists of revenue derived from (i) notes and other long-term receivables, (ii) royalty rights and hybrid notes/royalty receivables, (iii) equity investments and (iv) royalties from issued patents in the United States and elsewhere covering the humanization of antibodies, which we refer to as the Queen et al. patents.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements of PDL Biopharma, Inc. and its subsidiaries (collectively, the “Company” or “PDL”) have been prepared in accordance with Generally Accepted Accounting Principles (United States) (“GAAP”).

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the stockholders or equity holders.

The Company applies the guidance codified in ASC 810, Consolidations, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. The Company identifies an entity as a variable interest entity if either: (1) the entity does not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the entity’s equity investors lack the essential characteristics of a controlling financial interest. The Company performs ongoing qualitative assessments of its variable interest entities to determine whether the Company has a controlling financial interest in any variable interest entity and therefore is the primary beneficiary, and if it has the power to direct activities that impact the activities of the entity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes to the Consolidated Financial Statements. The accounting estimates that require management’s most significant, difficult and subjective judgments include the valuation of royalty rights - at fair value, assets and liabilities held for sale, product revenue recognition and allowance for customer rebates and allowances, the valuation of notes receivable and inventory, the assessment of recoverability of intangible assets and their estimated useful lives, the valuation and recognition of stock-based compensation, the recognition and measurement of current and deferred income tax assets and liabilities, and the valuation of warrants to acquire shares of common stock. Actual results could differ from those estimates.

Segment Reporting

Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the entity’s chief operating decision maker, in deciding how to allocate resources and in assessing performance. The Company has evaluated its operating segments in accordance with ASC 280 as of December 31, 2019, and has identified four reportable segments: Medical Devices, Strategic Positions, Pharmaceutical and Income Generating Assets.

Assets Held for Sale

Assets and liabilities are classified as held for sale when all of the following criteria for a plan of sale have been met: (1) management, having the authority to approve the action, commits to a plan to sell the assets; (2) the assets are available for immediate sale, in their present condition, subject only to terms that are usual and customary for sales of such assets; (3) an active program to locate a buyer and other actions required to complete the plan to sell the assets have been initiated; (4) the sale of the assets is probable and is expected to be completed within one year; (5) the assets are being actively marketed for a price that is reasonable in relation to their current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or the plan will be withdrawn. When all of these criteria have been met, the assets and liabilities are classified as held for sale in the balance sheet. Assets classified as held for sale are reported at the lower of their carrying value or fair value less costs to sell. Depreciation and amortization of assets ceases upon designation as held for sale. The assets and liabilities held for sale are recorded on the Company’s Consolidated Balance Sheets as Assets held for sale and Liabilities held for sale, respectively.

Discontinued Operations

Discontinued operations comprise those activities that were disposed of during the period or which were classified as held for sale at the end of the period, represent a separate major line of business or geographical area that can be clearly distinguished for operational and financial reporting purposes and represents a strategic shift that has or will have a major effect on the Company’s operations and financial results. The profits and losses are presented on the Consolidated Statements of Operations as discontinued operations. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

Cash Equivalents

The Company considers all highly liquid investments with initial maturities of three months or less at the date of purchase to be cash equivalents. The Company places its cash and cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure in any one financial instrument.

Accounts Receivable

As of December 31, 2019, the Company concluded that an allowance for doubtful accounts was not required. As of December 31, 2018, the Company had $78,000 in its allowance for doubtful accounts. The Company provides an allowance for doubtful accounts based on experience and specifically identified risks. Accounts receivable are carried at fair value and charged off against the allowance for doubtful accounts when the Company determines that recovery is unlikely and the Company ceases collection efforts.

Investments

As of December 31, 2019 and 2018, the Company’s investments were comprised of an investment in a publicly traded company and a privately-held company.

The Company’s investment in Evofem qualifies for equity method accounting given its percentage ownership in Evofem and the ability to exercise significant influence. The Company elected the fair value method to account for its investment in Evofem as it believes it better reflects economic reality, the financial reporting of the investment and the current value of the asset. Changes in fair value of the Evofem equity investment are presented in Non-operating income (expense), net on the Consolidated Statement of Operations.

The Company’s equity security investment in Alphaeon Corporation (“Alphaeon”) qualifies to be measured at fair value, although it has been determined that the fair value of the investment is not readily determinable as Alphaeon’s shares are not publicly traded. The Company evaluates the fair value of this investment by performing a qualitative assessment each reporting period. If the results of this qualitative assessment indicate that the fair value is less than the carrying value, the investment is written down to its fair value. There have been no such write downs since the Company acquired these shares. This investment is included in other long-term assets. For additional information on the Alphaeon investment, see Note 8, Notes and Other Long-Term Receivables.

Fair Value Measurements

The fair value of the Company’s financial instruments are estimates of the amounts that would be received if the Company were to sell an asset or the Company paid to transfer a liability in an orderly transaction between market participants at the measurement date or exit price. The assets and liabilities are categorized and disclosed in one of the following three categories:

Level 1 – based on quoted market prices in active markets for identical assets and liabilities;

Level 2 – based on observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are or can be corroborated by observable market data for substantially the full term of the assets or liabilities, and

Level 3 – based on unobservable inputs using management’s best estimate and assumptions when inputs are unavailable.

Notes Receivable and Other Long-Term Receivables

The Company accounts for its notes receivable at amortized cost, net of unamortized origination fees, if any, and adjusted for any impairment losses. Interest is accreted or accrued to “Interest revenue” using the effective interest method. When and if supplemental payments are received from certain of these notes and other long-term receivables, an adjustment to the estimated effective interest rate is affected prospectively.

The Company evaluates the collectability of both interest and principal for each note receivable and loan to determine whether it is impaired. A note receivable or loan is considered to be impaired when, based on current information and events, the Company determines it is probable that it will be unable to collect amounts due according to the existing contractual terms. When a note receivable or loan is considered to be impaired, the amount of loss is calculated by comparing the carrying value of the financial asset to the value determined by discounting the expected future cash flows at the loan’s effective interest rate or to the estimated fair value of the underlying collateral, less costs to sell, if the loan is collateralized and the Company expects repayment to be provided solely by the collateral. Impairment assessments require significant judgments and are based on significant assumptions related to the borrower’s credit risk, financial performance, expected sales, and estimated fair value of the collateral.

The Company records interest on an accrual basis and recognizes it as earned in accordance with the contractual terms of the credit agreement, to the extent that such amounts are expected to be collected. When a note receivable or loan becomes past due, or if management otherwise does not expect that principal, interest, and other obligations due will be collected in full, the Company will generally place the note receivable or loan on an impaired status and cease recognizing interest income on that note receivable or loan on an accrual basis until all principal and interest due has been paid or until such time that the Company believes the borrower has demonstrated the ability to repay its current and future contractual obligations. Any uncollected interest related to prior periods is reversed from income in the period that collection of the interest receivable is determined to be doubtful. However, the Company may make exceptions to this policy if the investment has sufficient collateral value and is in the process of collection. Any interest payments received for notes receivable or loans on an impaired status are recognized as interest income on a cash basis.

For the year ended December 31, 2019, the Company did not recognize any interest revenue for the CareView Communications, Inc. (“CareView”) note receivable while on impaired status. For the years ended December 31, 2018 and 2017, the Company recognized $2.3 million and $3.1 million, respectively, of interest revenue for the CareView note receivable as a result of cash interest payments made during these years.

As of December 31, 2019, the Company had three notes receivable investments which were determined to be impaired with a cumulative investment cost and fair value of approximately $52.1 million and $57.3 million, respectively. The same three note receivable investments were determined to be impaired as of December 31, 2018 with a cumulative investment cost and fair value of approximately $62.8 million and $70.0 million, respectively as of this date. During the years ended December 31, 2019, 2018, and 2017, the Company did not recognize any losses on extinguishment of notes receivable.

During the years ended December 31, 2019 and 2018, the Company recorded an impairment loss of $10.8 million and $8.2 million, respectively, related to the CareView note receivable. There were no impairment losses on notes receivable for the year ended December 31, 2017. For additional information about the impairment loss recorded on the CareView note receivable, see Note 8, Notes and Other Long-Term Receivables.

Inventory

Inventory, which consists of raw materials, work-in-process and finished goods, is stated at the lower of cost or net realizable value. The Company determines cost using the first-in, first-out method. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of its expected net realizable value or are in excess of expected requirements. The Company analyzes current and future product demand relative to the remaining product shelf life to identify potential excess inventory. The Company builds demand forecasts by considering factors such as, but not limited to, overall market potential, market share, market acceptance and patient usage. The Company classifies inventory as current on the Consolidated Balance Sheets when the Company expects inventory to be consumed for commercial use within the next twelve months.

Intangible Assets

Intangible assets with finite useful lives consist primarily of customer relationships, acquired technology and trademarks and are amortized on a straight-line basis over their estimated useful lives, over five years to 20 years. The estimated useful lives associated with finite-lived intangible assets are consistent with the estimated lives of the associated products and may be modified when circumstances warrant. Such assets are reviewed for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. The amount of any impairment is measured as the difference between the carrying amount and the fair value of the impaired asset.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	Lesser of useful life or term of lease
Manufacturing equipment	3-5 years
Computer and office equipment	3 years
Transportation equipment	3 years
Furniture and fixtures	7 years
Equipment under lease	Greater of lease term or 5-10 years

Convertible Notes

The Company has previously issued convertible notes with settlement features that allow the Company to settle the notes by paying or delivering, as applicable, cash, shares of the Company’s common stock or a combination of cash and shares of our common stock, at the Company’s election. In accordance with accounting guidance for convertible debt instruments that may be settled in cash or other assets on conversion, the Company separated the principal balance between the fair value of the liability component and the common stock conversion feature using a market interest rate for a similar nonconvertible instrument at the date of issuance.

Financing Costs Related to Long-term Debt

Costs associated with obtaining long-term debt are deferred and amortized over the term of the related debt using the effective interest method. Such costs are presented as reductions from the carrying amount of the long-term debt liability, consistent with debt discounts, on the Company’s Consolidated Balance Sheets.

Revenue Recognition

The reported results for 2019 and 2018 reflect the application of ASC 606, Revenue from Contracts with Customers (“ASC 606”), while the reported results for 2017 were prepared under the guidance of ASC 605, which is also referred to herein as “legacy GAAP” or the “previous guidance”.

Policy Elections and Practical Expedients Taken

Upon the Company’s adoption of ASC 606, it elected the following practical expedients:

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of product revenue.

Sales commissions and other incremental costs of obtaining contracts are expensed as incurred as the amortization periods are less than one year.

General

In accordance with ASC 606, revenue is recognized from the sale of products when a customer obtains control of promised products and services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these products and services. A five-step model is utilized to achieve the core principle and includes the following steps: (1) identify the customer contract; (2) identify the contract’s performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when the performance obligations are satisfied.

The following is a description of principal activities - separated by reportable segments - from which the Company generates its revenue. For more detailed information about reportable segments, see Note 21, Segment Information.

Pharmaceutical

The Company’s Pharmaceutical segment consists of revenue derived from sales of the Noden Products. Noden’s revenue is included in (Loss) income from discontinued operations.

The agreement between Novartis and Noden DAC provided for various transition periods for development and commercialization activities relating to the Noden Products. For the period from July 1, 2016 through October 4, 2016, all of the Noden Products were distributed by Novartis under the terms of the Noden Purchase Agreement while transfer of the marketing authorization rights were pending. During this time, the Company presented revenue under the Novartis transition arrangement on a “net” basis and established a reserve for retroactive adjustment to the profit transfer with Novartis. As of the third quarter of 2018, Noden Pharma DAC completed the marketing authorization transfers for all territories.

In the United States, the duration of the profit transfer ran from July 1, 2016 through October 4, 2016. Beginning on October 5, 2016, Noden Pharma USA, Inc. distributed the Noden Products in the United States. At such time, the Company presented revenue for all sales in the United States on a “gross” basis, meaning product costs were reported separately and there was no fee to Novartis, and established a reserve for discounts and allowances further described below.

Initially, Novartis distributed the Noden Products on behalf of Noden DAC worldwide and Noden DAC received a profit transfer on such sales. Generally, the profit transfer to Noden DAC was defined as gross revenues less product cost and a low single-digit percentage fee to Novartis. The profit transfer terminated upon the transfer of the marketing authorization from Novartis to Noden DAC in each country. For the period from October 5, 2016 to August 31, 2017, Novartis continued to distribute the Noden Products outside of the United States. Beginning on September 1, 2017, Noden Pharma DAC began distributing the Noden Products to select countries outside the United States. Outside the United States, the profit transfer ended in the first quarter of 2018.

Except for the sales in certain countries outside of the United States preceding the final profit transfer that occurred in the first quarter of 2018, revenues of the Noden Products for the periods herein are presented on a gross basis.

Noden USA launched an authorized generic of Tekturna in the United States in March 2019.

The Pharmaceutical segment principally generates revenue from products sold to wholesalers and distributors. Customer orders are generally fulfilled within a few days of receipt resulting in minimal order backlog. Contractual performance obligations are usually limited to transfer of the product to the customer. The transfer occurs either upon shipment or upon receipt of the product in certain countries outside the United States after considering when the customer obtains control of the product. In addition, in some countries outside of the United States, the Company sells product on a consignment basis where control is not transferred until the customer resells the product to an end user. At these points, customers are able to direct the use of and obtain substantially all of the remaining benefits of the product.

Sales to customers are initially invoiced at contractual list prices. Payment terms are typically 30 to 90 days based on customary practice in each country. Revenue is reduced from the list price at the time of recognition for expected chargebacks, discounts, rebates, sales allowances and product returns, which are collectively referred to as gross-to-net adjustments. These reductions are attributed to various commercial agreements, managed healthcare organizations and government programs such as Medicare, Medicaid, and the 340B Drug Pricing Program containing various pricing implications such as mandatory discounts, pricing protection below wholesaler list price and other discounts when Medicare Part D beneficiaries are in the coverage gap. These various reductions in the transaction price have been estimated using either a most likely amount, in the case of prompt pay discounts, or expected value method for all other variable consideration and have been reflected as liabilities and are settled through cash payments, typically within time periods ranging from a few months to one year. Significant judgment is required in estimating gross-to-net adjustments considering legal interpretations of applicable laws and regulations, historical experience, payer channel mix, current contract prices under applicable programs, unbilled claims, processing time lags and inventory levels in the distribution channel. A description of gross-to-net adjustments are described below.

Customer Credits: The Company’s customers are offered various forms of consideration, including allowances, service fees and prompt payment discounts. The Company expects customers will earn prompt payment discounts and, therefore, the Company deducts the full amount of these discounts from total product sales when revenues are recognized. Service fees are also deducted from total product sales as they are earned.

Rebates and Discounts: Allowances for rebates include mandated discounts under the Medicaid Drug Rebate Program in the United States and mandated discounts in the European Union (“EU”) in markets where government-sponsored healthcare systems are the primary payers for healthcare. Rebates are amounts owed after the final dispensing of the product to a benefit plan participant and are based upon contractual agreements or legal requirements with public sector benefit providers. The accrual for rebates is based on negotiated discount rates and expected utilization as well as historical data. Estimates for expected utilization of rebates are based on data received from the customers. Rebates are generally invoiced and paid in arrears so that the accrual balance consists of an estimate of the amount expected to be incurred for the current quarter’s activity, plus an accrual balance for known prior quarters’ unpaid rebates. If actual future rebates vary from estimates, the Company may need to adjust prior period accruals, which would affect revenue in the period of adjustment.

Chargebacks: Chargebacks are discounts that occur when certain contracted customers, which currently consist primarily of group purchasing organizations, Public Health Service institutions, non-profit clinics, and Federal government entities purchasing via the Federal Supply Schedule, purchase directly from the Company’s wholesalers. Contracted customers generally purchase the product at a discounted price. The wholesalers, in turn, charges back to the Company the difference between the price initially paid by the wholesalers and the discounted price paid by the contracted customers. In addition to actual chargebacks received, the Company maintains an accrual for chargebacks based on the estimated contractual discounts on products sold for which the chargeback has not been billed. If actual future chargebacks vary from these estimates, the Company may need to adjust prior period accruals, which would affect revenue in the period of adjustment.

Medicare Part D Coverage Gap: Medicare Part D prescription drug benefit mandates manufacturers to fund 70% in 2019 and 50% in 2018 and 2017 of the Medicare Part D insurance coverage gap for prescription drugs sold to eligible patients. Estimates for the expected Medicare Part D coverage gap are based on historical invoices received and in part from data received from the Company’s customers. Funding of the coverage gap is generally invoiced and paid in arrears so that the accrual balance consists of an estimate of the amount expected to be incurred for the current quarter’s activity, plus an accrual balance for known prior quarters. If actual future funding varies from estimates, the Company may need to adjust prior period accruals, which would affect revenue in the period of adjustment.

Co-payment Assistance: Patients who have commercial insurance and meet certain eligibility requirements may receive co-payment assistance. The Company accrues a liability for co-payment assistance based on actual program participation and estimates of program redemption using data provided by third-party administrators.

Returns: Returns are generally estimated and recorded based on historical sales and returns information. Products that exhibit unusual sales or return patterns due to dating, competition or other marketing matters are specifically investigated and analyzed as part of the accounting for sales returns accruals.

Reserves for chargebacks, discounts, rebates, sales allowances and product returns are included within Liabilities held for sale in the Company’s Consolidated Balance Sheets.

For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front license fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

Medical Devices

The Medical Devices segment principally generates revenue from the sale and lease of the LENSAR® Laser System, which may include equipment, PIDs or consumables, procedure licenses, training, installation, warranty and maintenance agreements.

For bundled packages, the Company accounts for individual products and services separately if they are distinct - i.e. if a product or service is separately identifiable from other items in the bundled package and if the customer can benefit from it on its own or with other resources that are readily available to the customer. The LENSAR® Laser System, standard warranty, training and installation services are one performance obligation. All other elements are separate performance obligations. PIDs, procedure licenses, warranty and maintenance services are also sold on a stand-alone basis.

As the Company both sells and leases the LENSAR® Laser System, the consideration (including any discounts) is first allocated between lease and non-lease components and then allocated between the separate products and services based on their stand-alone selling prices. The stand-alone selling prices for the PIDs and procedure licenses are determined based on the prices at which the Company separately sells the PIDs and procedure licenses. The LENSAR® Laser System and warranty stand-alone selling prices are determined using the expected cost plus a margin approach.

For LENSAR® Laser System sales, the Company recognizes Product revenue when a customer takes possession of the system. This usually occurs after the customer signs a contract, LENSAR installs the system, and LENSAR performs the requisite training for use of the system. For LENSAR® Laser System leases, the Company recognized Product revenue over the length of the lease in accordance with ASC Topic 840, through December 31, 2018 and recognizes Product revenue in accordance with ASC Topic 842, Leases, after January 1, 2019. For additional information regarding accounting for leases, see Note 9, Leases.

The LENSAR® Laser System requires both a consumable and a procedure license to perform each procedure. The Company recognizes Product revenue for PIDs when the customer takes possession of the PID. PIDs are sold by the case. The Company recognizes Product revenue for procedure licenses when a customer purchases a procedure license from the web portal. Typically, consideration for PIDs and procedure licenses is considered fixed consideration except for certain customer agreements that provide for tiered volume discount pricing, which is considered variable consideration.

The Company offers an extended warranty that provides additional services beyond the standard warranty. The Company recognizes Product revenue from the sale of extended warranties over the warranty period. Customers have the option of renewing the warranty period, which is considered a new and separate contract.

Income Generating Assets

For licenses of intellectual property, if the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from non-refundable, up-front fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license.

In January 2018, DFM, LLC, a wholly-owned subsidiary of the Company, granted an exclusive license related to certain Direct Flow Medical, Inc. assets in exchange for $0.5 million in cash and up to $2.0 million in royalty payments. The $0.5 million payment was accounted for in accordance with ASC 606 under which the full cash payment was recognized as revenue in the first quarter of 2018 as DFM, LLC had fulfilled its performance obligation under the agreement. In September 2019, the remaining assets of DFM, LLC were sold for $5.0 million.

Queen et al. Royalty Revenues

Under the Company’s license agreements related to the Queen et al. patents, the Company receives royalty payments based upon its licensees’ net sales of covered products. Royalties qualify for the sales-and-usage exemption under ASC 606 as (i) royalties are based strictly on the sales-and-usage by the licensee; and (ii) a license of intellectual property is the sole or predominant item to which such royalties relate. Based on this exemption, these royalties are earned under the terms of a license agreement in the period the products are sold by the Company's partner and the Company has a present right to payment. Generally, under these agreements, the Company receives royalty reports from its licensees approximately one quarter in arrears; that is, generally in the second month of the quarter after the licensee has sold the royalty-bearing product. The Company recognizes royalty revenues when it can reliably estimate such amounts and collectability is reasonably assured. Under this accounting policy, the royalty revenues the Company reports are not based upon estimates, and such royalty revenues are typically reported in the same period in which the Company receives payment from its licensees.

Although the last of the Queen et al. patents expired in December 2014, the Company has received royalties beyond expiration based on the terms of its licenses and its legal settlement. Under the terms of the legal settlement between Genentech, Inc. (“Genentech”) and the Company, the first quarter of 2016 was the last period for which Genentech paid royalties to the Company for Avastin®, Herceptin®, Xolair®, Perjeta® and Kadcyla®. Other products from the Queen et al. patent licenses, such as Tysabri®, entitle the Company to royalties following the expiration of its patents with respect to sales of licensed product manufactured prior to patent expiry in jurisdictions providing patent protection licenses. In November 2017, the Company was notified by Biogen, Inc. that product supply for Tysabri® that was manufactured prior to patent expiry, and for which the Company would receive royalties on, had been extinguished in the United States and was rapidly being reduced in other countries. As a result, royalties from product sales of Tysabri were substantially lower in 2018 and 2019 and no additional royalties are expected.

Royalty Rights - At Fair Value

The Company accounts for its investments in royalty rights at fair value with changes in fair value presented in earnings. The fair value of the investments in royalty rights is determined by using a discounted cash flow analysis related to the expected future cash flows to be received. These assets are classified as Level 3 assets within the fair value hierarchy, as the Company’s valuation estimates utilize significant unobservable inputs, including estimates as to the probability and timing of future sales of the related products. Transaction-related fees and costs are expensed as incurred.

The changes in the estimated fair value from investments in royalty rights along with cash receipts in each reporting period are presented together on the Company’s Consolidated Statements of Operations as (Loss) income from discontinued operations before income taxes.

Realized gains and losses on royalty rights are recognized as they are earned and when collection is reasonably assured. Royalty Rights revenue is recognized over the respective contractual arrangement period. Critical estimates may include product demand and market growth assumptions, inventory target levels, product approval, pricing assumptions and the impact of competition from other branded or generic products. Factors that could cause a change in estimates of future cash flows include a change in estimated market size, a change in pricing strategy or reimbursement coverage, a delay in obtaining regulatory approval, a change in dosage of the product a change in the number of treatments and the entrants of new competitors or generic products. For each arrangement, the Company is entitled to royalty payments based on revenue generated by the net sales of the product.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses consist primarily of engineering, product development, clinical studies to develop and support the Company’s products, regulatory expenses, and other costs associated with products and technologies that are in development. Research and development expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses, and depreciation.

Foreign Currency Translation

The Company uses the U.S. dollar predominately as the functional currency of its foreign subsidiaries. For foreign subsidiaries where the U.S. dollar is the functional currency, gains and losses from remeasurement of foreign currency balances into U.S. dollars are included in the Consolidated Statements of Operations. The aggregate net (losses) gains resulting from foreign currency transactions and remeasurement of foreign currency balances into U.S. dollars that were included in the Consolidated Statements of Operations amounted to a loss of $0.5 million and $0.7 million for the years ended December 31, 2019 and 2018, respectively and a $0.1 million gain for the year ended December 31, 2017.

Comprehensive (Loss) Income

Comprehensive (loss) income comprises net (loss) income adjusted for other comprehensive (loss) income, using the specific identification method, which includes the changes in unrealized gains and losses on cash flow hedges and changes in unrealized gains and losses on the Company’s investments in available-for-sale securities, all net of tax, which are excluded from the Company’s net (loss) income.

Income Taxes

The provision for income taxes is determined using the asset and liability approach. Tax laws require items to be included in tax filings at different times than the items are reflected in the Consolidated Financial Statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes are adjusted for enacted changes in tax rates and tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. Any interest and penalties on uncertain tax positions are included within the tax provision.

The Tax Cuts and Job Act of 2017 (the “2017 Tax Act”) significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate (from a top rate of 35% to a flat rate of 21%), implementing elements of a territorial tax system, and imposing a one-time deemed repatriation transition tax on cumulative undistributed foreign earnings, for which the Company has not previously paid U.S. taxes. The Company recognized the estimated tax impact related to the revaluation of deferred tax assets and liabilities in its Consolidated Financial Statements for the year ended December 31, 2017. The ultimate impact did not differ materially from these provisional amounts after additional analysis, changes in interpretations and assumptions the Company made and additional regulatory guidance that was issued. The accounting was completed when the Company’s 2017 U.S. corporate income tax return was filed in 2018. The Company has made a policy election with respect to its treatment of potential global intangible low-taxed income (“GILTI”) to account for taxes on GILTI as a current-period expense as incurred.

Business Combination

The Company applies ASC 805, Business combinations (“ASC 805”), pursuant to which the cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of the (i) the total of cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of an acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the Consolidated Statements of Operations as a bargain purchase gain.

Leases

General
In February 2016, the FASB issued ASU No. 2016-02, Leases, that supersedes ASC 840, Leases. Subsequently, the FASB issued several updates to ASU No. 2016-02, codified in ASC Topic 842 (“ASC 842”). The Company adopted ASC 842, Leases, on January 1, 2019 using the modified retrospective method for all leases not substantially completed as of the date of adoption. The reported results for the year ended December 31, 2019 reflect the application of ASC 842 guidance while the reported results for the years ended December 31, 2018 and 2017 were prepared under the guidance of ASC 840, which is also referred to herein as “legacy GAAP” or the “previous guidance”. The cumulative impact of the adoption of ASC 842 was not material, therefore, the Company did not record any adjustments to retained earnings. As a result of adopting ASC 842, the Company recorded operating lease right-of-use (“ROU”) assets of $2.1 million and operating lease liabilities of $2.1 million, primarily related to corporate office leases, based on the present value of the future lease payments on the date of adoption. Changes to lessor accounting focused on conforming with certain changes made to lessee accounting and the recently adopted revenue recognition guidance. The adoption of ASC 842 did not materially change how the Company accounts for lessor arrangements.
The Company determines if an arrangement is a lease or contains an embedded lease at inception if it contains the right to control the use of an identified asset under a leasing arrangement with an initial term greater than 12 months. The Company determines whether a contract conveys the right to control the use of an identified asset for a period of time if the contract contains both the right to obtain substantially all of the economic benefits from the use of the identified asset and the right to direct the use of the identified asset. The Company has lease arrangements with lease and non-lease components, which are accounted for separately.
Policy Elections and Practical Expedients Taken
For leases that commenced before the effective date of ASC 842, the Company elected the practical expedients to not reassess the following: (i) whether any expired or existing contracts contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases.
The Company adopted a policy of expensing short-term leases, defined as 12 months or less, as incurred.
The Company has a policy to exclude from the consideration in a lessor contract all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific lease revenue-producing transaction and collected by the Company from a lessee.
Lessee arrangements

Lessee operating leases are included in Other assets, Accrued liabilities, and Other long-term liabilities in the Company’s Consolidated Balance Sheet. The Company does not have lessee financing leases.

Operating lease ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when readily determinable at lease inception. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s remaining lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis as operating expense in the Consolidated Statements of Operations over the lease term.

For lease arrangements with lease and non-lease components where the Company is the lessee, the Company separately accounts for lease and non-lease components, which consists primarily of taxes and common area maintenance costs. Non-lease components are expensed as incurred.

Lessor arrangements

The Company leases medical device equipment to customers in both operating lease and sales-type lease arrangements generated from its Medical Devices segment.
For sales-type leases, the Company derecognizes the carrying amount of the underlying asset and capitalizes the net investment in the lease, which consists of the total minimum lease payments receivable from the lessee, at lease inception. The Company does not estimate an unguaranteed residual value of the equipment at lease termination because the equipment transfers to the lessee upon completion of the lease. Selling profit or loss is recognized at lease inception. Initial direct costs are recognized as an expense, unless there is no selling profit or loss. If there is no selling profit or loss, initial direct costs are deferred and recognized over the lease term. The Company recognizes interest income from the lease receivable over the lease term in Interest and other income, net in the Consolidated Statements of Operations.

For operating leases, rental income is recognized on a straight-line basis over the lease term. The cost of customer-leased equipment is recorded within Property and equipment, net in the accompanying Consolidated Balance Sheets and depreciated over the equipment’s estimated useful life. Depreciation expense associated with the leased equipment under operating lease arrangements is reflected in Cost of product revenue in the accompanying Consolidated Statements of Operations. Some of the Company’s operating leases include a purchase option for the customer to purchase the leased asset at the end of the lease arrangement. The Company manages its risk on its investment in the equipment through pricing and the term of the leases. Lessees do not provide residual value guarantees on leased equipment. Equipment returned to the Company may be leased or sold to other customers. Initial direct costs are deferred and recognized over the lease term.

Leases are generally not cancellable until after an initial term and may or may not require the customer to purchase a minimum number of procedures and consumables throughout the contract term.

For lease arrangements with lease and non-lease components where the Company is the lessor, the Company allocates the contract’s transaction price to the lease and non-lease components on a relative standalone selling price basis using the Company’s best estimate of the standalone selling price of each distinct product or service in the contract. Allocation of the transaction price is determined at the inception of the lease arrangement. The Company’s leases primarily consist of leases with fixed lease payments. For those leases with variable lease payments, the variable lease payment is typically based upon use of the leased equipment or the purchase of procedure licenses and consumables used with the leased equipment. Non-lease components are accounted for under ASC 606. For additional information regarding ASC 606, see Note 20, Revenue from Contracts with Customers.

Adopted Accounting Pronouncements

Intangibles-Goodwill and Other

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill by eliminating step two from the goodwill impairment test. Under the amendments, an entity will recognize an impairment charge for the amount by which the carrying value exceeds the fair value. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2019 on a prospective basis and early adoption is permitted. Effective January 1, 2019, the Company adopted the requirements of ASU No. 2017-04. The adoption did not have an effect on the Consolidated Financial Statements on the adoption date and no adjustment to prior year Consolidated Financial Statements was required.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments. The new guidance amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses. ASU No. 2016-13 has an effective date of the fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company does not expect this guidance to have a significant impact on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement. The new guidance modifies disclosure requirements related to fair value measurement. The amendments in ASU No. 2018-13 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. Early adoption is permitted. The standard also allows for early adoption of any removed or modified disclosures upon issuance of ASU No. 2018-13 while delaying adoption of the additional disclosures until their effective date. The Company does not expect this guidance to have a significant impact on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software. The new guidance reduces complexity for the accounting for costs of implementing a cloud computing service arrangement and aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). For public companies, the amendments in ASU No. 2018-15 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Implementation should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company does not expect this guidance to have a significant impact on its financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective for public companies for fiscal years, and interim periods within those fiscal years beginning after December 15, 2020. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/

(deficit) in the period of adoption. The Company is currently evaluating the impact this ASU will have on the Company’s financial statements and related disclosures as well as the timing of adoption.

3. Discontinued Operations Classified as Assets Held for Sale

As discussed in Note 1, Organization and Business, in September 2019, the Company engaged financial advisors and initiated a review of its strategy. In December 2019, the Company announced that it had completed a strategic review process and decided to halt the execution of its growth strategy, cease additional strategic investments and pursue a formal process to unlock value by monetizing our assets and returning net proceeds to stockholders (the “monetization strategy”). The Company further announced in December 2019 that it would explore a variety of potential transactions in connection with the monetization strategy, including a sale of the Company, divestiture of the Company’s assets or businesses, a spin-off transaction, a merger or a combination thereof.

In March 2020, the Company announced its Plan of Liquidation and passed a resolution to seek stockholder approval at its next Annual Meeting of Stockholders to dissolve the Company under Delaware state law in the event that the Board concludes that a whole Company sale is unlikely to maximize the value that can be returned to the stockholders. The Company has not set a definitive timeline for the liquidation and intends to pursue the liquidation strategy in a disciplined and cost-effective manner seeking to maximize the value that can be returned to stockholders. As a result of these actions and subsequent efforts to monetize the Company’s key assets, as well as the sale of these key assets representing a strategic shift in the operations of the Company, the assets held for sale and discontinued operations criteria were met for the Company’s royalty assets (Income Generating Assets segment) and its subsidiary Noden (Pharmaceutical segment) during the first quarter of 2020. The historical financial results of the royalty assets and Noden are reflected in the Company’s consolidated financial statements as discontinued operations, for all periods presented, and assets and liabilities were retrospectively reclassified as assets and liabilities held for sale.

Components of amounts reflected in (Loss) income from discontinued operations are as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Revenues
Product revenue, net	$55,093	$80,796	$69,032
Royalty rights - change in fair value	(31,042)	85,287	159,729
Total revenues	24,051	166,083	228,761
Operating expenses
Cost of product revenue (excluding intangible asset amortization)	36,343	34,906	18,333
Amortization of intangible assets	5,016	14,536	24,057
General and administrative	7,059	11,720	10,268
Sales and marketing	1,675	10,800	14,021
Research and development	(41)	196	5,963
Impairment of intangible assets	22,490	152,330	—
Change in fair value of anniversary payment and contingent consideration	—	(42,000)	349
Total operating expenses	72,542	182,488	72,991
(Loss) income from discontinued operations before income taxes	(48,491)	(16,405)	155,770
Income tax (benefit) expense from discontinued operations	(2,028)	19,689	58,421
(Loss) income from discontinued operations	$(46,463)	$(36,094)	$97,349

The carrying amounts of the major classes of assets reported as “Assets held for sale” consist of the following:

(in thousands)	December 31, 2019	December 31, 2018

Cash and cash equivalents	$24,469	$28,910
Accounts receivable, net	6,993	16,874
Inventory	31,712	14,880
Prepaid and other current assets	7,192	4,480
Property and equipment, net	2,960	3,681
Royalty rights - at fair value	266,196	376,510
Intangible assets, net	10,112	37,618
Other assets	1,819	2,236
Total assets held for sale	$351,453	$485,189

The carrying amounts of the major classes of liabilities reported as “Liabilities held for sale” consist of the following:

(in thousands)	December 31, 2019	December 31, 2018

Accounts payable	$14,695	$10,614
Accrued liabilities	16,400	30,086
Other long-term liabilities	120	—
Total liabilities held for sale	$31,215	$40,700

4. Investment in Evofem Biosciences, Inc.

On April 10, 2019, the Company entered into a securities purchase agreement with Evofem and two other purchasers, pursuant to which the Company purchased $60.0 million of Evofem securities in a private placement. The transaction was structured in two tranches.

The first tranche closed on April 11, 2019, pursuant to which the Company invested $30.0 million to purchase 6,666,667 shares of Evofem common stock at $4.50 per share and was also issued warrants to purchase up to 1,666,667 shares of Evofem common stock. The warrants are exercisable beginning six months after the issuance date for a period of seven years from the issuance date at an exercise price of $6.38 per share.

The second tranche closed on June 10, 2019, pursuant to which the Company invested an additional $30.0 million to purchase an additional 6,666,667 shares of Evofem common stock at $4.50 per share and was also issued warrants to purchase up to an additional 1,666,667 shares of Evofem common stock with the same terms as the warrants issued in the first tranche. Following the closing of the second tranche, the Company has a right to appoint one member to Evofem’s board of directors and has a limited right to have one board observer participate in Evofem board meetings. In December 2019, the Company’s representatives resigned from these positions. Since that time, the Company has elected not to appoint a director or board observer to the Evofem board of directors but retains the right to do so.

The Company has registration rights on customary terms for all Evofem shares issued under the securities purchase agreement, including the shares underlying the warrants.

As of December 31, 2019, the Company owned approximately 28% of Evofem’s common stock. The Company’s investment in Evofem qualifies for equity method accounting given its percentage ownership in Evofem and the ability to exercise significant influence. The Company elected the fair value method to account for its investment in Evofem as it believes it better reflects economic reality, the financial reporting of the investment and the current value of the asset. Changes in fair value of the Evofem equity investment are presented in Non-operating income (expense), net on the Consolidated Statement of Operations. Because the mark to market valuation will occur at the end of each quarterly reporting period, changes in fair value will vary based upon the volatility of the stock price. The Evofem equity investment is presented on the Consolidated Balance Sheet as an Investment in equity affiliate and reflects the fair value of the equity investment at the end of the reporting period.

For the year ended December 31, 2019, the Company had an unrealized gain of $36.4 million on its investment in Evofem, of which $31.6 million was related to Evofem common stock and $4.8 million was related to Evofem warrants.

The latest Evofem financial statements can be found on their corporate website at www.evofem.com or filed with the SEC at www.sec.gov.

5. Cash and Cash Equivalents

As of December 31, 2019 and 2018, the Company had invested its excess cash balances primarily in cash and money market funds. The fair values of cash equivalents approximate their carrying values due to the short-term nature of such financial instruments.

The following table summarizes the Company’s cash and cash equivalents by significant investment category reported as cash and cash equivalents as of December 31, 2019 and 2018:

			Reported as:
(in thousands)	Amortized Cost	Estimated Fair Value	Cash and Cash Equivalents
December 31, 2019
Cash	$37,718	$37,718	$37,718
Money market funds	131,264	131,264	131,264
Total [1]	$168,982	$168,982	$168,982

December 31, 2018
Cash	$138,961	$138,961	$138,961
Money market funds	226,719	226,719	226,719
Total [1]	$365,680	$365,680	$365,680
________________
1 The amounts above exclude $24.5 million and $28.9 million of cash at Noden classified as held for sale as of December 31, 2019 and 2018, respectively. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

The Company recognized approximately $0.8 million and $0.1 million, respectively, of gains on sales of available-for-sale securities in the years ended December 31, 2018 and 2017, respectively. As of December 31, 2019 and 2018 the Company did not have any available-for-sale securities.

6. Inventories

Inventories consisted of the following:

	December 31,
(in thousands)	2019	2018
Raw materials	$3,739	$1,921
Work in process	1,170	549
Finished goods	3,152	1,592
Total inventories [1]	$8,061	$4,062
1 The amounts above exclude $31.7 million and $14.9 million of inventory at Noden classified as held for sale as of December 31, 2019 and 2018, respectively. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

7. Fair Value Measurements

Assets/Liabilities Measured and Recorded at Fair Value on a Recurring Basis

The following table presents the fair value of the Company’s financial instruments measured at fair value on a recurring basis by level within the valuation hierarchy, as discussed in Note 2, Summary of Significant Accounting Policies:

	December 31, 2019				December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$131,264	$—	$—	$131,264	$226,719	$—	$—	$226,719
Corporate securities [1]	82,267	—	—	82,267	—	—	—	—
Warrants [2]	—	14,152	—	14,152	—	62	—	62
Royalty rights - at fair value	—	—	266,196	266,196	—	—	376,510	376,510
Total	$213,531	$14,152	$266,196	$493,879	$226,719	$62	$376,510	$603,291

Financial liabilities:
Contingent consideration, current [3]	$—	$—	$—	$—	$—	$—	$1,071	$1,071
Total	$—	$—	$—	$—	$—	$—	$1,071	$1,071
 ___________________
1 Corporate securities are classified as “Investment in equity affiliate” on the December 31, 2019 Consolidated Balance Sheet.
2 Warrants are included in “Other assets” on the December 31, 2019 and 2018 Consolidated Balance Sheets.
3 Contingent consideration, current is included in “Accrued liabilities” on the December 31, 2018 Consolidated Balance Sheet.

There have been no transfers between levels during the periods presented in the table above. The Company recognizes transfers between levels on the date of the event or change in circumstances that caused the transfer.

Money Market Funds - The fair values of cash equivalents approximate their carrying values due to the short-term nature of such financial instruments.

Corporate Securities - Corporate securities consists of common stock shares of Evofem, a clinical-stage biopharmaceutical company listed on Nasdaq. For additional information on the Evofem investment, see Note 4, Investment in Evofem.

Warrants - Warrants consist of rights to purchase shares of common stock in Evofem and CareView, see Note 4, Investment in Evofem, and Note 8, Notes and Other Long-Term Receivables. The fair value of the warrants is estimated using recently quoted market prices of the underlying equity security and the Black-Scholes option pricing model.

Royalty Rights - At Fair Value

Assertio (Depomed) Royalty Agreement

On October 18, 2013, the Company entered into the Royalty Purchase and Sale Agreement (the “Assertio Royalty Agreement”) with Assertio Therapeutics, Inc. (formerly known as Depomed, Inc.), and Depo DR Sub, LLC (together, “Assertio”), whereby the Company acquired the rights to receive royalties and milestones payable on sales of five Type 2 diabetes products licensed by Assertio in exchange for a $240.5 million cash payment. Total consideration was $241.3 million, which was comprised of the $240.5 million cash payment to Assertio and $0.8 million in transaction costs.

The rights acquired include Assertio’s royalty and milestone payments accruing from and after October 1, 2013: (a) from Santarus, Inc., which was subsequently acquired by Salix Pharmaceuticals, Inc., which itself was acquired by Valeant Pharmaceuticals International, Inc. (“Valeant”), which, in July 2018, changed its name to Bausch Health Companies Inc. (“Bausch Health”) with respect to sales of Glumetza (metformin HCL extended-release tablets) in the United States; (b) from Merck & Co., Inc. with respect to sales of Janumet® XR (sitagliptin and metformin HCL extended-release tablets); (c) from

Janssen Pharmaceutica N.V. with respect to potential future development milestones and sales of its approved fixed-dose combination of Invokana® (canagliflozin, a sodium glucose cotransporter 2 (SGLT2) inhibitor) and extended-release metformin tablets, marketed as Invokamet XR®; (d) from Boehringer Ingelheim and Eli Lilly and Company with respect to potential future development milestones and sales of the investigational fixed-dose combinations of drugs and extended-release metformin subject to Assertio’s license agreement with Boehringer Ingelheim, including its approved products, Jentadueto XR® and Synjardy XR®; and (e) from Bausch Health for sales of extended-release metformin tablets in Korea and Canada, respectively.

In February 2013, a generic equivalent to Glumetza was approved by the U.S. Food and Drug Administration (“FDA”) and in August 2016, two additional generic equivalents to Glumetza were approved by the FDA. In February 2016, Lupin Pharmaceuticals, Inc., in August 2017, Teva Pharmaceutical Industries Ltd., and in July 2018, Sun Pharmaceutical, Inc. (“Sun”) each launched a generic equivalent approved product. In May 2017, the Company received notification that a subsidiary of Valeant had launched an authorized generic equivalent product in February 2017, and the Company received royalties on such authorized generic equivalent product under the same terms as the branded Glumetza product, retroactive to February 2017. The Company continues to monitor whether the generic competition further affects sales of Glumetza and thus royalties on such sales paid to the Company, and the impact of the launched authorized generic equivalent. Due to the uncertainty around Bausch Health’s marketing and pricing strategy, as well as Sun’s recently launched generic product and limited historical demand data after generic market entrance, the Company may need to further evaluate future cash flows in the event of more rapid reduction or increase in market share of Glumetza and its authorized generic equivalent product and/or a further erosion in net pricing.

The Company determined that its royalty purchase interest in Depo DR Sub, LLC represented a variable interest in a variable interest entity. However, the Company did not have the power to direct the activities of Depo DR Sub, LLC that most significantly impact Depo DR Sub, LLC’s economic performance and was not the primary beneficiary of Depo DR Sub, LLC; therefore, Depo DR Sub, LLC was not subject to consolidation by the Company.

On August 2, 2018, PDL Investment Holding, LLC (“PDLIH”), a wholly-owned subsidiary of the Company and assignee from the Company under the Assertio Royalty Agreement, entered into an amendment to the Assertio Royalty Agreement with Assertio. Pursuant to the amendment, PDLIH purchased all of Assertio’s remaining interests in royalty and milestone payments payable on sales of Type 2 diabetes products licensed by Assertio for $20.0 million. Prior to the amendment, the Assertio Royalty Agreement provided that the Company would have received all royalty and milestone payments due under license agreements between Assertio and its licensees until the Company received payments equal to two times the cash payment it made to Assertio, or approximately $481.0 million, after which all net payments received by Assertio would have been shared equally between the Company and Assertio. Following the amendment, the Assertio Royalty Agreement provides that the Company will receive all royalty and milestone payments due under the license agreements between Assertio and its licensees. The Company has elected to continue to follow the fair value option and carry the financial asset at fair value.

The Assertio Royalty Agreement terminates on the third anniversary following the date upon which the later of the following occurs: (a) October 25, 2021, or (b) at such time as no royalty payments remain payable under any license agreement and each of the license agreements has expired by its terms.

As of December 31, 2018, in conjunction with the amendment described above, the Company was provided the power to direct the activities of Depo DR Sub, LLC and is the primary beneficiary of Depo DR Sub, LLC; therefore, Depo DR Sub, LLC is subject to consolidation by the Company. As of December 31, 2019 and 2018, Depo DR Sub, LLC did not have any assets or liabilities of value for consolidation with the Company.

The financial asset acquired represents a single unit of accounting. This financial asset is classified as a Level 3 asset within the fair value hierarchy, as the Company’s valuation utilized significant unobservable inputs, including estimates as to the probability and timing of future commercialization for products not yet approved by regulatory agencies outside of the United States. The estimated fair value of the financial asset acquired was determined by using a discounted cash flow analysis related to the expected future cash flows to be generated by each licensed product. The discounted cash flows are based upon expected royalties from sales of licensed products over approximately a nine-year period. The estimated fair value of the asset is subject to variation should those cash flows vary significantly from the Company’s estimates. The Company periodically assesses the expected future cash flows and to the extent such payments are greater or less than its initial estimates, or the timing of such payments is materially different than the original estimates, the Company will adjust the estimated fair value of the asset. A third-party expert is engaged to assist management with the development of its estimate of the expected future cash flows, when deemed necessary. Should the expected royalties increase or decrease by 2.5%, the fair value of the asset could increase or decrease by $5.5 million, respectively. Significant judgment is required in selecting appropriate discount rates. The discount rates utilized range from 10% to 24%. At December 31, 2019, an evaluation was performed to assess those rates and general market conditions potentially affecting the fair market value of the financial asset. Should these discount rates increase or decrease by 2.5%, the fair value of the asset could decrease by $17.5 million or increase by $20.5 million, respectively.

In February 2016, at the Company’s request and pursuant to the Assertio Royalty Agreement, Assertio exercised its audit right with respect to Glumetza royalties. The independent auditor engaged to perform the royalty audit completed it in July 2017, and based upon the results of the audit, Assertio, on behalf of the Company, filed a lawsuit on September 7, 2017, against Valeant and one of its subsidiaries, claiming damages for unpaid royalties, fees and interest. Valeant (now Bausch Health), Assertio and the Company entered into a settlement agreement on October 27, 2017 whereby the parties agreed to dismiss the litigation, with prejudice, and Valeant agreed to pay to Assertio $13.0 million. The full amount of the settlement payment was transferred to the Company under the terms of the Assertio Royalty Agreement in November 2017. In October 2018, PDL submitted notice of its intent to exercise its audit right under the Assertio Royalty Agreement with respect to the period beginning January 1, 2016 and ending December 31, 2018. No material adjustments were identified in connection with this audit.

As of December 31, 2019, the Company’s discounted cash flow analysis reflects its expectations as to the amount and timing of future cash flows up to the valuation date for the above described royalty streams.

On May 31, 2016, the Company obtained a notification indicating that the FDA approved Jentadueto XR for use in patients with Type 2 diabetes. In June 2016, the Company received a $6.0 million FDA approval milestone pursuant to the terms of the Assertio Royalty Agreement. The product approval was earlier than initially expected. Based on the FDA approval and anticipated timing of the product launch, the Company adjusted the timing of future cash flows and discount rate used in the discounted cash flow model at June 30, 2016. At year-end 2017, management re-evaluated, with assistance of a third-party expert, the cash flow assumptions for Jentadueto XR and revised the discounted cash flow model. As of December 31, 2019, the Company’s discounted cash flow analysis reflects its expectations as to the amount and timing of future cash flows up to the valuation date.

On September 21, 2016, the Company obtained a notification indicating that the FDA approved Invokamet XR for use in patients with Type 2 diabetes. The product approval triggered a $5.0 million approval milestone payment to the Company pursuant to the terms of the Assertio Royalty Agreement. Based on the FDA approval and timing of the product launch, the Company adjusted the timing of future cash flows and discount rate used in the discounted cash flow model at December 31, 2017.

On December 13, 2016, the Company obtained a notification indicating that the FDA approved Synjardy XR for use in patients with Type 2 diabetes. The product approval triggered a $6.0 million approval milestone payment to the Company pursuant to the terms of the Assertio Royalty Agreement. Based on the FDA approval and the April 2017 launch of Synjardy XR by Boehringer Ingelheim, the Company adjusted the timing of future cash flows and discount rate used in the discounted cash flow model at December 31, 2017.

In the fourth quarter of 2019, management re-evaluated, with assistance of a third-party expert, the market share data, the gross-to-net revenue adjustment assumptions and Glumetza demand data and re-evaluated the assumptions, including the expected ex-U.S. launch dates, underlying the fair values of the non-Glumetza Type 2 extended release diabetes products comprising the Assertio royalty asset portfolio. These data and assumptions are based on available but limited information. Key findings from the third-party study included: an anticipated decrease in the Glumetza net sales forecast due to an accelerated shift in the channel mix resulting in a substantial decline in net selling prices, particularly in the fourth quarter of 2019 and beyond, as previously announced by Bausch Health, and the delayed launch dates of the extended release products in the Assertio royalty asset portfolio outside of the United States. As a result of this analysis, the Company wrote down the fair value of the Assertio asset by $46.3 million.

As of December 31, 2019, the fair value of the asset acquired as reported in Assets held for sale on the Company’s Consolidated Balance Sheet was $218.7 million and the maximum loss exposure was $218.7 million.

Viscogliosi Brothers Royalty Agreement

On June 26, 2014, the Company entered into a Royalty Purchase and Sale Agreement (the “VB Royalty Agreement”) with Viscogliosi Brothers, LLC (“VB”), whereby VB conveyed to the Company the right to receive royalties payable on sales of a spinal implant that has received pre-market approval from the FDA held by VB and commercialized by Paradigm Spine, LLC (“Paradigm Spine”), in exchange for a $15.5 million cash payment, less fees. Paradigm Spine was acquired in March 2019 by RTI Surgical Holdings, Inc.

The royalty rights acquired include royalties accruing from and after April 1, 2014. Under the terms of the VB Royalty Agreement, the Company receives all royalty payments due to VB pursuant to certain technology transfer agreements between

VB and Paradigm Spine until the Company has received payments equal to 2.3 times the cash payment made to VB, after which all rights to receive royalties will be returned to VB. VB’s ability to repurchase the royalty right for a specified amount expired on June 26, 2018.

The estimated fair value of the royalty rights at December 31, 2019, was determined by using a discounted cash flow analysis related to the expected future cash flows to be received. This asset is classified as a Level 3 asset, as the Company’s valuation utilized significant unobservable inputs, including estimates as to the probability and timing of future sales of the licensed product. The discounted cash flow was based upon expected royalties from sales of licensed product over approximately a ten-year period. The estimated fair value of the asset is subject to variation should those cash flows vary significantly from the Company’s estimates. The Company periodically assesses the expected future cash flows and to the extent such payments are greater or less than its initial estimates, or the timing of such payments is materially different than the original estimates, the Company will adjust the estimated fair value of the asset. A third-party expert is engaged to assist management with the development of its estimate of the expected future cash flows, when deemed necessary. Should the expected royalties increase or decrease by 2.5%, the fair value of the asset could increase or decrease by $0.3 million, respectively. Significant judgment is required in selecting the appropriate discount rate. The discount rate utilized was 15.0%. Should this discount rate increase or decrease by 2.5%, the fair value of this asset could decrease by $1.3 million or increase by $1.6 million, respectively.

As of December 31, 2019, the Company’s discounted cash flow analysis reflects its expectations as to the amount and timing of future cash flows up to the valuation date.

As of December 31, 2019, the fair value of the asset acquired as reported in Assets held for sale on the Company’s Consolidated Balance Sheet was $13.6 million and the maximum loss exposure was $13.6 million.

University of Michigan Royalty Agreement

On November 6, 2014, the Company acquired a portion of all royalty payments of the U-M worldwide royalty interest in Cerdelga® (eliglustat) for $65.6 million pursuant to the Royalty Purchase and Sale Agreement with U-M (the “U-M Royalty Agreement”). Under the terms of the U-M Royalty Agreement, the Company receives 75% of all royalty payments due under the U-M license agreement with Genzyme Corporation, a Sanofi company (“Genzyme”), until expiration of the licensed patents, excluding any patent term extension. Cerdelga, an oral therapy for adult patients with Gaucher disease type 1, was developed by Genzyme. Cerdelga was approved in the United States in August 2014, in the EU in January 2015, and in Japan in March 2015. In addition, marketing applications for Cerdelga are under review by other regulatory authorities. While marketing applications have been approved in the United States, the EU and Japan, national pricing and reimbursement decisions are delayed in some countries.

The estimated fair value of the royalty right at December 31, 2019, was determined by using a discounted cash flow analysis related to the expected future cash flows to be received. This asset is classified as a Level 3 asset, as the Company’s valuation utilized significant unobservable inputs, including estimates as to the probability and timing of future sales of the licensed product. The discounted cash flow was based upon expected royalties from sales of licensed product over approximately a three-year period. Based on the results of the Company’s analysis, which considered input from a third-party expert and the variance between the Company’s forecast model and actual results, the Company wrote down the fair value of the royalty asset by $3.1 million in the third quarter ended September 30, 2019. The estimated fair value of the asset is subject to variation should those cash flows vary significantly from the Company’s estimates. An evaluation of those estimates, discount rate utilized and general market conditions affecting fair market value is performed in each reporting period. A third-party expert is engaged to assist management with the development of its estimate of the expected future cash flows, when deemed necessary. Should the expected royalties increase or decrease by 2.5%, the fair value of the asset could increase or decrease by $0.5 million, respectively.
Significant judgment is required in selecting the appropriate discount rate. The discount rate utilized was approximately 12.8%. Should this discount rate increase or decrease by 2.5%, the fair value of this asset could decrease or increase by $0.6 million. As of December 31, 2019, the Company’s discounted cash flow analysis reflects its expectations as to the amount and timing of future cash flows.

As of December 31, 2019, the fair value of the asset acquired as reported in Assets held for sale on the Company’s Consolidated Balance Sheet was $20.4 million and the maximum loss exposure was $20.4 million.

ARIAD Royalty Agreement

On July 28, 2015, the Company entered into the revenue interest assignment agreement (the “ARIAD Royalty Agreement”) with ARIAD, whereby the Company acquired the rights to receive royalties from ARIAD’s net revenues generated by the sale, distribution or other use of Iclusig® (ponatinib), a cancer medicine for the treatment of adult patients with chronic myeloid leukemia, in exchange for up to $200.0 million in cash payments. The purchase price of $100.0 million was payable in two tranches of $50.0 million each, with the first tranche having been funded on July 28, 2015 and the second tranche having been funded on July 28, 2016. Upon the occurrence of certain events, including a change of control of ARIAD, the Company had the right to require ARIAD to repurchase the royalty rights for a specified amount. The Company elected the fair value option to account for the hybrid instrument in its entirety. Any embedded derivative shall not be separated from the host contract. The asset acquired pursuant to the ARIAD Royalty Agreement represents a single unit of accounting.

In February 2017, Takeda Pharmaceutical Company Limited (“Takeda”) acquired ARIAD and the Company exercised its put option on the same day, which resulted in an obligation by Takeda to pay the Company a 1.2x multiple of the $100.0 million funded by the Company under the ARIAD Royalty Agreement, less royalty payments already received by the Company.

On March 30, 2017, Takeda fulfilled its obligations under the put option and paid the Company the repurchase price of $108.2 million for the royalty rights under the ARIAD Royalty Agreement.

AcelRx Royalty Agreement

On September 18, 2015, the Company entered into a royalty interest assignment agreement (the “AcelRx Royalty Agreement”) with ARPI LLC, a wholly-owned subsidiary of AcelRx Pharmaceuticals, Inc. (“AcelRx”), whereby the Company acquired the rights to receive a portion of the royalties and certain milestone payments on sales of Zalviso® (sufentanil sublingual tablet system) in the EU, Switzerland and Australia by AcelRx’s commercial partner, Grünenthal, in exchange for a $65.0 million cash payment. Under the terms of the AcelRx Royalty Agreement, the Company receives 75% of all royalty payments and 80% of the first four commercial milestone payments due under AcelRx’s license agreement with Grünenthal until the earlier to occur of (i) receipt by the Company of payments equal to three times the cash payments made to AcelRx and (ii) the expiration of the licensed patents. Zalviso received marketing approval by the European Commission in September 2015. Grünenthal launched Zalviso in the second quarter of 2016 and the Company started to receive royalties in the third quarter of 2016.

As of December 31, 2019 and 2018, the Company determined that its royalty rights under the AcelRx Royalty Agreement represented a variable interest in a variable interest entity. However, the Company does not have the power to direct the activities of ARPI LLC that most significantly impact ARPI LLC’s economic performance and is not the primary beneficiary of ARPI LLC; therefore, ARPI LLC is not subject to consolidation by the Company.

Due to the slower than expected adoption of the product since its initial launch relative to the Company’s estimates and the increased variance noted between the Company’s forecast model and actual results in the three months ended June 30, 2019, the Company utilized a third-party expert in the second quarter of 2019 to reassess the market and expectations for the Zalviso product. Key findings from the third-party study included: the post-surgical PCA (Patient-Controlled Analgesia) market being smaller than previously forecasted; the higher price of the product relative to alternative therapies, the product not being used as a replacement for systemic opioids and the design of the delivery device, which is pre-filled for up to three days of treatment, which limited its use for procedures with anticipated shorter recovery times. Based on this analysis and the impact to the projected sales-based royalties and milestones, the Company wrote down the fair value of the royalty asset by $60.0 million in the second quarter of 2019.

The estimated fair value of the royalty right at December 31, 2019, was determined by using a discounted cash flow analysis related to the expected future cash flows to be received. This asset is classified as a Level 3 asset, as the Company’s valuation utilized significant unobservable inputs, including estimates as to the probability and timing of future sales of the licensed product. The discounted cash flow was based upon expected royalties from sales of licensed product over approximately a thirteen-year period. The estimated fair value of the asset is subject to variation should those cash flows vary significantly from the Company’s estimates. An evaluation of those estimates, discount rate utilized and general market conditions affecting fair market valuation is performed for each reporting period. A third-party expert is engaged to assist management with the development of its estimate of the expected future cash flows, when deemed necessary. Should the expected royalties increase or decrease by 2.5%, the fair value of the asset could increase or decrease by $0.3 million, respectively. Significant judgment is required in selecting the appropriate discount rate. The discount rate utilized was approximately 13.4%. Should this discount rate increase or decrease by 2.5%, the fair value of this asset could decrease by $1.2 million or increase by $1.4 million, respectively. As of December 31, 2019, the Company’s discounted cash flow analysis reflects its expectations as to the amount and timing of future cash flows up to the valuation date.

As of December 31, 2019, the fair value of the asset acquired as reported in Assets held for sale on the Company’s Consolidated Balance Sheet was $13.0 million and the maximum loss exposure was $13.0 million.

Kybella Royalty Agreement

On July 8, 2016, the Company entered into a royalty purchase and sales agreement with an individual, whereby the Company acquired that individual’s rights to receive certain royalties on sales of KYBELLA® by Allergan plc in exchange for a $9.5 million cash payment and up to $1.0 million in future milestone payments based upon product sales targets. The Company started to receive royalty payments during the third quarter of 2016.

The estimated fair value of the royalty right at December 31, 2019, was determined by using a discounted cash flow analysis related to the expected future cash flows to be received. This asset is classified as a Level 3 asset, as the Company’s valuation utilized significant unobservable inputs, including estimates as to the probability and timing of future sales of the licensed product. The discounted cash flow was based upon expected royalties from sales of a licensed product over approximately a six-year period. The estimated fair value of the asset is subject to variation should those cash flows vary significantly from the Company’s estimates. An evaluation of those estimates, discount rate utilized and general market conditions affecting fair market value is performed in each reporting period. A third-party expert is engaged to assist management with the development of its estimate of the expected future cash flows, when deemed necessary. Should the expected royalties increase or decrease by 2.5%, the fair value of the asset could increase or decrease by less than $0.1 million, respectively. Significant judgment is required in selecting the appropriate discount rate. The discount rate utilized was approximately 14.4%. Should this discount rate increase or decrease by 2.5%, the fair value of this asset could decrease or increase by less than $0.1 million, respectively.

As of December 31, 2019, the Company’s discounted cash flow analysis reflects its expectations as to the amount and timing of future cash flows up to the valuation date.

As of December 31, 2019, the fair value of the asset acquired as reported in Assets held for sale on the Company’s Consolidated Balance Sheet was $0.6 million and the maximum loss exposure was $0.6 million.

The following tables summarize the changes in Level 3 Royalty Right Assets and the gains and losses included in earnings for the year ended December 31, 2019:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) - Royalty Rights Assets

(in thousands)	Royalty Rights - At Fair Value
Fair value as of December 31, 2018		$376,510

Total net change in fair value for the period
Change in fair value of royalty rights - at fair value	$(31,042)
Proceeds from royalty rights - at fair value	$(79,272)
Total net change in fair value for the period		(110,314)

Fair value as of December 31, 2019		$266,196

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) - Royalty Rights Assets
	Fair Value as of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2018	Change in Fair Value	December 31, 2019
Assertio	$264,371	$(45,699)	$218,672
VB	14,108	(518)	13,590
U-M	25,595	(5,197)	20,398
AcelRx	70,380	(57,428)	12,952
KYBELLA	2,056	(1,472)	584
	$376,510	$(110,314)	$266,196

The following table summarizes the changes in Level 3 liabilities and the gains and losses included in earnings for the year ended December 31, 2019:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) - Liabilities
(in thousands)	Contingent Consideration
Fair value as of December 31, 2018	$(1,071)

Settlement of financial instrument [1]	1,071

Fair value as of December 31, 2019	$—
 ___________________
1 Represents the final conversion consideration and earn out liability for the LENSAR acquisition of assets from Precision Eye Services (“PES”).

Gains and losses from changes in Level 3 assets included in earnings for each period are presented in “Royalty rights - change in fair value” and gains and losses from changes in Level 3 liabilities included in earnings for each period are presented in “Change in fair value of anniversary payment and contingent consideration” as follows:

	Year Ended December 31,
(in thousands)	2019	2018

Total change in fair value for the period included in earnings for royalty right assets held at the end of the reporting period	$(31,042)	$85,256

Total change in fair value for the period included in earnings for liabilities held at the end of the reporting period	$—	$41,631

Assets/Liabilities Measured and Recorded at Fair Value on a Nonrecurring Basis

The Company remeasures the fair value of certain assets and liabilities upon the occurrence of certain events. Such assets consist of long-lived assets, including property and equipment and intangible assets and the shares of Alphaeon Class A common stock, received in connection with the loans made to LENSAR by the Company prior to its acquisition of LENSAR.

During the year ended December 31, 2019, the Company recorded an impairment charge of $22.5 million for the Noden intangible assets given the Company’s monetization strategy and updated forecasts for Noden. As a result of this impairment charge, which was based on the estimated fair value of the assets, the remaining carrying value of these intangible assets was determined to be $10.1 million. During the three months ended June 30, 2018, the Company recorded an impairment charge of $152.3 million for the Noden intangible assets related to the increased probability of a generic form of aliskiren being launched in the United States. As a result of this impairment charge, which was based on the estimated fair value of the assets, the remaining carrying value of these intangible assets was determined to be $40.1 million. These intangible asset fair value calculations included level 3 inputs. For additional information on the Noden intangible asset, see Note 11, Intangible Assets.

The Company’s carrying value of the 1.7 million shares of Alphaeon common stock as of both December 31, 2019 and December 31, 2018 is $6.6 million based on an estimated per share value of $3.84, which was established by a valuation performed when the shares were acquired. The value of the Company’s investment in Alphaeon is not readily determinable as Alphaeon’s shares are not publicly traded. The Company evaluates the fair value of this investment by performing a qualitative assessment each reporting period. If the results of this qualitative assessment indicate that the fair value is less than the carrying value, the investment is written down to its fair value. There have been no such write downs since the Company acquired these shares. This investment is included in Other long-term assets. For additional information on the Alphaeon investment, see Note 8, Notes and Other Long-Term Receivables.

Assets/Liabilities Not Subject to Fair Value Recognition

The following tables present the fair value of assets and liabilities not subject to fair value recognition by level within the valuation hierarchy:

	December 31, 2019			December 31, 2018
(in thousands)	Carrying Value	Fair Value Level 2	Fair Value Level 3	Carrying Value	Fair Value Level 2	Fair Value Level 3
Assets:
Wellstat Diagnostics note receivable	$50,191	$—	$55,389	$50,191	$—	$57,322
Hyperion note receivable	1,200	—	1,200	1,200	—	1,200
CareView note receivable	690	—	690	11,458	—	11,458
Total	$52,081	$—	$57,279	$62,849	$—	$69,980
Liabilities:
December 2021 Notes	$16,950	$20,978	$—	$124,644	$151,356	$—
December 2024 Notes	10,300	12,953	—	—	—	—
Total	$27,250	$33,931	$—	$124,644	$151,356	$—

During the years ended December 31, 2019 and 2018 the Company recorded impairment losses of $10.8 million and $8.2 million, respectively, for the note receivable with CareView. There were no impairment losses on notes receivable in the year ended December 31, 2017.

As of December 31, 2019 the estimated fair value of the CareView note receivable was determined using a liquidation analysis. A liquidation analysis considers the asset side of the balance sheet and adjusts the value in accordance with the relative risk associated with the asset and the probable liquidation value. The asset recovery rates varied by asset. At December 31, 2018, the estimated fair value of the CareView note receivable was determined using discounted cash flow models, using a discount rate of 30%, incorporating expected principal and interest payments and also considered the recoverability of the note receivable balance utilizing third-party revenue multiples for small cap healthcare technology companies. As of December 31, 2019 and 2018, the estimated fair value of the Wellstat Diagnostics and Hyperion Catalysis International, Inc. (“Hyperion”) notes receivable were determined by using an asset approach and discounted cash flow model related to the underlying collateral and adjusted to consider estimated costs to sell the assets.

The Company determined its notes receivable assets are Level 3 assets as the Company’s valuations utilized significant unobservable inputs, including estimates of future revenues, discount rates, expectations about settlement, terminal values, required yield and the value of underlying collateral. The Company engages third-party valuation experts when deemed necessary to assist in evaluating its investments and the related inputs needed to estimate the fair value of certain investments.

The CareView note receivable is secured by substantially all assets of, and equity interests in, CareView. The Wellstat Diagnostics note receivable is secured by substantially all assets of Wellstat Diagnostics and is supported by a guaranty from the Wellstat Diagnostics Guarantors (as defined in Note 8, Notes and Other Long-Term Receivables).

On December 31, 2019, the carrying value of one of the Company’s notes receivable assets differed from its estimated fair value. This is the result of inputs used in estimating the fair value of the collateral, including appraisals, projected cash flows of collateral assets and discount rates used when performing a discounted cash flow analysis.

The fair values of the Company’s convertible senior notes were determined using quoted market pricing.

The following table represents significant unobservable inputs used in determining the estimated fair value of the Wellstat Diagnostics note receivable investment:

Asset	Valuation Technique	Unobservable Input	December 31, 2019	December 31, 2018

Wellstat Diagnostics
Wellstat Diagnostics Guarantors intellectual property	Income Approach
		Discount rate	12%	12%
		Undiscounted royalty amount	$21 million	$21 million
Settlement Amount	Income Approach
		Discount rate	15%	15%
		Undiscounted settlement amount	$28 million	$34 million
Real Estate Property	Market Approach
		Estimated annual appreciation	—%	4%
		Estimated realtor fee	6%	6%
		Undiscounted market value	$16 million	$16 million

8. Notes and Other Long-Term Receivables

Notes and other long-term receivables included the following significant agreements:

Wellstat Diagnostics Note Receivable and Credit Agreement and Related Litigation

On November 2, 2012, the Company and Wellstat Diagnostics entered into a $40.0 million credit agreement pursuant to which the Company was to accrue quarterly interest payments at the rate of 5% per annum (payable in cash or in kind). In addition, the Company was to receive quarterly royalty payments based on a low double-digit royalty rate of Wellstat Diagnostics’ net revenues, generated by the sale, distribution or other use of Wellstat Diagnostics’ products, if any, commencing upon the commercialization of its products. A portion of the proceeds of the $40.0 million credit agreement were used to repay certain notes receivable which Wellstat Diagnostics entered into in March 2012.

In January 2013, the Company was informed that, as of December 31, 2012, Wellstat Diagnostics had used funds contrary to the terms of the credit agreement and breached Sections 2.1.2 and 7 of the credit agreement. The Company sent Wellstat Diagnostics a notice of default on January 22, 2013, and accelerated the amounts owed under the credit agreement. In connection with the notice of default, the Company exercised one of its available remedies and transferred approximately $8.1 million of available cash from a bank account of Wellstat Diagnostics to the Company and applied the funds to amounts due under the credit agreement. On February 28, 2013, the parties entered into a forbearance agreement whereby the Company agreed to refrain from exercising additional remedies for 120 days. During such forbearance period, the Company provided approximately $1.3 million to Wellstat Diagnostics to fund ongoing operations of the business. During the year ended December 31, 2013, approximately $8.7 million was advanced pursuant to the forbearance agreement.

On August 15, 2013, the Company entered into an amended and restated credit agreement with Wellstat Diagnostics. The Company determined that the new agreement should be accounted for as a modification of the existing agreement.

Except as otherwise described herein, the material terms of the amended and restated credit agreement are substantially the same as those of the original credit agreement, including quarterly interest payments at the rate of 5% per annum (payable in cash or in kind). In addition, the Company was to continue to receive quarterly royalty payments based on a low double-digit royalty rate of Wellstat Diagnostics’ net revenues. However, pursuant to the amended and restated credit agreement: (i) the principal amount was reset to approximately $44.1 million, which was comprised of approximately $33.7 million original loan principal and interest, $1.3 million term loan principal and interest and $9.1 million forbearance principal and interest; (ii) the specified internal rates of return increased; (iii) the default interest rate was increased; (iv) Wellstat Diagnostics’ obligation to provide certain financial information increased in frequency to monthly; (v) internal financial controls were strengthened by requiring Wellstat Diagnostics to maintain an independent, third-party financial professional with control over fund disbursements; (vi) the Company waived the existing events of default; and (vii) the owners and affiliates of Wellstat Diagnostics were required to contribute additional capital to Wellstat Diagnostics upon the sale of an affiliate entity. The amended and restated credit agreement had an ultimate maturity date of December 31, 2021 (but has subsequently been accelerated as described below).

In June 2014, the Company received information from Wellstat Diagnostics showing that it was generally unable to pay its debts as they became due, constituting an event of default under the amended and restated credit agreement.

On August 5, 2014, the Company delivered a notice of default to Wellstat Diagnostics, which accelerated all obligations under the amended and restated credit agreement and demanded immediate payment in full in an amount equal to approximately $53.9 million, (which amount, in accordance with the terms of the amended and restated credit agreement, included an amount that, together with interest and royalty payments already made to the Company, would generate a specified internal rate of return to the Company), plus accruing fees, costs and interest, and demanded that Wellstat Diagnostics protect and preserve all collateral securing its obligations.

On August 7, 2014, the Company delivered a notice to each of the guarantors of Wellstat Diagnostics’ obligations to the Company (collectively, the “Wellstat Diagnostics Guarantors”) under the credit agreement, which included a demand that the guarantors remit payment to the Company in the amount of the outstanding obligations. The guarantors include certain affiliates and related companies of Wellstat Diagnostics, including Wellstat Therapeutics and Wellstat Diagnostics’ stockholders.

On September 24, 2014, the Company filed an ex-parte petition for appointment of receiver with the Circuit Court of Montgomery County, Maryland, which was granted on the same day. Wellstat Diagnostics remained in operation during the period of the receivership with incremental additional funding from the Company. On May 24, 2017, Wellstat Diagnostics transferred substantially all of its assets to the Company pursuant to a credit bid. The credit bid reduced the outstanding balance of the loan by an immaterial amount.

On September 4, 2015, the Company filed in the Supreme Court of New York a motion for summary judgment in lieu of complaint which requested that the court enter judgment against certain of the Wellstat Diagnostics Guarantors for the total amount due on the Wellstat Diagnostics debt, plus all costs and expenses including lawyers’ fees incurred by the Company in enforcement of the related guarantees. On September 23, 2015, the Company filed in the same court an ex parte application for a temporary restraining order and order of attachment of the Wellstat Diagnostics Guarantor defendants’ assets. Although the court denied the Company’s request for a temporary restraining order at a hearing on September 24, 2015, it ordered that assets of the Wellstat Diagnostics Guarantor defendants should be held in status quo ante and only used in the normal course of business.

On July 29, 2016, the Supreme Court of New York granted the Company’s motion for summary judgment and held that the Wellstat Diagnostics Guarantor defendants are liable for all “Obligations” owed by Wellstat Diagnostics to the Company.

After appeal by the Wellstat Diagnostics Guarantor defendants on February 14, 2017, the Appellate Division of the Supreme Court of New York reversed on procedural grounds a portion of the Memorandum of Decision granting the Company summary judgment in lieu of complaint, but affirmed the portion of the Memorandum of Decision denying the Wellstat Diagnostics Guarantor defendants’ motion for summary judgment in which they sought a determination that the guarantees had been released. As a result, the litigation has been remanded to the Supreme Court of New York to proceed on the Company’s claims as a plenary action. On June 21, 2017, the Supreme Court of New York ordered the Company to file a Complaint, which was filed by the Company on July 20, 2017. The Wellstat Diagnostics Guarantors filed their answer on August 9, 2017, including counterclaims against the Company alleging breach of contract, breach of fiduciary duty, and tortious interference with prospective economic advantage.

On October 14, 2016, the Company sent a notice of default and reference to foreclosure proceedings to certain of the Wellstat Diagnostics Guarantors which are not defendants in the New York action, but which are owners of real estate assets over which a deed of trust in favor of the Company securing the guarantee of the loan to Wellstat Diagnostics had been executed. On March 2, 2017, the Company sent a second notice to foreclose on the real estate assets, and noticed the sale for March 29, 2017. The sale was taken off the calendar by the trustee under the deed of trust and has not been re-scheduled yet. On March 6, 2017, the Company sent a letter to the Wellstat Diagnostics Guarantors seeking information in preparation for a UCC Article 9 sale of some or all of the intellectual property-related collateral of the Wellstat Diagnostics Guarantors. The Wellstat Diagnostics Guarantors did not respond to the Company’s letter, but on March 17, 2017, filed an order to show cause with the Supreme Court of New York to enjoin the Company’s sale of the real estate or enforcing its security interests in the Wellstat Diagnostics Guarantors’ intellectual property during the pendency of any action involving the guarantees at issue. On February 6, 2018, the Supreme Court of New York issued an order from the bench which enjoins the Wellstat Diagnostics Guarantors from selling, encumbering, removing, transferring or altering the collateral pending the outcome of the proceedings before it. The Supreme Court of New York also issued an order precluding the Company from foreclosing on certain of the Wellstat Diagnostics Guarantors’ collateral pending the outcome of the proceedings before it. In September of 2018, discovery in the New York action was completed. Summary judgment motions were filed by Wellstat Diagnostics and the Company in 2018 and a hearing was held on May 22,

2019. On September 11, 2019, the Supreme Court of New York granted the Company’s summary judgment motion, the court holding that the guarantees executed by the Wellstat Diagnostics Guarantors are valid and enforceable, and that the Wellstat Diagnostics Guarantors are liable for the amount owed under the loan agreement. The court ordered a damages inquest before a special referee to calculate the amount owed under the loan agreement between Wellstat Diagnostics and the Company. On September 12, 2019, the Wellstat Diagnostics Guarantors filed a notice of appeal in relation to the court’s decision. On September 17, 2019, the Wellstat Diagnostics Guarantors requested a stay of the enforcement of the New York Supreme Court’s decision pending their appeal of the decision, which was denied on November 21, 2019. A damages hearing was scheduled to begin before a judicial hearing officer on December 17, 2019. At the request of the judicial hearing officer, the parties agreed to mediate their dispute prior to the commencement of the damages hearing. As a result, no decision has been made by the hearing officer with respect to the amount of damages owed to the Company.

In an unrelated litigation, Wellstat Therapeutics filed a lawsuit against BTG International, Inc. for breach of contract (the “BTG Litigation”). In September 2017, the Delaware Chancery Court found in favor of Wellstat Therapeutics and awarded a judgment of $55.8 million in damages, plus interest. In October 2017, the Company filed a motion with the Supreme Court of New York requesting a pre-judgement attachment of the award. In June 2018, the Delaware Supreme Court largely affirmed the September 2017 decision of the Delaware Chancery Court, including the $55.8 million awarded in judgment. In August of 2018, in a letter to the Company’s counsel, Wellstat Diagnostics Guarantors’ counsel confirmed that the Wellstat Diagnostics Guarantors are preserving the BTG Litigation judgment award proceeds consistent with the New York Court’s prior directions.

On October 22, 2015, certain of the Wellstat Diagnostics Guarantors filed a separate complaint against the Company in the Supreme Court of New York seeking a declaratory judgment that certain contractual arrangements entered into between the parties subsequent to Wellstat Diagnostics’ default, and which relate to a split of proceeds in the event that the Wellstat Diagnostics Guarantors voluntarily monetize any assets that are the Company’s collateral, is of no force or effect. This case has been joined for all purposes, including discovery and trial, and consolidated with the pending case filed by the Company. The Wellstat Diagnostic Guarantors filed a summary judgment motion with regard to this case, which was also heard by the court at the hearing on May 22, 2019. The court, in its September 11, 2019 decision, denied in its entirety the Wellstat Diagnostics Guarantors’ motion for summary judgment.

Effective April 1, 2014, and as a result of the event of default, the Company determined the loan to be impaired and it ceased to accrue interest revenue. At that time and as of December 31, 2019, it has been determined that an allowance on the carrying value of the note was not necessary, as the Company believes the value of the collateral securing Wellstat Diagnostics’ obligations exceeds the carrying value of the asset and is sufficient to enable the Company to recover the current carrying value of $50.2 million. The Company continues to closely monitor the timing and expected recovery of amounts due, including litigation and other matters related to Wellstat Diagnostics Guarantors’ assets. There can be no assurance that an allowance on the carrying value of the notes receivable investment will not be necessary in a future period depending on future developments.

Hyperion Agreement

On January 27, 2012, the Company and Hyperion (which is also a Wellstat Diagnostics Guarantor) entered into an agreement whereby Hyperion sold to the Company the royalty streams accruing from January 1, 2012 through December 31, 2013 due from Showa Denko K.K. (“SDK”) related to a certain patent license agreement between Hyperion and SDK dated December 31, 2008. In exchange for the lump sum payment to Hyperion of $2.3 million, in addition to any royalties from SDK, the Company was to receive two equal payments of $1.2 million on March 5, 2013 and March 5, 2014. The first payment of $1.2 million was paid on March 5, 2013, but the second payment that was due on March 5, 2014 has not been made by Hyperion. Effective as of such date and as a result of the event of default, the Company ceased to accrue interest revenue. As of December 31, 2019, the estimated fair value of the collateral was determined to be in excess of the carrying value. There can be no assurance of realizing value from such collateral in the event of the Company’s foreclosure on the collateral.

Avinger Credit and Royalty Agreement

On April 18, 2013, the Company entered into a credit agreement with Avinger, Inc. (the “Avinger Credit and Royalty Agreement”). Under the terms of the Avinger Credit and Royalty Agreement, the Company received a low, single-digit royalty on Avinger’s net revenues until April 2018. Commencing in October 2015, after Avinger repaid $21.4 million pursuant to its note payable to the Company prior to its maturity date, the royalty on Avinger’s net revenues was reduced by 50%, subject to certain minimum payments from the prepayment date until April 18, 2018. The Company accounted for the royalty rights in accordance with the fair value option. As of April 18, 2018, there were no further obligations owed to the Company.

LENSAR Credit Agreement

On October 1, 2013, the Company entered into a credit agreement with LENSAR, pursuant to which the Company made available to LENSAR up to $60.0 million to be used by LENSAR in connection with the commercialization of its currently marketed LENSAR™ Laser System. Of the $60.0 million available to LENSAR, an initial $40.0 million, net of fees, was funded by the Company at the close of the transaction. The remaining $20.0 million was never funded. Outstanding borrowings under the loans bore interest at the rate of 15.5% per annum, payable quarterly in arrears.

On May 12, 2015, the Company entered into a forbearance agreement with LENSAR, pursuant to which the Company agreed to refrain from exercising certain remedies available to it resulting from the failure of LENSAR to comply with a liquidity covenant and make interest payments due under the credit agreement. Under the forbearance agreement, the Company agreed to provide LENSAR with up to an aggregate of $8.5 million in weekly increments through the period ended September 30, 2015 plus employee retention amounts of approximately $0.5 million in the form of additional loans, subject to LENSAR meeting certain milestones related to LENSAR obtaining additional capital to fund or to sell the business and repay outstanding amounts under the credit agreement. In exchange for the forbearance, LENSAR agreed to additional reporting covenants, the engagement of a chief restructuring officer and an increase on the interest rate to 18.5%, applicable to all outstanding amounts under the credit agreement.

On September 30, 2015, the Company agreed to extend the forbearance agreement until October 9, 2015 and provide for up to an additional $0.8 million in funding while LENSAR negotiated a potential sale of its assets. On October 9, 2015, the forbearance agreement expired, but the Company agreed to fund LENSAR’s operations while LENSAR continued to negotiate a potential sale of its assets.

On November 15, 2015, LENSAR, LLC (“LENSAR/Alphaeon”), a wholly-owned subsidiary of Alphaeon, and LENSAR entered into the Asset Purchase Agreement whereby LENSAR/Alphaeon agreed to acquire certain assets of LENSAR and assumed certain liabilities of LENSAR. The acquisition was consummated on December 15, 2015.

In connection with the closing of the acquisition, LENSAR/Alphaeon entered into an amended and restated credit agreement with the Company, assuming $42.0 million in loans as part of the borrowings under the Company’s prior credit agreement with LENSAR. In addition, Alphaeon issued 1.7 million shares of its Class A common stock to the Company which were valued at $6.6 million at the time the shares were received. For additional information on this investment in Alphaeon, see Note 7, Fair Value Measurements.

In December 2016, LENSAR, re-acquired the assets from LENSAR/Alphaeon and the Company entered into a second amended and restated credit agreement with LENSAR whereby LENSAR assumed all obligations under the amended and restated credit agreement with LENSAR/Alphaeon. Also in December, LENSAR filed for a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11 case”) with the support of the Company. In January 2017, the Company agreed to provide debtor-in-possession financing of up to $2.8 million in new advances to LENSAR so that it could continue to operate its business during the Chapter 11 case. LENSAR filed a Chapter 11 plan of reorganization with the Company’s support under which LENSAR would issue all of its equity interests to the Company in exchange for the cancellation of the Company’s claims as a secured creditor in the Chapter 11 case, other than with respect to the debtor-in-possession financing, and would thereby become an operating wholly-owned subsidiary of the Company. On April 26, 2017, the bankruptcy court approved the plan of reorganization.

Pursuant to the plan of reorganization, LENSAR emerged from bankruptcy on May 11, 2017 as a wholly-owned subsidiary of the Company, and the Company started to consolidate LENSAR’s financial statements under the voting interest model beginning May 11, 2017.

For additional information on LENSAR please refer to Note 11, Intangible Assets, Note 21, Segment Information and Note 25, Business Combinations.

Direct Flow Medical Credit Agreement

On November 5, 2013, the Company entered into a credit agreement with Direct Flow Medical, Inc. (“Direct Flow Medical”) under which the Company agreed to provide up to $50.0 million to Direct Flow Medical. Of the $50.0 million available to Direct Flow Medical, the first tranche of $35.0 million, net of fees, was funded by the Company at the close of the transaction.

On November 10, 2014, the Company and Direct Flow Medical agreed to an amendment to the credit agreement to permit Direct Flow Medical to borrow an additional $15.0 million (in a second tranche) upon receipt by Direct Flow Medical of a specified minimum amount of proceeds from an equity offering prior to December 31, 2014. In exchange, the parties amended the credit agreement to provide for additional fees associated with certain liquidity events, such as a change of control or the consummation of an initial public offering, and granted the Company certain board of director observation rights. On November 19, 2014, upon Direct Flow Medical satisfying the amended tranche two milestone, the Company funded the $15.0 million second tranche to Direct Flow Medical, net of fees.

Outstanding borrowings under tranche one bore interest at the rate of 15.5% per annum, payable quarterly in arrears, until the occurrence of the second tranche. Upon occurrence of the borrowing of this second tranche, the interest rate applicable to all loans under the credit agreement was decreased to 13.5% per annum, payable quarterly in arrears.

Under the terms of the credit agreement, Direct Flow Medical’s obligation to repay loan principal commenced on the twelfth interest payment date, September 30, 2016. The principal amount outstanding at commencement of repayment was required to be repaid in equal installments until final maturity of the loans. The loans were scheduled to mature on November 5, 2018. The obligations under the credit agreement were secured by a pledge of substantially all of the assets of Direct Flow Medical and any of its subsidiaries.

On December 21, 2015, Direct Flow Medical and the Company entered into a waiver to the credit agreement in anticipation of Direct Flow Medical being unable to comply with the liquidity covenant and make interest payments due under the credit agreement, which was subsequently extended on January 14, 2016, and further delayed the timing of the interest payments through the period ending September 30, 2016 while Direct Flow Medical sought additional financing to operate its business.

On January 28, 2016, the Company funded an additional $5.0 million to Direct Flow Medical in the form of a short-term secured promissory note.

On February 26, 2016, the Company and Direct Flow Medical entered into the fourth amendment to the credit agreement that, among other things, (i) converted the $5.0 million short-term secured promissory note into a loan under the credit agreement with substantially the same interest and payment terms as the existing loans, (ii) added a conversion feature whereby the $5.0 million loan would convert into equity of Direct Flow Medical upon the occurrence of certain events and (iii) provided for a second $5.0 million convertible loan tranche commitment, to be funded at the option of the Company. The commitment for the second tranche was not funded and has since expired. In addition, (i) the Company agreed to waive the liquidity covenant and delay the timing of the unpaid interest payments until September 30, 2016 and (ii) Direct Flow Medical agreed to issue to the Company a specified amount of warrants to purchase shares of convertible preferred stock on the first day of each month for the duration of the waiver period at an exercise price of $0.01 per share.

On July 15, 2016, the Company and Direct Flow Medical entered into the fifth amendment and limited waiver to the credit agreement. The Company funded an additional $1.5 million to Direct Flow Medical in the form of a note with substantially the same interest and payment terms as the existing loans and a conversion feature whereby the $1.5 million loan would convert into equity of Direct Flow Medical upon the occurrence of certain events. In addition, Direct Flow Medical agreed to issue to the Company warrants to purchase shares of convertible preferred stock at an exercise price of $0.01 per share.

On September 12, 2016, the Company and Direct Flow Medical entered into the sixth amendment and limited waiver to the credit agreement under which the Company funded an additional $1.5 million to Direct Flow Medical in the form of a note with substantially the same interest and payment terms as the existing loans. In addition, Direct Flow Medical agreed to issue to the Company a specified amount of warrants to purchase shares of convertible preferred stock at an exercise price of $0.01 per share.

On September 30, 2016, the Company and Direct Flow Medical entered into a waiver to the credit agreement where the parties agreed, among other things, to (i) delay payment on all overdue interest payments until October 31, 2016, (ii) waive the initial principal repayment until October 31, 2016 and (iii) continue to waive the liquidity requirements until October 31, 2016. Further, Direct Flow Medical agreed to issue to the Company a specified amount of warrants to purchase shares of convertible preferred stock at an exercise price of $0.01 per share.

On October 31, 2016, the Company agreed to extend the waivers described above until November 30, 2016 and on November 14, 2016, the Company advanced an additional $1.0 million loan while Direct Flow Medical continued to seek additional financing.

On November 16, 2016, Direct Flow Medical advised the Company that its potential financing source had modified its proposal from an equity investment to a loan with a substantially smaller amount and under less favorable terms. Direct Flow Medical shut down its operations in December 2016 and in January 2017 made an assignment for the benefit of creditors. The Company then initiated foreclosure proceedings, resulting in the Company obtaining ownership of most of the Direct Flow Medical assets through the Company’s wholly-owned subsidiary, DFM, LLC. The assets were held for sale and carried at the lower of carrying amount or fair value, less estimated selling costs, which was primarily based on supporting data from market participant sources, and valid offers from third parties.

At December 31, 2016, the Company completed an impairment analysis and concluded that the situation qualified as a troubled debt restructuring and recognized an impairment loss of $51.1 million.

In January 2017, the Company started to actively market the asset held for sale. On January 23, 2017, the Company and DFM, LLC entered into an Intellectual Property Assignment Agreement with Hong Kong Haisco Pharmaceutical Co., Limited (“Haisco”), a Chinese pharmaceutical company, whereby Haisco acquired former Direct Flow Medical clinical, regulatory and commercial information and intellectual property rights exclusively in China for $7.0 million. The Company, through DFM, LLC, also sold Haisco certain manufacturing equipment for $450,000 and collected $692,000 on outstanding Direct Flow Medical accounts receivable during the year ended December 31, 2017.

On January 6, 2018, DFM, LLC, a wholly-owned subsidiary of the Company, and HaisThera Advisors Co., Limited (“HaisThera”) entered into a license agreement whereby DFM, LLC granted HaisThera an exclusive license to develop, manufacture and commercialize percutaneously implanting stentless aortic valves in the EU. The consideration for the license agreement was $500,000 upfront and up to $2.0 million in royalty payments. In August 2019, the remaining assets of DFM, LLC were sold for $5.0 million.

kaléo Note Purchase Agreement

On April 1, 2014, the Company entered into a note purchase agreement with Accel 300, LLC (“Accel 300”), a wholly-owned subsidiary of kaléo, Inc. (“kaléo”), pursuant to which the Company acquired $150.0 million of secured notes due 2029 (the “kaléo Note”). The kaléo Note was issued pursuant to an indenture between Accel 300 and U.S. Bank, National Association, as trustee, and was secured by 20% of net sales of its first approved product, Auvi-Q® (epinephrine auto-injection, USP) (known as Allerject® in Canada) and 10% of net sales of kaléo’s second proprietary auto-injector based product, EVZIO (naloxone hydrochloride injection ) (the “kaléo Revenue Interests”), and a pledge of kaléo’s equity ownership in Accel 300.

On September 21, 2017, the Company entered into an agreement (the “kaléo Note Sale Agreement”) with MAM-Kangaroo Lender, LLC, a Delaware limited liability company (the “kaléo Purchaser”), pursuant to which the Company sold its entire interest in the kaléo Note.

Pursuant to the kaléo Note Sale Agreement, the kaléo Purchaser paid to the Company an amount equal to all of the then outstanding principal, a premium of 1% of such amount and accrued interest under the kaléo Note, for an aggregate cash purchase price of $141.7 million, subject to an 18-month escrow holdback of $1.4 million against certain potential contingencies. The escrow period ended on March 20, 2019 and the escrow agent released the entire $1.4 million to the Company. For a further discussion on this topic, see Note 16, Commitments and Contingencies.

CareView Credit Agreement

On June 26, 2015, the Company entered into a credit agreement with CareView, under which the Company made available to CareView up to $40.0 million in loans comprised of two tranches of $20.0 million each, subject to CareView’s attainment of specified milestones relating to the placement of CareView Systems. On October 7, 2015, the Company and CareView entered into an amendment of the credit agreement to modify certain definitions related to the first and second tranche milestones and the Company funded the first tranche of $20.0 million, net of fees, based on CareView’s attainment of the first milestone, as amended. The second $20.0 million tranche was not funded due to CareView’s failure to achieve the related funding milestones and there is no additional funding obligation due from the Company. Outstanding borrowings under the credit agreement bear interest at the rate of 13.5% per annum and are payable quarterly in arrears.

As part of the original credit agreement, the Company received a warrant to purchase approximately 4.4 million shares of common stock of CareView at an exercise price of $0.45 per share. The Company has accounted for the warrant as derivative asset with an offsetting credit as debt discount. At each reporting period the warrant is marked to market for changes in fair value.

In connection with the October 2015 amendment of the credit agreement, the Company and CareView also agreed to amend the warrant to purchase common stock agreement by reducing the warrant’s exercise price from $0.45 to $0.40 per share.

In February 2018, the Company entered into a modification agreement with CareView (the “February 2018 Modification Agreement”) whereby the Company agreed, effective December 28, 2017, to modify the credit agreement before remedies could otherwise have become available to the Company under the credit agreement in relation to certain obligations of CareView that would potentially not be met, including the requirement to make principal payments. Under the February 2018 Modification Agreement, the Company agreed that (i) a lower liquidity covenant would be applicable and (ii) principal repayment would be delayed until December 31, 2018. In exchange for agreeing to these modifications, among other things, the exercise price of the Company’s warrants to purchase 4.4 million shares of common stock of CareView was repriced from $0.40 to $0.03 per share and, subject to the occurrence of certain events, CareView agreed to grant the Company additional equity interests. As a result of the February 2018 Modification Agreement, the Company determined the loan to be impaired and it ceased to accrue interest revenue effective October 1, 2017.

In September 2018, the Company entered into an amendment to the February 2018 Modification Agreement with CareView whereby the Company agreed, effective as of September 28, 2018, that a lower liquidity covenant would be applicable. In December 2018, the Company further modified the loan by agreeing that (i) a lower liquidity covenant would be applicable, (ii) the first principal payment would be deferred until January 31, 2019, and (iii) the scheduled interest payment due December 31, 2018 would be deferred until January 31, 2019. In December 2018, and in consideration of the further modification to the credit agreement, the Company completed an impairment analysis and determined that the note was impaired and recorded an impairment loss of $8.2 million. The principal repayment and interest payment were subsequently deferred until May 15, 2019 under additional amendments. In May 2019, and in consideration of additional capital raised by CareView, the Company further modified the loan by agreeing that (i) the first principal and interest payments would be deferred until September 30, 2019 (ii) the remaining liquidity covenant would be removed, and (iii) the interest rate would be increased to 15.5%. Pursuant to further amendments to the February 2018 Modification Agreement in September 2019 and December 2019, the Company agreed to defer principal and interest payments until December 31, 2019.

In December 2019, and in consideration of the further modification to the credit agreement and February 2018 Modification Agreement, the Company updated its impairment analysis and determined that an additional impairment was necessary and recorded an impairment loss of $10.8 million. At December 31, 2019, the Company estimated the fair value of the warrant to be less than $0.1 million. For additional information please refer to Note 7, Fair Value Measurements.

In January 2020 the Company agreed to a further amendment of the February 2018 Modification Agreement that deferred principal repayment and interest payments until April 30, 2020, which was conditioned upon CareView raising additional financing from third parties.

9. Leases

Lessee arrangements

The Company has operating leases for corporate offices and certain equipment. The Company’s operating leases have remaining lease terms ranging from one to three years, some of which include options to extend the leases for up to five years.

The components of lease expense from continuing operations are as follows:

	Year Ended December 31,
(in thousands)	2019	2018

Operating lease cost	$760	$1,019
Short-term lease cost	79	25
Total lease cost	$839	$1,044

Supplemental cash flow information related to leases for continuing operations is as follows:

	Year Ended December 31,
(in thousands)	2019	2018

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$762	$1,019
Right-of-use-assets obtained in exchange for lease obligations:
Operating leases	$2,055	N/A
_______________
N/A    Not applicable

The following table presents the lease balances relating to continuing operations within the Consolidated Balance Sheet, weighted-average remaining lease term, and weighted-average discount rates related to the Company’s operating leases (in thousands):

Operating Leases	Classification	December 31, 2019

Operating lease ROU assets	Other assets	$1,359

Operating lease liabilities, current	Accrued liabilities	$760
Operating lease liabilities, long-term	Other long-term liabilities	634
Total operating lease liabilities	Total operating lease liabilities	$1,394

Weighted-average remaining lease term		1.9 years
Weighted-average discount rate		6.5%
_______________
Operating leases above exclude right of use assets and liabilities of $0.3 million classified as held for sale.

Maturities of operating lease liabilities as of December 31, 2019 are as follows (in thousands):

Fiscal Year	Amount

2020	$799
2021	567
2022	90
2023	—
2024	—
Thereafter	—
Total operating lease payments	1,456
Less: imputed interest	62
Total operating lease liabilities	$1,394

Future minimum operating lease payments as of December 31, 2018 were as follows (in thousands):

Fiscal Year	Amount

2019	$1,140
2020	1,003
2021	559
2022	—
2023	—
Thereafter	—
Total	$2,702

As of December 31, 2019, the Company had no additional significant operating or finance leases that had not yet commenced.

Lessor arrangements

The Company has operating and sales-type leases for medical device equipment generated from its medical devices segment. The Company’s leases have remaining lease terms of less than one year to five years, some of which include options to extend the leases on a month-to-month basis if the customer does not notify the Company of the intention to return the equipment at the end of the lease term. The Company typically does not offer options to terminate the leases before the end of the lease term.

The components of lease income are as follows:

		Year Ended December 31,
(in thousands)	Classification	2019	2018

Sales-type lease selling price	Product revenue, net	$542	$746
Cost of underlying asset		(109)	(344)
Operating profit		$433	$402

Interest income on the lease receivable	Interest and other income, net	$53	$51

Initial direct costs incurred	Operating expense	$(35)	$(41)

Operating lease income	Product revenue, net	$5,180	$7,264

Net investment in sales-type leases are as follows:

(in thousands)	Classification	December 31, 2019	December 31, 2018

Lease payment receivable, current	Accounts receivable, net and Notes receivable, current	$502	$472
Lease payment receivable, long-term	Notes receivable, long-term and Other assets	827	753
Total lease payment receivable		$1,329	$1,225

Equipment under lease is stated at cost less accumulated depreciation and is classified as Property and equipment, net on the Consolidated Balance Sheets. Depreciation is computed using the straight-line method over an estimated useful life of the greater of the lease term or five years to ten years. Equipment under lease is as follows:

(in thousands)	December 31, 2019	December 31, 2018

Equipment under lease	$6,652	$6,529
Less accumulated depreciation	(5,231)	(3,665)
Equipment under lease, net	$1,421	$2,864

Depreciation expense on equipment under lease amounted to $2.1 million, $2.7 million and $1.6 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Maturities of sales-type lease receivables as of December 31, 2019 are as follows (in thousands):

Fiscal Year	Amount

2020	$538
2021	396
2022	350
2023	126
2024	—
Thereafter	—
Total undiscounted cash flows	1,410
Present value of lease payments (recognized as lease receivables)	1,329
Difference between undiscounted and discounted cash flows	$81

Maturities of operating lease receivables as of December 31, 2019 are as follows (in thousands):

Fiscal Year	Amount

2020	$2,287
2021	1,218
2022	426
2023	81
2024	—
Thereafter	—
Total undiscounted cash flows	$4,012

10. Property and Equipment

The following table provides details of the property and equipment, net:

	December 31,
(in thousands)	2019	2018
Leasehold improvements	$350	$322
Manufacturing equipment	1,550	1,435
Computer and office equipment	9,101	9,119
Furniture and fixtures	136	123
Equipment under lease	6,652	6,529
Transportation equipment	67	67
Total	17,856	17,595
Less accumulated depreciation	(16,040)	(13,952)
Construction in progress	744	62
Property and equipment, net (1)	$2,560	$3,705
__________________
(1) The amounts above exclude $3.0 million and $3.7 million of Property and Equipment at Noden classified as held for sale. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

Depreciation expense on property and equipment amounted to $2.7 million, $3.1 million and $2.1 million for the years ended December 31, 2019, 2018 and 2017, respectively.

11. Intangible Assets

Noden

On June 8, 2018, Noden DAC entered into a Settlement Agreement (the “Settlement Agreement”) with Anchen Pharmaceuticals, Inc. and its affiliates (“Anchen”) to resolve the patent litigation relating to infringement of U.S. Patent No. 8,617,595 (the “‘595 Patent”) based on their submission of an Abbreviated New Drug Application (“ANDA”) seeking authorization from the FDA to market a generic version of aliskiren, the active ingredient in the Tekturna and Tekturna HCT drug. Under the Settlement Agreement, Anchen, the sole ANDA filer of which the Company is aware, agreed to not commercialize its generic version of aliskiren prior to March 1, 2019. Per the Settlement Agreement, Anchen may commercialize their formulation of aliskiren, but is not permitted to commercialize a copy of Tekturna.

Accordingly, management evaluated the ongoing value of the Noden DAC asset group based upon the probability of Anchen’s market entry of a generic version of aliskiren in the United States and the associated cash flows and conducted a test for impairment. Due to the increased probability of a generic version of aliskiren being launched in the United States, the Company revised its estimates of future cash flows and as a result of this analysis, determined that the sum of undiscounted cash flows was not greater than the carrying value of the assets. Therefore, the Company performed a discounted cash flow analysis to estimate the fair value of the asset group in accordance with ASC 360, Impairment or Disposal of Long-lived Assets. The cash flows used in this analysis are those expected to be generated by market participants, discounted to reflect an appropriate amount of risk, which was determined to be 21%. The Company concluded that the Noden DAC acquired product rights and customer relationship long-lived assets, with a carrying amount of $192.5 million, were no longer recoverable and wrote them down to their estimated fair value of $40.1 million, resulting in an impairment charge of $152.3 million in the second quarter of 2018. This write-down is included in (Loss) income from discontinued operations before income taxes in the Consolidated Statement of Operations and Net cash (used in) provided by operating activities - discontinued operations in the Consolidated Statement of Cash Flows for the year ended December 31, 2018.

At December 31, 2019, due to the Company’s monetization strategy and updated forecasts for Noden, the Company revised its estimates of future cash flows and as a result of this analysis, determined that the sum of undiscounted cash flows was not greater than the carrying value of the assets. Therefore, the Company performed a discounted cash flow analysis to estimate the fair value of the asset group in accordance with ASC 360. The cash flows used in this analysis are those expected to be generated by market participants, discounted to reflect an appropriate amount of risk, which was determined to be 19%. The Company concluded that the Noden DAC acquired product rights and customer relationship long-lived assets, with a carrying amount of $32.6 million, were no longer recoverable and wrote them down to their estimated fair value of $10.1 million, resulting in an impairment charge of $22.5 million in the fourth quarter of 2019. This write-down is included in (Loss) income from discontinued operations before income taxes in the Consolidated Statement of Operations and Net cash (used in) provided by operating activities - discontinued operations in the Consolidated Statement of Cash Flows for the year ended December 31, 2019.

During the fourth quarter of 2019, while performing its impairment analysis on its Noden intangible assets, the Company identified an error in the 2018 impairment charge recorded on its Noden intangible assets, which resulted in a $10.5 million overstatement of the 2018 impairment charge. As of December 31, 2018, the net carrying value of the intangible asset was understated by $9.8 million with a corresponding overstatement of net loss for the year ended December 31, 2018. This prior year impairment expense error was corrected as an out of period adjustment in 2019 in connection with the further impairment of the intangible asset to $10.1 million. The Company determined that these errors were not material to its current and previously issued financial statements.

Based on an analysis of Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections (“ASC 250”), Staff Accounting Bulletin 99, Materiality (“SAB 99”) and Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), the Company determined that these errors were immaterial to the previously issued annual and interim financial statements. The amount of the intangible assets and accumulated amortization have been corrected as of December 31, 2019.

LENSAR

In April 2019, LENSAR acquired certain intellectual property from a third-party for $2.0 million in cash and obligations to pay a $0.3 million milestone payment and royalties upon the completion of certain events, which were met prior to December 31, 2019.

In September 2019, LENSAR exclusively licensed certain intellectual property from a third-party for $3.5 million in cash for use in research and development activities. The amount was immediately expensed and is included in Research and development expense in the Consolidated Statement of Operations for the year ended December 31, 2019.

The components of intangible assets as of December 31, 2019 and 2018 were as follows:

	December 31, 2019			December 31, 2018
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Customer relationships [1,2,4]	$4,045	$(884)	$3,161	$4,045	$(533)	$3,512
Acquired technology [2,3,5]	11,500	(1,741)	9,759	11,011	(1,203)	9,808
Acquired trademarks [2]	570	(304)	266	570	(190)	380
	$16,115	$(2,929)	$13,186	$15,626	$(1,926)	$13,700
_______________
1  The Company acquired certain intangible assets as part of the Noden transaction. Those intangible assets are excluded from the table above and included in “Assets held for sale.” See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

2 The Company acquired certain intangible assets as part of its acquisition of LENSAR in May 2017. They are being amortized on a straight-line basis over a weighted-average period of 15 years. The intangible assets for customer relationships are being amortized using a double-declining method of amortization as such method better represents the economic benefits to be obtained. For a further discussion of the LENSAR transaction, see Note 25, Business Combinations.
3 The Company acquired certain intangible assets as part of the foreclosure on certain of Direct Flow Medical assets. In August 2019, the Company sold the DFM, LLC intangible assets for $5.0 million in cash and a single-digit percentage of any net final award received as part of the acquirer’s monetization process using the intangible assets. Prior to the sale, these intangible assets were being amortized on a straight-line basis over a weighted-average period of 10 years.
4 LENSAR acquired certain intangible assets for customer relationships from PES, which are being amortized using a double-declining method over a period of 20 years.
5 LENSAR acquired certain intangible assets from a third-party, which are being amortized on a straight-line basis over a period of 15 years.

Amortization expense related to our continuing operations for the years ended December 31, 2019, 2018 and 2017 was $1.3 million, $1.3 million and $0.6 million, respectively. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for information on Noden’s intangible amortization.

Based on the intangible assets recorded at December 31, 2019, and assuming no subsequent additions to or impairment of the underlying assets, the remaining amortization expense is expected to be as follows (in thousands):

Fiscal Year	Amount
2020	$1,197
2021	1,165
2022	1,061
2023	997
2024	974
Thereafter	7,792
Total remaining estimated amortization expense	$13,186

12. Asset Acquisition

On January 8, 2018, LENSAR entered into an Asset Purchase Agreement with PES to purchase assets used in PES’ laser-assisted cataract surgery business. The assets purchased include equipment, inventory and PES’ customer contracts. No workforce was transferred as part of the transaction.

The Company assessed the acquisition of PES assets under ASC 805. Under ASC 805, the Company determined that the acquired assets did not constitute a business and that the transaction would be accounted for as an asset acquisition.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed at the acquisition date:

(in thousands)	Amount

Equipment and inventory	$848
Fixed assets	67
Intangible assets (customer relationships)	1,845
Total identifiable assets	$2,760

Consideration paid at closing, cash	$1,200
Conversion consideration	920
Contingent consideration	640
Total fair value of consideration	$2,760

13. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
(in thousands)	2019	2018

Accrued rebates, chargebacks and other revenue reserves	$5	$4
Deferred revenue	959	1,040
Compensation	6,823	3,602
Interest	70	344
Legal	921	618
Other	3,145	3,632
Total (1)	$11,923	$9,240
________________
(1) The amounts above exclude $16.4 million and $30.1 million of accrued liabilities at Noden classified as held for sale as of December 31, 2019 and 2018, respectively. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

14. Convertible Senior Notes

February 2018 Notes

On February 12, 2014, the Company issued $300.0 million in aggregate principal amount, at par, of the 4.0% Convertible Senior Notes due February 1, 2018 (the “February 2018 Notes”) Notes in an underwritten public offering, for net proceeds of $290.2 million. The February 2018 Notes were due February 1, 2018, and the Company paid interest at 4.0% on the February 2018 Notes semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2014. A portion of the proceeds from the February 2018 Notes, net of amounts used for purchased call option transactions and provided by the warrant transactions described below, were used to redeem $131.7 million of the Company’s 2.975% Convertible Senior Notes due February 17, 2016.

In accordance with the accounting guidance for convertible debt instruments that may be settled in cash or other assets on conversion, the Company was required to separately account for the liability component of the instrument in a manner that reflected the market interest rate for a similar nonconvertible instrument at the date of issuance. As a result, the Company separated the principal balance of the February 2018 Notes between the fair value of the debt component and the fair value of the common stock conversion feature. Using an assumed borrowing rate of 7.0%, which represented the estimated market interest rate for a similar nonconvertible instrument available to the Company on the date of issuance, the Company recorded a total debt discount of $29.7 million, allocated $19.3 million to additional paid-in capital and allocated $10.4 million to deferred tax liability. The discount was being amortized to interest expense over the term of the February 2018 Notes and increased interest expense during the term of the February 2018 Notes from the 4.0% cash coupon interest rate to an effective interest rate of 6.9%.

In connection with the issuance of the February 2018 Notes, the Company entered into purchased call option transactions with two hedge counterparties. The Company paid an aggregate amount of $31.0 million for the purchased call options with terms substantially similar to the embedded conversion options in the February 2018 Notes. The purchased call options covered, subject to anti-dilution and certain other customary adjustments substantially similar to those in the February 2018 Notes, approximately 13.8 million shares of the Company’s common stock. Outstanding purchased call options expired on February 1, 2018.

In addition, the Company sold to the hedge counterparties warrants exercisable, on a cashless basis, for the sale of rights to receive shares of common stock underlying the February 2018 Notes at a strike price of $10.3610 per share, which represented a premium of approximately 30% over the last reported sale price of the Company’s common stock of $7.97 on February 6, 2014. The Company received an aggregate amount of $11.4 million for the sale from the two counterparties.

The purchased call options and warrants were considered indexed to the Company stock, required net-share settlement and met all criteria for equity classification at inception and in subsequent periods. The purchased call options cost of $31.0 million, less deferred taxes of $10.8 million, and the $11.4 million received for the warrants, were recorded as adjustments to additional paid-in capital.

On November 20, 2015, the Company’s agent initiated the repurchase of $53.6 million in aggregate principal amount of its February 2018 Notes for $43.7 million in cash in four open market transactions. The closing of these transactions occurred on November 30, 2015. It was determined that the repurchase of the principal amount should be accounted for as a partial extinguishment of the February 2018 Notes. As a result, a gain on extinguishment of $6.5 million was recorded at closing of the transaction. The $6.5 million gain on extinguishment included the de-recognition of a proportional share of the original issuance discount of $3.1 million, outstanding deferred issuance costs of $0.9 million and agent fees of $0.1 million. In connection with this repurchase of the February 2018 Notes, the Company unwound a corresponding portion of the purchased call options related to the notes. As a result of this unwinding, the Company received $0.3 million in cash. The payments received have been recorded as an increase to additional paid-in-capital. In addition, the Company unwound a corresponding portion of the warrants issued in connection with the notes for $0.2 million in cash, payable by the Company. The payments have been recorded as a decrease to additional paid-in-capital.

On November 22, 2016, the Company repurchased $120.0 million in aggregate principal amount of its February 2018 Notes for approximately $121.5 million in cash (including $1.5 million of accrued interest) in open market transactions. It was determined that the repurchase of the principal amount be accounted for as an extinguishment. The extinguishment included the de-recognition of a proportional share of the original issuance discount of $4.3 million and outstanding deferred issuance costs of $1.3 million. In connection with the repurchase of the February 2018 Notes, the Company unwound a corresponding portion of the purchased call options. The transaction did not result in any cash payments between the parties. In addition, the Company and the counterparties agreed to unwind a corresponding portion of the warrants, which also did not result in any cash payments between the parties.

On February 1, 2018, upon maturity of the February 2018 Notes, the Company repaid a total cash amount of $129.0 million to the custodian, The Bank of New York Mellon Trust Company, N.A., which was comprised of $126.4 million in principal amount and $2.6 million in accrued interest, to retire the February 2018 Notes.

Interest expense for the February 2018 Notes on the Company’s Consolidated Statements of Operations was as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017

Contractual coupon interest	$—	$422	$5,058
Amortization of debt issuance costs	—	88	1,022
Amortization of debt discount	—	293	3,449
Total	$—	$803	$9,529

December 2021 Notes

On November 22, 2016, the Company issued $150.0 million in aggregate principal amount, at par, of 2.75% Convertible Senior Notes due December 1, 2021 (the “December 2021 Notes”) in an underwritten public offering, for net proceeds of $145.7 million. The December 2021 Notes are due December 1, 2021, and the Company pays interest at 2.75% on the December 2021 Notes semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2017. A portion of the proceeds from the December 2021 Notes, net of amounts used for the capped call transaction described below, was used to extinguish $120.0 million of the February 2018 Notes.

In September 2019, the Company entered into privately negotiated exchange agreements with certain holders of approximately $86.1 million aggregate principal amount of outstanding December 2021 Notes. The Company exchanged $86.1 million aggregate principal of December 2021 Notes for an identical principal amount of 2.75% Convertible Senior Notes due December 1, 2024 (the “December 2024 Notes”), plus a cash payment of $70.00 for each $1,000 principal amount tendered (“September Exchange Transaction”). See “December 2024 Notes” below. The terms of the remaining December 2021 Notes remained unchanged.

The September Exchange Transaction qualified as a debt extinguishment and the Company recognized a loss on exchange of the convertible notes of $3.9 million, which is included in Non-operating income (expense), net in the Consolidated Statement of Operations for the year ended December 31, 2019.

Upon the occurrence of a fundamental change, as defined in the indenture entered into in connection with the December 2021 Notes (the “December 2021 Notes Indenture”), holders have the option to require the Company to repurchase their December 2021 Notes at a purchase price equal to 100% of the principal, plus accrued interest.

The December 2021 Notes are convertible under any of the following circumstances at any time prior to the close of business on the business day immediately preceding June 1, 2021 (or at any time beginning on June 1, 2021 until the close of business on the second scheduled trading day immediately preceding the stated maturity):

•
During any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ended June 30, 2017, if the last reported sale price of Company common stock for at least 20 trading days (whether or not consecutive), in the period of 30 consecutive trading days, ending on, and including, the last trading day of the immediately preceding fiscal quarter, exceeds 130% of the conversion price for the notes on each applicable trading day;

•
During the five business-day period immediately after any five consecutive trading-day period, which the Company refers to as the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of Company common stock and the conversion rate for the notes for each such trading day; or

•	Upon the occurrence of specified corporate events as described in the December 2021 Notes Indenture.

The initial conversion rate for the December 2021 Notes is 262.2951 shares of the Company’s common stock per $1,000 principal amount of December 2021 Notes, which is equivalent to an initial conversion price of approximately $3.81 per share of common stock, subject to adjustments upon the occurrence of certain specified events as set forth in the December 2021 Notes Indenture.

In accordance with the accounting guidance for convertible debt instruments that may be settled in cash or other assets on conversion, the Company was required to separately account for the liability component of the instrument in a manner that reflects the market interest rate for a similar nonconvertible instrument at the date of issuance. As a result, the Company separated the principal balance of the December 2021 Notes between the fair value of the debt component with the remainder of the consideration being allocated to the equity component. Using an assumed borrowing rate of 9.5%, which represented the estimated market interest rate for a similar nonconvertible instrument available to the Company on the date of issuance, the

Company recorded a debt discount of $4.3 million, allocated $23.8 million to Additional paid-in capital for the conversion feature and allocated $12.8 million to deferred tax liability. The debt discount, including the conversion feature and issuance costs allocated to debt, which remained after amortization and the effect of the September Exchange Transaction, is being amortized to interest expense over the term of the December 2021 Notes and increases interest expense during the term of the December 2021 Notes from the 2.75% cash coupon interest rate to an effective interest rate of 9.7%. As of December 31, 2019, the remaining discount amortization period is 1.9 years.

On December 17, 2019, the Company repurchased $44.8 million in aggregate principal amount of its December 2021 Notes for $39.9 million in cash and 3.5 million shares of its common stock in privately negotiated transactions (the “December Exchange Transaction”). It was determined that the repurchase of the principal amount should be accounted for as a partial extinguishment of the December 2021 Notes. As a result, a loss on extinguishment of $2.5 million was recorded at closing of the transaction. The loss on extinguishment included the de-recognition of a proportional share of the original issuance discount of $0.3 million and outstanding deferred issuance costs of less than $0.1 million.

The carrying value and unamortized discount of the December 2021 Notes were as follows:

(in thousands)	December 31, 2019	December 31, 2018

Principal amount of the December 2021 Notes	$19,170	$150,000
Unamortized discount of liability component	(2,220)	(25,356)
Net carrying value of the December 2021 Notes	$16,950	$124,644

Interest expense for the December 2021 Notes included in the Company’s Consolidated Statements of Operations was as follows:

	Year Ended December 31,
(in thousands)	2019	2018

Contractual coupon interest	$3,390	$4,125
Amortization of debt issuance costs	64	76
Amortization of debt discount	459	542
Amortization of conversion feature	5,973	6,611
Total	$9,886	$11,354

As of December 31, 2019 and 2018, the December 2021 Notes are not convertible.

Capped Call Transaction

In connection with the offering of the December 2021 Notes, the Company entered into a privately-negotiated capped call transaction with an affiliate of the underwriter of such issuance. The aggregate cost of the capped call transaction was $14.4 million. The capped call transaction is generally expected to reduce the potential dilution upon conversion of the December 2021 Notes and/or partially offset any cash payments the Company is required to make in excess of the principal amount of converted December 2021 Notes in the event that the market price per share of the Company’s common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction. This initially corresponds to the approximate $3.81 per share conversion price of the December 2021 Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the December 2021 Notes. The cap price of the capped call transaction was initially $4.88 per share and is subject to certain adjustments under the terms of the capped call transaction. The Company will not be required to make any cash payments to the option counterparty upon the exercise of the options that are a part of the capped call transaction, but the Company will be entitled to receive from it an aggregate amount of cash and/or number of shares of the Company’s common stock, based on the settlement method election chosen for the related convertible senior notes, with a value equal to the amount by which the market price per share of the Company’s common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction during the relevant valuation period under the capped call transaction, with such number of shares of the Company’s common stock and/or amount of cash subject to the cap price.

The Company evaluated the capped call transaction under authoritative accounting guidance and determined that it should be accounted for as a separate transaction and classified as a net reduction to additional paid-in capital within stockholders’ equity with no recurring fair value measurement recorded.

In connection with the September Exchange Transaction, the Company unwound a portion of the capped call entered into when the December 2021 Notes were issued, as they were no longer scheduled to mature in 2021. This generated proceeds, of which $0.9 million, was paid to the Company. The $0.9 million proceeds from the unwind of the capped call, which reflected the value of the options outstanding at the time of the September Exchange Transaction and the average share price of the Company’s common stock were included as an increase to Additional paid-in capital within stockholders’ equity.

In connection with the December Exchange Transaction, the Company unwound a corresponding portion of the capped call related to the notes and repurchased 1.6 million shares of its common stock from the counterparty. The Company paid the capped call counterparty $3.1 million, representing $5.6 million for the common stock repurchased from the counterparty, net of $2.5 million owed from the counterparty to the Company for unwinding the capped call. The common stock repurchased was reflected as a decrease to Retained earnings within stockholders’ equity. The proceeds from the capped call were included as an increase to Additional paid-in capital within stockholders’ equity.

December 2024 Notes

On September 17, 2019, in connection with the September Exchange Transaction, the Company exchanged $86.1 million aggregate principal of December 2021 Notes for an identical aggregate original principal amount of December 2024 Notes, plus a cash payment of $70.00 for each $1,000 principal amount exchanged, totaling approximately $6.0 million. The December 2024 Notes are due December 1, 2024, and the Company pays interest at 2.75% on the December 2024 Notes semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2019. The original principal of the December 2024 Notes will accrete at a rate of 2.375% per year (“Accretion Interest”) commencing September 17, 2019 through the maturity of the December 2024 Notes. The accreted principal amount of the December 2024 Notes is payable in cash upon maturity and is included in Other long-term liabilities.

Upon the occurrence of a fundamental change, as defined in the indenture entered into in connection with the December 2024 Notes (the “December 2024 Notes Indenture”), holders have the option to require the Company to repurchase their December 2024 Notes at a purchase price equal to 100% of the accreted principal amount of such December 2024 Notes, plus accrued interest on the original principal amount thereon.

The December 2024 Notes are convertible under any of the following circumstances at any time prior to the close of business on the business day immediately preceding June 1, 2024 (or at any time beginning on June 1, 2024 until the close of business on the second scheduled trading day immediately preceding the stated maturity):

•
During any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ended December 31, 2019, if the last reported sale price of Company common stock for at least 20 trading days (whether or not consecutive), in the period of 30 consecutive trading days, ending on, and including, the last trading day of the immediately preceding fiscal quarter, exceeds 130% of the conversion price for the notes on each applicable trading day;

•
During the five business-day period immediately after any five consecutive trading-day period, which the Company refers to as the measurement period, in which the trading price per $1,000 original principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of Company common stock and the conversion rate for the notes for each such trading day;

•	Upon the occurrence of specified corporate events or upon a redemption of the notes, in each case as described in the December 2024 Notes Indenture; or

•	On or after June 1, 2024, at the option of the holder prior to the second scheduled trading day preceding December 1, 2024.

In accordance with the terms of the December 2024 Notes Indenture, the Company has the right, but not the obligation, to redeem all or any portion of the December 2024 Notes that is equal to $1,000 original principal amount or an integral multiple of $1,000 prior to their scheduled maturity on a redemption date beginning on or after December 1, 2021 and on or before the 60th scheduled trading day before December 1, 2024, for a cash purchase price equal to the redemption price, but only if the last reported sale price of Company common stock exceeds 128% of the conversion price for the December 2024 Notes on (i) each of at least 20 trading Days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the redemption notice date for such redemption; and (ii) the trading day immediately before such redemption notice date. The redemption price for the December 2024 Notes called for redemption is equal to the then accreted principal amount of such December 2024 Notes plus accrued but unpaid interest on the original principal amount thereon. The calling of any December 2024 Notes for redemption will constitute a make-whole fundamental change with respect to such notes, entitling the holders who convert such December 2024 Notes called for redemption prior to the applicable redemption date to receive an increase in the applicable conversion rate, as described in the December 2024 Notes Indenture.

The initial conversion rate for the December 2024 Notes is 262.2951 shares of the Company’s common stock per $1,000 original principal amount of December 2024 Notes, which is equivalent to an initial conversion price of approximately $3.81 per share of common stock, subject to adjustments upon the occurrence of certain specified events as set forth in the December 2024 Notes Indenture.

In accordance with the accounting guidance for an extinguishment of convertible debt instruments with a cash conversion feature, the Company was required to allocate the fair value of the consideration transferred between the liability component and the equity component. To calculate the fair value of the debt immediately prior to derecognition, the carrying value was recalculated in a manner that reflected the estimated market interest rate for a similar nonconvertible instrument at the date of issuance. Using an assumed borrowing rate of 7.05% the Company calculated the fair value of the debt representing the amount allocated to the liability component of the December 2024 Notes with the remainder of the consideration allocated to the equity conversion feature, to reflect the reacquisition of the embedded conversion option. The conversion feature together with the fees allocated to the debt are accounted for as a debt discount. As a result of the September Exchange Transaction, the Company recorded a total debt discount of $9.4 million, which included the cash conversion feature of $8.1 million and the debt issuance fees of $1.3 million, charged $5.5 million to Additional paid-in capital ($13.5 million charge to Additional paid-in capital representing the reduction to the 2021 equity component, partially offset by the $8.1 million allocated to equity for the 2024 notes) and recorded $1.2 million to deferred tax liability. The net amount charged to Additional paid-in capital represents the difference between the consideration paid for the September Exchange Transaction and the fair value of the convertible debt prior to the extinguishment.

The Accretion Interest and debt discount, including the conversion feature and issuance costs allocated to debt, are being amortized to interest expense over the term of the December 2024 Notes which increases interest expense during the term of the December 2024 Notes from the 2.75% cash coupon interest rate to an effective interest rate of 7.5%. As of December 31, 2019, the remaining discount amortization period is 4.9 years.

On December 17, 2019, in connection with the December Exchange Transaction, the Company repurchased $74.6 million in aggregate principal amount of its December 2024 Notes for $58.0 million in cash and 9.9 million shares of its common stock in privately negotiated transactions. It was determined that the repurchase of the principal amount should be accounted for as a partial extinguishment of the December 2024 Notes. As a result, a loss on extinguishment of $2.1 million was recorded at closing of the transaction. The loss on extinguishment included the de-recognition of a proportional share of the deferred issuance costs of $1.1 million.

The carrying value, accretion and unamortized discount of the December 2024 Notes were as follows:

(in thousands)	December 31, 2019

Principal amount of the December 2024 Notes	$11,500
Unamortized discount of liability component	(1,200)
Net carrying value of the December 2024 Notes	$10,300

Interest expense for the December 2024 Notes included in the Company’s Consolidated Statement of Operations was as follows:

Year Ended
(in thousands)	December 31, 2019

Contractual coupon interest	$598
Accretion Interest on outstanding principal	517
Amortization of debt issuance costs	53
Amortization of conversion feature	350
Total	$1,518

Capped Call Transaction

In connection with the issuance of the December 2024 Notes in the September Exchange Transaction, the Company entered into a privately-negotiated capped call transaction with an affiliate of the underwriter of such issuance. The aggregate cost of the capped call transaction was $4.5 million. The capped call transaction is generally expected to reduce the potential dilution upon conversion of the December 2024 Notes and/or partially offset any cash payments the Company is required to make in excess of the principal amount of converted December 2024 Notes in the event that the market price per share of the Company’s common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction. This initially corresponds to the approximate $3.81 per share conversion price of the December 2024 Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the December 2024 Notes. The cap price of the capped call transaction was initially $4.88 per share and is subject to certain adjustments under the terms of the capped call transaction. The Company will not be required to make any cash payments to the option counterparty upon the exercise of the options that are a part of the capped call transaction, but the Company will be entitled to receive from it an aggregate amount of cash and/or number of shares of the Company’s common stock, based on the settlement method election chosen for the related convertible senior notes, with a value equal to the amount by which the market price per share of the Company’s common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction during the relevant valuation period under the capped call transaction, with such number of shares of the Company’s common stock and/or amount of cash subject to the cap price.

The Company evaluated the capped call transaction under authoritative accounting guidance and determined that it should be accounted for as a separate transaction and classified as a net reduction to additional paid-in capital within stockholders’ equity with no recurring fair value measurement recorded.

In connection with the December Exchange Transaction, the Company unwound a corresponding portion of the capped call related to the notes and repurchased 1.6 million shares of its common stock from the counterparty. The Company paid the capped call counterparty $1.2 million, representing $5.4 million for the common stock repurchased from the counterparty, net of $4.2 million owed from the counterparty to the Company for unwinding the capped call. The common stock repurchased was reflected as a decrease to Retained earnings within stockholders’ equity. The proceeds from the capped call were included as an increase to Additional paid-in capital within stockholders’ equity.

The Company evaluated the capped call transaction under authoritative accounting guidance and determined that it should be accounted for as separate transaction from the debt as it was entered into with a separate counterparty and does not relate to the same risk. The $4.5 million premium for the capped call was classified as a reduction to Additional paid-in capital within stockholders’ equity and will not be subject to recurring fair value measurement.

As of December 31, 2019, the future minimum principal payments under the December 2021 and December 2024 Notes were:

(in thousands)	December 2021 Notes	December 2024 Notes	Total

2020	$—	$—	$—
2021	19,170	—	19,170
2022	—	—	—
2023	—	—	—
2024	—	11,500	11,500
Thereafter	—	—	—
Total	$19,170	$11,500	$30,670

15. Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	December 31,
(in thousands)	2019	2018

Uncertain tax positions	$37,574	$31,706
Deferred tax liability	1,571	15,620
Accrued lease liability	10,700	10,700
Long-term incentive	—	125
Other	1,020	465
Total [1]	$50,865	$58,616
________________
1 The amounts above exclude $0.1 million and zero of Other long-term liabilities at Noden classified as held for sale as of December 31, 2019 and 2018, respectively. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

16. Commitments and Contingencies

Lease Guarantee

In connection with the spin-off by the Company of Facet Biotech Corporation (“Facet”), the Company entered into amendments to the leases for the Company’s former facilities in Redwood City, California, under which Facet was added as a co-tenant, and a Co-Tenancy Agreement, under which Facet agreed to indemnify the Company for all matters related to the leases attributable to the period after the spin-off date. In April 2010, Abbott Laboratories acquired Facet and later renamed the entity AbbVie Biotherapeutics, Inc. (“AbbVie”). If AbbVie were to default under its lease obligations, the Company could be held liable by the landlord as a co-tenant and, thus, the Company has in substance guaranteed the payments under the lease agreements for the Redwood City facilities. As of December 31, 2019, the total lease payments for the duration of the guarantee, which runs through December 2021, are approximately $22.6 million.

The Company prepared a discounted, probability weighted cash flow analysis to calculate the estimated fair value of the lease guarantee as of the spin-off. The Company was required to make assumptions regarding the probability of Facet’s default on the lease payment, the likelihood of a sublease being executed and the times at which these events could occur. These assumptions are based on information that the Company received from real estate brokers and the then-current economic conditions, as well as expectations of future economic conditions. The fair value of this lease guarantee was charged to Additional paid-in capital upon the spin-off and any future adjustments to the carrying value of the obligation will also be recorded in Additional paid-in capital.

The Company has recorded a liability of $10.7 million on its Consolidated Balance Sheets as of December 31, 2019 and 2018, related to this guarantee. In future periods, the Company may adjust this liability for any changes in the ultimate outcome of this matter that are both probable and estimable.

Irrevocable Letters of Credit

On June 30, 2016, the Company purchased a $75.0 million certificate of deposit, which is designated as cash collateral for the $75.0 million letter of credit issued on July 1, 2016 with respect to the first anniversary payment under the Noden Purchase Agreement. In addition, the Company provided an irrevocable and unconditional guarantee to Novartis, to pay up to $14.0 million of the remaining amount of the first anniversary payment not covered by the letter of credit. The Company concluded that both guarantees were contingent obligations and should be accounted for in accordance with ASC 450, Contingencies. Further, it was concluded that both guarantees did not meet the conditions to be accrued at June 30, 2016 and December 31, 2016. On July 3, 2017, the first anniversary payment of $89.0 million was paid pursuant to the Noden Purchase Agreement and the $14.0 million guarantee expired. On July 31, 2017, the $75.0 million certificate of deposit matured, and on August 1, 2017, the letter of credit terminated.

Purchase Obligations

Noden DAC and Novartis entered into a supply agreement pursuant to which Novartis will manufacture and supply to Noden DAC a bulk tableted form of the Noden Products and active pharmaceutical ingredient (“API”). In May 2019, Noden DAC and Novartis entered into an amended supply agreement pursuant to which Novartis will supply to Noden DAC a bulk tableted form of the Noden Products through 2020 and API through June 2021. The supply agreement may be terminated by either party for material breach that remains uncured for a specified time period. Under the terms of the amended supply agreement, Noden DAC is committed to purchase certain quantities of bulk product and API that would amount to approximately $61.7 million through June 2021, of which $39.8 million is committed over the next twelve months, which are guaranteed by the Company. While the supply agreement provides that the parties will agree to reasonable accommodations with respect to changes in firm orders, the Company expects that Noden DAC will meet the requirements of the supply agreement, unless otherwise negotiated.

LENSAR entered into various supply agreements for the manufacture and supply of certain components. The supply agreements commit LENSAR to a minimum purchase obligation of approximately $10.4 million over the next twenty-four months of which $9.6 million is due in the next 12 months, a portion of which are guaranteed by the Company. LENSAR expects to meet these requirements.

Escrow Receivable

On April 1, 2014, the Company entered into a note purchase agreement with Accel 300, a wholly-owned subsidiary of kaléo, Inc. (“kaléo”), pursuant to which the Company acquired $150.0 million of secured notes due 2029 (the “kaléo Note”). The kaléo Note was issued pursuant to an indenture between Accel 300 and U.S. Bank, National Association, as trustee, and was secured by 20% of net sales of its first approved product, Auvi-Q® (epinephrine auto-injection, USP) (known as Allerject® in Canada) and 10% of net sales of kaléo’s second proprietary auto-injector based product, EVZIO (naloxone hydrochloride injection) (the “kaléo Revenue Interests”), and a pledge of kaléo’s equity ownership in Accel 300.
On September 21, 2017, the Company entered into an agreement (the “kaléo Note Sale Agreement”) with MAMKangaroo Lender, LLC, a Delaware limited liability company (the kaléo Purchaser”), pursuant to which the Company sold its entire interest in the kaléo Note for an aggregate cash purchase price of $141.7 million.

Pursuant to the terms of the kaléo Note Sale Agreement, $1.4 million of the aggregate purchase price was deposited into an escrow account as a potential payment against certain contingencies. The escrow period ended on March 20, 2019 and the escrow agent released the entire $1.4 million to the Company.

17. Stockholders’ Equity

Stock Repurchase Program

On March 1, 2017, the Company announced that its board of directors authorized the repurchase through March 2018 of issued and outstanding shares of the Company’s common stock having an aggregate value of up to $30.0 million pursuant to a share repurchase program. The repurchases under the share repurchase program were made from time to time in the open market or in privately negotiated transactions and were funded from the Company’s working capital. All shares of common stock repurchased under the Company’s share repurchase program were retired and restored to authorized but unissued shares of common stock at June 30, 2017. The Company repurchased 13.3 million shares of its common stock under the share repurchase program during the fiscal year ended December 31, 2017 for an aggregate purchase price of $30.0 million, or an average cost of $2.25 per share, including trading commissions.

On September 25, 2017, the Company announced that its board of directors authorized the repurchase of issued and outstanding shares of the Company’s common stock having an aggregate value of up to $25.0 million pursuant to a share repurchase program. The repurchases under the share repurchase program were made from time to time in the open market or in privately negotiated transactions and were funded from the Company’s working capital. All shares of common stock repurchased under this share repurchase program were retired and restored to authorized but unissued shares of common stock. The Company repurchased 8.7 million shares of its common stock under the share repurchase program during the fiscal year ended December 31, 2018, for an aggregate purchase price of $25.0 million, or an average cost of $2.86 per share, including trading commissions.

On September 24, 2018, the Company announced that its board of directors authorized the repurchase of issued and outstanding shares of the Company’s common stock having an aggregate value of up to $100.0 million pursuant to a share repurchase program. Repurchases under this share repurchase program were made from time to time in the open market or in privately negotiated transactions and funded from the Company’s working capital. All shares of common stock repurchased under this repurchase program were retired and restored to authorized but unissued shares of common stock at July 31, 2019. The Company repurchased 31.0 million shares of its common stock under this share repurchase program for an aggregate purchase price of $100.0 million, or an average cost of $3.22 per share, including trading commissions.

On December 9, 2019, the Company announced that its board of directors authorized the repurchase of issued and outstanding shares of the Company's common stock and convertible notes up to an aggregate value of $200 million. On December 16, 2019, the Company announced that its board of directors approved a $75 million increase to the aforementioned $200 million repurchase program to acquire outstanding PDL common stock and convertible notes. Repurchases under the new repurchase program will be made from time to time in the open market or in privately negotiated transactions and funded from the Company’s working capital. The amount and timing of such repurchases will depend upon the price and availability of shares or convertible notes, general market conditions and the availability of cash. Repurchases may also be made under a trading plan under Rule 10b5-1, which would permit shares or convertible notes to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. All shares of common stock repurchased under the Company’s new share repurchase program are expected to be retired and restored to authorized but unissued shares of common stock. All convertible notes repurchased under the program will be retired. As of December 31, 2019, the Company had repurchased $44.8 million in aggregate principal amount of 2021 Convertible Notes and $74.6 million in aggregate principal amount of 2024 Convertible Notes for consideration consisting of a cash payment of $97.9 million and the issuance of 13.4 million shares of the Company’s common stock. As of December 31, 2019, the Company had not repurchased any shares of common stock under this program. This repurchase program may be suspended at any time without notice.

18. Accumulated Other Comprehensive Income

Comprehensive income is comprised of net (loss) income and other comprehensive (loss) income. The Company includes unrealized net gains (losses) on investments held in its available-for-sale securities and unrealized gains (losses) on its cash flow hedges in other comprehensive (loss) income, and presents the amounts net of tax. The Company’s other comprehensive (loss) income is included in the Company’s Consolidated Statements of Comprehensive (Loss) Income.

The balance of “accumulated other comprehensive (loss) income,” net of tax, was as follows:

(in thousands)	Unrealized gains (losses) on available-for- sale securities	Total Accumulated Other Comprehensive Income

Balance at December 31, 2016	$—	$—

Activity for the year ended December 31, 2017	1,181	1,181
Ending Balance at December 31, 2017	1,181	1,181

Activity for the year ended December 31, 2018	(1,181)	(1,181)
Ending Balance at December 31, 2018	—	—

Activity for the year ended December 31, 2019	—	—
Ending Balance at December 31, 2019	$—	$—

19. Stock-Based Compensation

The Company grants restricted stock awards and stock options pursuant to a stockholder approved stock-based incentive plan.

The following table summarizes the Company’s stock option and restricted stock award compensation expense during the years ended December 31, 2019, 2018 and 2017:

	Year Ended December 31,
Stock-based Compensation	2019	2018	2017
(in thousands)
Employees and directors	$6,834	$4,337	$2,957

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on the historical volatility of our common stock over the estimated expected life of the options. The expected term represents the period of time the options are expected to be outstanding. The expected term is based on the “simplified method” as defined by the SEC Staff Accounting Bulletin No. 110 (Topic 14.D.2). The Company uses the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the options. The risk-free rate is based on yields on U.S. Treasury securities with a maturity similar to the estimated expected term of the options. The fair value of restricted stock awards is based on the closing price of the Company’s common stock on the grant date.

The fair value of our stock options was estimated assuming no expected dividends and the following weighted-average assumptions:

	Year Ended December 31,
	2019			2018			2017

Range of expected term (in years)	3.5	-	6.1	3.5	-	6.0	3.7
Range of risk-free interest rate	1.5%	-	3.0%	2.7%	-	3.0%	2.0%
Expected volatility	40%			40%			44%

Stock-Based Incentive Plans

2005 Equity Incentive Plan

The Company currently has one active stock-based incentive plan under which it may grant stock-based awards to the Company’s employees, directors and non-employees.

Under the Company’s Amended and Restated 2005 Equity Incentive Plan effective June 8, 2018 (the “2005 Equity Incentive Plan”), the Company is authorized to issue a variety of incentive awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards. As of December 31, 2019, awards granted under the 2005 Equity Incentive Plan consisted of stock options and restricted stock awards. There were no other grants of any other award types under the 2005 Equity Incentive Plan.

In June 2018, the Company’s stockholders approved an amendment and restatement of the 2005 Equity Incentive Plan that increased the number of shares available for grant by 15,000,000 to 26,200,000. The number of shares of common stock authorized for issuance, shares of common stock issued upon exercise of options or grant of restricted stock awards, shares of common stock subject to outstanding awards and shares available for grant under this plan as of December 31, 2019, are as follows:

Title of Plan	Total Shares of Common Stock Authorized	Total Shares of Common Stock Issued	Total Shares of Common Stock Available for Grant

2005 Equity Incentive Plan	26,200,000	15,889,993	10,310,007

Stock Options

The following table summarizes the option activity under the 2005 Equity Incentive Plan for the year ended December 31, 2019:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
Outstanding at beginning of year	6,908	$2.76	9.1	$1,099
Granted	5,796	$3.58
Forfeited	(1,052)	$3.27
Outstanding at end of year	11,652	$3.12	8.5	$3,473

Exercisable at end of year	3,154	$2.77	8.1	$1,526

Options to purchase common stock generally vest over a 3 or 4-year period and are generally granted for a term of 10 years.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2019 was $1.49. The total fair value of options vested during the year ended December 31, 2019 was approximately $5.6 million. Total unrecognized compensation expense of $7.8 million related to options will be recognized over a weighted-average period of 1.6 years.

Restricted Stock Awards

Restricted stock has the same rights as other issued and outstanding shares of the Company’s common stock, including, in some cases, the right to accrue dividends, which are held in escrow until the award vests. The compensation expense related to these awards is determined using the fair market value of the Company’s common stock on the date of the grant, and the compensation expense is recognized ratably over the vesting period. Under the Company’s restricted stock plans, restricted stock awards typically vest over one to five years and compensation expense associated with these awards is recognized on a straight-line basis over the vesting period. In addition to service requirements, vesting of restricted stock awards may be subject to the achievement of specified performance goals set by the Compensation Committee. If the performance goals are not met, no compensation expense is recognized and any previously recognized compensation expense is reversed.

The following table summarizes the restricted stock award activity under the 2005 Equity Incentive Plan for the year ended December 31, 2019:

	2019
	Number of shares	Weighted-average grant-date fair value per share
	(in thousands)
Unvested at beginning of year	723	$2.79
Awards granted	917	$3.62
Awards vested	(519)	$2.79
Withheld related to net settlement	(64)	$2.78
Forfeited	(124)	$3.18
Unvested at end of year	933	$3.56

The total fair value of restricted stock awards vested during the years ended December 31, 2019, 2018 and 2017 was approximately $1.4 million, $2.1 million and $2.8 million, respectively.

The weighted-average grant date fair value for restricted stock awards granted under the 2005 Equity Incentive Plan for the years end December 31, 2019, 2018 and 2017 was $3.62, $2.61 and $2.15, respectively.

At December 31, 2019, there was approximately $1.6 million of total unrecognized compensation expense related to restricted stock awards granted under the 2005 Equity Incentive Plan, which is expected to be recognized over a weighted-average period of 1.2 years.

Inducement Award Agreements

On September 12, 2017, the Company granted 961,000 shares of common stock in the form of a non-statutory inducement stock option grant pursuant to a non-statutory inducement stock option agreement and granted 240,200 shares of our common stock in the form of an inducement restricted stock grant pursuant to an inducement restricted stock agreement. These inducement awards were not granted under the 2005 Equity Incentive Plan.

Inducement Stock Option Activity

As of December 31, 2019, all stock option awarded under the non-statutory inducement stock option agreement were outstanding and 373,719 shares were exercisable. The total fair value of options vested during the year ended December 31, 2019 was approximately $0.5 million. Total unrecognized compensation expense of $0.2 million related to these options will be recognized over a weighted-average period of 1.8 years.

Inducement Restricted Stock

As of December 31, 2019, 80,067 shares of restricted stock awarded under the non-statutory inducement restricted stock agreement were outstanding and unvested. The total fair value of the restricted stock awards vested during the year ended December 31, 2019 was approximately $0.3 million.

Compensation expense associated with unvested restricted stock awards is recognized on a straight-line basis over the vesting period. At December 31, 2019, there was approximately $0.1 million of total unrecognized compensation expense related to restricted stock awards granted under the non-statutory inducement restricted stock agreement, which is expected to be recognized over a weighted-average period of 1.0 year.

20. Revenue from Contracts with Customers

Disaggregation of Revenue

The Company disaggregates its revenue from contracts with customers by segment and geographic location as the Company believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. In the following table, revenue is disaggregated by segment and primary geographical market for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019		Year Ended December 31, 2018
(in thousands)	Medical Devices	Pharmaceutical (1)	Medical Devices	Pharmaceutical (1)

Primary geographical markets:
North America	$10,155	$26,034	$7,425	$41,900
Europe	3,438	22,816	2,451	25,259
Asia	11,536	6,243	7,136	13,637
Other	433	—	377	—
Total revenue from contracts with customers (2)	$25,562	$55,093	$17,389	$80,796
_______________
(1) The revenue from the Company’s Pharmaceutical segment for the years ended December 31, 2019 and 2018 is included in (Loss) income from discontinued operations. For additional information, see Note 3, Discontinued Operations Classified as Assets held for sale.

(2) The table above does not include lease revenue from the Company’s Medical Devices segment of $5.2 million and $7.3 million for the years ended December 31, 2019 and 2018, respectively. For additional information, see Note 9, Leases.

Contract Balances

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers:

(in thousands)	December 31, 2019	December 31, 2018

Receivables, current and non-current, net	$10,377	$20,655
Contract assets	$3,512	$2,595
Contract liabilities	$4,024	$8,938

Receivables, Net—Receivables, net, include amounts billed and due from customers. The amounts due are stated at their net estimated realizable value and are classified as current or noncurrent based on the timing of when the Company expects to receive payment. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of receivables that will not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and collateral to the extent applicable. Receivables, net for our Pharmaceutical segment are classified as a current asset and included in Assets held for sale. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

Contract Assets—The Company’s contract assets represent revenue recognized for performance obligations completed before an unconditional right to payment exists, and therefore invoicing or associated reporting from the customer regarding the computation of the net product sales has not yet occurred. The Company’s contract assets are only attributable to the Pharmaceutical segment, and as such classifies contract assets in Assets held for sale in the Company’s Consolidated Balance Sheets.

(in thousands)	Medical Devices	Pharmaceutical	Total

Contract assets at December 31, 2018	$—	$2,595	$2,595
Contract assets recognized	—	12,259	12,259
Payments received	—	(11,342)	(11,342)
Contract assets at December 31, 2019	$—	$3,512	$3,512

Contract Liabilities—The Company’s contract liabilities consist of deferred revenue for products sold to customers for which the performance obligation has not been completed by the Company. The Company classifies deferred revenue as current or noncurrent based on the timing of when it expects to recognize revenue. The noncurrent portion of deferred revenue is included in Other long-term liabilities in the Company’s Consolidated Balance Sheets. The Pharmaceutical deferred revenue is classified as a current liability and included in Liabilities held for sale.

(in thousands)	Medical Devices	Pharmaceutical	Total

Contract liabilities at December 31, 2018	$1,167	$7,771	$8,938
Additions	916	2,123	3,039
Amounts recognized in revenue	(1,008)	(6,945)	(7,953)
Contract liabilities at December 31, 2019	$1,075	$2,949	$4,024

Transaction Price Allocated to Future Performance Obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period.

	Twelve months ended
(in thousands)	December 31, 2020	Thereafter	Total

Pharmaceutical product sales	$2,326	$—	$2,326
Medical device sales	$5,473	$6,280	$11,753

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with original expected lengths of one year or less or (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice for the products delivered or services performed.

21. Segment Information

In connection with its investment in Evofem in the second quarter of 2019, the Company added a fourth reportable segment, “Strategic Positions.” This had no impact on the Company’s prior segment reporting structure.

Information regarding the Company’s segments for the year ended December 31, 2019 and 2018 is as follows:

Revenues by segment	Year Ended December 31,
(in thousands)	2019	2018

Medical Devices	$30,742	$24,652
Strategic Positions	—	—
Pharmaceutical	—	—
Income Generating Assets	(36)	7,376
Total revenues	$30,706	$32,028
________________
The table above excludes revenues related to discontinued operations. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

(Loss) income by segment	Year Ended December 31,
(in thousands)	2019	2018

Medical Devices	$(5,230)	$(5,086)
Strategic Positions	28,758	—
Pharmaceutical (1)	(19,048)	(98,368)
Income Generating Assets (1)	(74,891)	34,595
Total net (loss) income	$(70,411)	$(68,859)
________________
(1) The (Loss) income by segment presented above includes amounts related to both continuing and discontinued operations. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

Long-lived assets by segment	Year Ended December 31,
(in thousands)	2019	2018

Medical Devices	$2,435	$3,545
Strategic Positions	—	—
Pharmaceutical (1)	2,960	3,682
Income Generating Assets	125	160
Total long-lived assets	$5,520	$7,387
________________
(1) The amounts above include Property and Equipment in the Pharmaceutical segment classified as Assets held for sale. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

The operations for the Medical Devices segment are primarily located in the United States and the operations for the Pharmaceutical segment are primarily located in Italy, Ireland and the United States.

22. Concentration of Credit Risk

Product Line Concentration

The percentage of total revenue recognized, which individually accounted for 10% or more of the Company’s total revenues in one or more of the periods presented below, was as follows:

	Year Ended December 31,
(in thousands)	2019 (1)	2018 (1)	2017 (1)

kaléo	—%	—%	16%
Merck	—%	—%	21%
Biogen	—%	14%	40%
LENSAR	100%	77%	17%
________________
(1) The amounts above exclude product sales in our Pharmaceutical segment and royalty rights classified as held for sale in the Income Generating Assets segment, each of which is included in the Statements of Operations as (Loss) income from discontinued operations. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

Total revenues by geographic area are based on the country of domicile of the counterparty to the agreement are as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017

United States	$15,151	$21,434	$83,143
Europe	3,438	2,451	2,732
Rest of world	12,117	8,143	5,424
Total revenues (1)	$30,706	$32,028	$91,299
________________
(1) The amounts above exclude product sales in our Pharmaceutical segment and royalty rights held for sale in the Income Generating Assets segment, each of which is included in the Statements of Operations as (Loss) income from discontinued operations. See Note 3, Discontinued Operations Classified as Assets Held for Sale, for additional information.

One customer accounted for more than 10% of accounts receivable, net as of December 31, 2019. A separate customer accounted for more than 10% of accounts receivable, net as of December 31, 2018.

23. Income Taxes

For financial reporting purposes, (loss) income before income taxes from continuing operations includes the following components:

	Years Ended December 31,
(in thousands)	2019	2018	2017
United States	$(25,249)	$(39,518)	$28,756
Foreign	—	—	—
Total	$(25,249)	$(39,518)	$28,756

The provision for income taxes from continuing operations for the years ended December 31, 2019, 2018 and 2017 consisted of the following:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Current income tax expense (benefit)
Federal	$3,750	$(271)	$12,596
State	2,134	1,033	1,289
Foreign	—	—	—
Total current	5,884	762	13,885
Deferred income tax (benefit) expense
Federal	(7,830)	(7,932)	671
State	925	(615)	848
Foreign	—	1,032	—
Total deferred	(6,905)	(7,515)	1,519
Total provision	$(1,021)	$(6,753)	$15,404

A reconciliation of the income tax provision from continuing operations computed using the U.S. statutory federal income tax rate compared to the income tax provision for income from continuing operations included in the Consolidated Statements of Operations is as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Tax at U.S. statutory rate on (loss) income before income taxes	$(5,302)	$(8,299)	$10,065
Change in valuation allowance	(755)	875	1,807
State taxes	2,545	(397)	785
Change in uncertain tax positions	1,513	809	681
Foreign income	—	—	—
Foreign rate differential	—	—	—
Change in tax rate reform	—	—	3,981
True-ups	249	(27)	—
Other	729	286	(1,915)
Total	$(1,021)	$(6,753)	$15,404

Deferred tax assets and liabilities are determined based on the differences between financial reporting and income tax bases of assets and liabilities, as well as net operating loss carryforwards and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The significant components of the Company’s net deferred tax assets and liabilities from continuing operations are as follows:

	December 31,
(in thousands)	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$3,602	$2,384
Research and other tax credits	1,448	1,580
Intangible assets	—	—
Stock-based compensation	1,758	1,106
Accruals	1,388	825
Debt modifications	7,189	4,661
Capital loss carryforward	1,213	1,866
Other	9,564	6,579
Total deferred tax assets	26,162	19,001
Valuation allowance	(7,465)	(1,887)
Total deferred tax assets, net of valuation allowance	18,697	17,114
Deferred tax liabilities:
Debt modifications	(308)	(2,981)
Intangible assets	(19,649)	(28,214)
Other	(311)	—
Total deferred tax liabilities	(20,268)	(31,195)
Net deferred tax liabilities	$(1,571)	$(14,081)

As of December 31, 2019 and 2018, the Company had federal net operating loss carryforwards of $108.6 million and $101.7 million, respectively. As of December 31, 2019 and 2018, the Company also had state net operating loss carryforwards of $63.9 million and $70.8 million, respectively, excluding $215.5 million of California net operating losses available to offset assessments, if any, resulting from the current audit by the California Franchise Tax Board. The federal and state net operating loss carryforwards will begin expiring in the year 2023, if not utilized. As of December 31, 2019 and 2018, the Company had $2.2 million of federal tax credits that will begin expiring in the year 2025, if not utilized. As of December 31, 2019 and 2018, the Company had $19.3 million of state tax credit carryforwards that do not expire. As of December 31, 2019 and 2018, the Company had $125.6 million and $73.0 million, respectively, of net operating loss carryforwards in Ireland that do not expire.

Utilization of the federal and state net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization. Of the Company’s $108.6 million of federal net operating loss carryforwards as of December 31, 2019, $28.7 million are subject to an annual limitation of $1.8 million for each of the years ending December 31, 2019 to 2022, and $1.3 million for the year ending December 31, 2023. As of December 31, 2019, the Company estimates that at least $22.0 million of federal net operating loss carryforwards and none of the state net operating losses will expire unutilized. Tax attributes acquired from LENSAR may be subject to separate return limitations that may limit the corporation’s ability to use the acquired net operating losses and credits. Furthermore, under the 2017 Tax Act, although the treatment of tax losses generated in taxable years ending before December 31, 2017 has not changed, tax losses generated in taxable years beginning after December 31, 2017 may only be utilized to offset 80% of taxable income annually. This change may require the Company to pay additional federal income taxes in future years if additional losses are generated post 2017.

As of December 31, 2019, the Company determined that it was more likely than not that certain deferred tax assets from continuing operations would not be realized in the near future and had a $7.5 million valuation allowance against deferred tax assets from continuing operations. The net change in total valuation allowance for each of the years ending December 31, 2019 and 2018, was an increase of $5.6 million and a decrease of $0.1 million, respectively. $1.2 million of the valuation allowance at December 31, 2019, is related to capital losses that have limited carryforward utilization. The Company does not have an expectation of future capital gains against which such losses could be utilized and as such determined that it was more likely than not that such deferred tax assets would not be realized. $6.2 million of the valuation allowance at December 31, 2019 is related to federal and state deferred tax assets that the Company determined it was more likely than not would be realized.

The cumulative amount of earnings of our foreign subsidiaries are expected to be permanently invested in the foreign subsidiaries. Deferred taxes have not been provided on the excess of book basis over tax basis, or the excess tax basis over book basis in the shares of our foreign subsidiaries because these basis differences are not expected to reverse in the foreseeable future and are essentially permanent in duration. Our intention is to reinvest the earnings of the foreign subsidiaries indefinitely.

The Tax Cuts and Job Act of 2017 significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate (from a top rate of 35% to a flat rate of 21%), implementing elements of a territorial tax system, and imposing a one-time deemed repatriation transition tax on cumulative undistributed foreign earnings, for which the Company has not previously paid U.S. taxes.
A reconciliation of the Company’s unrecognized tax benefits, excluding accrued interest and penalties, for 2019, 2018 and 2017 is as follows:

	December 31,
(in thousands)	2019	2018	2017
Balance at the beginning of the year	$80,783	$79,179	$59,429
Increases related to tax positions from prior fiscal years	3,927	1,604	783
Increases related to tax positions taken during current fiscal year	—	—	18,967
Decreases related to tax positions from prior fiscal years	(497)	—	—
Balance at the end of the year	$84,213	$80,783	$79,179

The future impact of the unrecognized tax benefit of $84.2 million, if recognized, is as follows: $27.9 million would affect the effective tax rate and $56.3 million would result in adjustments to deferred tax assets and valuation allowances. The Company periodically evaluates its exposures associated with our tax filing positions. The Company is currently under audit by the California Franchise Tax Board and the Internal Revenue Service. The timing of the audit resolution and the amount to be ultimately paid (if any) is uncertain. The outcome of these audits could result in the payment of tax amounts that differ from the amounts the Company has reserved for uncertain tax positions for the periods under audit resulting in incremental expense or a reversal of the Company’s reserves in a future period. At this time, the Company does not anticipate a material change in the unrecognized tax benefits related to the California or Internal Revenue Service audits that would affect the effective tax rate, deferred tax assets or valuation allowances over the next 12 months.

Estimated interest and penalties associated with unrecognized tax benefits increased our income tax expense in the Consolidated Statements of Operations by $1.6 million, during the year ended December 31, 2019 and $1.0 million during each of the years ended December 31, 2018 and 2017, respectively. In general, our income tax returns are subject to examination by U.S. federal, state and local tax authorities for tax years 2000 forward. Interest and penalties associated with unrecognized tax benefits accrued on the balance sheet were $9.7 million and $8.0 million as of December 31, 2019 and 2018, respectively. The Company is currently under income tax examination by the State of California for the tax years 2009 through 2015 and by the Internal Revenue Service for the tax year 2016.

24. Net (Loss) Income per Share

Net (Loss) Income per Basic and Diluted Share	Year Ended December 31,
(in thousands, except per share amounts)	2019	2018	2017
Numerator
Net (loss) income from continuing operations	$(24,228)	$(32,765)	$13,352
Net (loss) income from discontinued operations	$(46,463)	$(36,094)	$97,349
(Loss) income attributable to the PDL’s stockholders used to compute net (loss) income per basic and diluted share	$(70,411)	$(68,859)	$110,748

Denominator
Total weighted-average shares used to compute net (loss) income attributable to PDL's stockholders, per basic share	118,631	145,669	155,394
Effect of dilutive stock options	—	—	—
Restricted stock outstanding	—	—	863
Shares used to compute net (loss) income attributable to PDL’s stockholders, per diluted share	118,631	145,669	156,257

Net (loss) income per share - basic
Continuing operations	$(0.20)	$(0.22)	$0.09
Discontinued operations	$(0.39)	$(0.25)	$0.62
Net (loss) income attributable to PDL’s stockholders per basic share	$(0.59)	$(0.47)	$0.71

Net (loss) income per share - diluted
Continuing operations	$(0.20)	$(0.22)	$0.09
Discontinued operations	$(0.39)	$(0.25)	$0.62
Net (loss) income attributable to PDL’s stockholders per diluted share	$(0.59)	$(0.47)	$0.71

The Company computes net (loss) income per diluted share using the sum of the weighted-average number of common and common equivalent shares outstanding common equivalent shares used in the computation of net (loss) income per diluted share include shares that may be issued pursuant to outstanding stock options and restricted stock awards in each case, on a weighted-average basis for the period they were outstanding, including, if applicable, the underlying shares using the treasury stock method.

The February 2018 Notes that were repaid on February 1, 2018, the December 2021 Notes and the December 2024 Notes allow, or previously allowed, for the settlement entirely or partially in cash, and are accounted for under the treasury stock method. Under the treasury stock method, the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. The effect of which, for diluted earnings per share purposes, is that only the number of shares of common stock that would be necessary to settle such excess, if the Company elected to settle such excess in shares, are included in the computation.

December 2021 Notes and December 2024 Notes Capped Call Potential Dilution

In November 2016, the Company issued $150.0 million in aggregate principal of the December 2021 Notes. In September 2019, the Company entered into the September Exchange Transaction through which it exchanged a portion of the December 2021 Notes for the December 2024 Notes. Both the December 2021 Notes and the December 2024 Notes provide in certain situations for the conversion of the outstanding principal amount into shares of the Company’s common stock at a predefined conversion rate. In conjunction with the issuance of the December 2021 Notes and the issuance of the December 2024 Notes pursuant to the September Exchange Transaction, the Company entered into capped call transactions, with a hedge counterparty. The capped call transactions are expected generally to reduce the potential dilution, and/or offset, to an extent, the cash payments the Company may choose to make in excess of the principal amount, upon conversion of the December 2021 Notes or the December 2024 Notes. The Company has excluded the capped call transaction from the net (loss) income per diluted share computation as such securities would have an anti-dilutive effect and those securities should be considered separately rather than in the aggregate in determining whether their effect on net (loss) income per diluted share would be dilutive or anti-dilutive. For additional information regarding the conversion rates and the capped call transactions related to the Company’s December 2021 Notes and December 2024 Notes; see Note 14, Convertible Senior Notes.

Anti-Dilutive Effect of Restricted Stock Awards and Stock Options

For the years ended December 31, 2019, 2018 and 2017, the Company excluded approximately 1,013,000, 1,139,000, and 1,830,000 shares, respectively, underlying restricted stock awards, calculated on a weighted-average basis, from it’s net (loss) income per diluted share calculations because their effect was anti-dilutive.

For the years ended December 31, 2019, 2018 and 2017, the Company excluded approximately 11,192,000, 3,892,000 and 502,000 shares underlying outstanding stock options, respectively, calculated on a weighted-average basis, from the Company’s net (loss) income per diluted share calculations because their effect was anti-dilutive.

25. Business Combinations

LENSAR TRANSACTION

Description of the LENSAR Transaction

In December 2016, LENSAR filed the Chapter 11 case with the support of the Company, as its largest senior secured creditor under a credit agreement, as amended, that the Company and LENSAR had entered into in 2013. For more information regarding the credit agreement between the Company and LENSAR, please see Note 8, Notes and Other Long-Term Receivables. In January 2017, the Company agreed to provide debtor-in-possession financing of up to $2.8 million in new advances to LENSAR so that it could continue to operate its business during the remainder of the Chapter 11 case. As part of the Chapter 11 case, LENSAR filed a Chapter 11 plan of reorganization, with the Company’s support, under which LENSAR would issue 100% of its equity securities to the Company in exchange for the cancellation of the Company’s claims as a secured creditor in the Chapter 11 case. Following consummation of the Chapter 11 plan of reorganization, LENSAR would become an operating subsidiary of the Company and the Company provided LENSAR a new, senior-secured, first-priority term loan facility (the “Exit Facility”).

On April 26, 2017, the bankruptcy court approved the plan of reorganization. On May 11, 2017, LENSAR and the Company consummated the plan of reorganization and LENSAR emerged from bankruptcy. Pursuant to the plan of reorganization, the Company obtained control of 100% of the outstanding voting shares of LENSAR. All assets of the LENSAR bankruptcy estate re-vested in reorganized LENSAR free and clear of all liens, claims or charges. Upon consummation of the plan of reorganization, all debt owed to the Company was eliminated other than the Exit Facility. Liabilities to other creditors, including general unsecured creditors, were satisfied through the plan of reorganization.

The Company concluded that the LENSAR transaction should be accounted for by applying the acquisition method in accordance with ASC 805 that did not involve a transfer of consideration (“combinations by contract”).

Fair Value of Consideration Transferred

Contemporaneously with the cancellation of the Company’s notes receivable with a carrying value of $43.9 million, the Company acquired 100% equity interests in LENSAR, at fair value, for $31.7 million resulting in a loss on extinguishment of notes receivable of $10.6 million. The fair value of the equity interest in LENSAR was determined primarily using the “income method,” which starts with a forecast of all expected future cash flows of the acquired business. The acquisition resulted in a gain on bargain purchase because the fair value of assets acquired and liabilities assumed exceeded the total of the fair value of the equity interest in LENSAR by approximately $9.3 million, net of loss on extinguishment of notes receivables, which was recorded in the Consolidated Statement of Operations for the year ended December 31, 2017.

Assets Acquired and Liabilities Assumed

The following table summarizes the fair values of the identifiable intangible assets acquired and liabilities assumed at the acquisition date:

(in thousands)	Amount

Cash	$1,983
Tangible assets	18,647
Intangible assets [1]	11,970
Net deferred tax assets	25,723
Total identifiable assets	58,323
Current liabilities	(6,673)
Total liabilities assumed	(6,673)

Net loss on derecognition of notes receivables	(10,615)
Gain on bargain purchase, net of loss on extinguishment of notes receivable	(9,309)
Total fair value of consideration	$31,726
______________
1 As of the effective date of the transaction, identifiable intangible assets are required to be measured at fair value. The fair value measurement is based on significant inputs that are unobservable in the market and thus represents a Level 3 measurement. The Company used an income approach to estimate the preliminary fair value of the intangibles which includes technology, trademarks and customer relationships. The assumptions used to estimate the cash flows of the business included a discount rate of 16%, estimated gross margins ranging from 37-72%, income tax rate of 35%, and operating expenses consisting of direct costs based on the anticipated level of revenues. The intangible assets have a weighted-average useful life of approximately 15 years. The intangible assets for acquired technology and trademarks are being amortized over their estimated useful lives using the straight-line method of amortization. The intangible assets for customer relationship are being amortized using a double-declining method of amortization as such method better represents the economic benefits to be obtained.

26. Legal Proceedings

PDL BioPharma, Inc. v Merck Sharp & Dohme, Corp.

On January 22, 2016, the Company filed a complaint against Merck Sharp & Dohme, Corp (“Merck”) for patent infringement in the United States District Court for the District of New Jersey. In the complaint, the Company alleged that manufacture and sales of certain of Merck’s Keytruda product infringed one or more claims of the Company’s U.S. Patent No. 5,693,761 (the “761 Patent”). The Company requested judgment that Merck infringed the 761 Patent, an award of damages due to the infringement, a finding that such infringement was willful and deliberate and trebling of damages therefore, and a declaration that the case is exceptional and warrants an award of attorney’s fees and costs.

On April 21, 2017, the Company entered into a settlement agreement with Merck to resolve the patent infringement lawsuit between the parties pending in the U.S. District Court for the District of New Jersey related to Merck’s Keytruda humanized antibody product. Under the terms of the agreement, Merck paid the Company a one time, lump-sum payment of $19.5 million, and the Company granted Merck a fully paid-up, royalty free, non-exclusive license to certain of the Company’s rights to issued patents in the United States and elsewhere, covering the humanization of antibodies (the “Queen et al. patent”) for use in connection with Keytruda as well as a covenant not to sue Merck for any royalties regarding Keytruda. In addition, the parties agreed to dismiss all claims in the relevant legal proceedings.

Wellstat Litigation

On September 4, 2015, the Company filed in the Supreme Court of New York a motion for summary judgment in lieu of complaint which requested that the court enter judgment against Wellstat Diagnostics Guarantors for the total amount due on the Wellstat Diagnostics debt, plus all costs and expenses including lawyers’ fees incurred by the Company in enforcement of the related guarantees. On July 29, 2016, the court issued its Memorandum of Decision granting the Company’s motion for summary judgment and denying the Wellstat Diagnostics Guarantors’ cross-motion for summary judgment seeking a determination that they were no longer liable under the guarantees. The Supreme Court of New York held that the Wellstat Diagnostics Guarantors are liable for all “Obligations” owed by Wellstat Diagnostics to the Company. It did not set a specific dollar amount due, but ordered that a judicial hearing officer or special referee be designated to determine the amount of the Obligations owing, and awarded the Company its attorneys’ fees and costs in an amount to be determined. On July 29, 2016, the Wellstat Diagnostics Guarantors filed a notice of appeal from the Memorandum of Decision to the Appellate Division of the Supreme Court of New York. On February 14, 2017, the Appellate Division reversed the summary judgment decision of the Supreme Court in the Company’s favor, but affirmed the denial of the Wellstat Diagnostics Guarantors’ cross-motion for summary judgment. The Appellate Division determined that the action was inappropriate for summary judgment pursuant to New York Civil Practice Law & Rules section 3213 on procedural grounds, but specifically made no determination regarding whether the Company was entitled to a judgment on the merits. Pursuant to this decision, the action was remanded to the Supreme Court for further proceedings on the merits. The proceeding has been conducted as a plenary proceeding, with both parties having the opportunity to take discovery and file dispositive motions in accordance with New York civil procedure. On September 11, 2019, the Supreme Court of New York granted the Company’s summary judgment motion, the court holding that the guarantees executed by the Wellstat Diagnostics Guarantors are valid and enforceable, and that the Wellstat Diagnostics Guarantors are liable for the amount owed under the loan agreement. The court ordered a damages hearing before a special referee to calculate the amount owed under the loan agreement between Wellstat Diagnostics and the Company. On September 12, 2019, the Wellstat Diagnostics Guarantors filed a notice of appeal of the Supreme Court of New York’s decision on summary judgment. On September 17, 2019, the Wellstat Diagnostics Guarantors requested a stay of the enforcement of the New York Supreme Court’s decision pending their appeal of the decision, which was denied on November 21, 2019. A damages hearing was scheduled to begin before a judicial hearing officer on December 17, 2019. At the request of the judicial hearing officer, the parties agreed to mediate their dispute prior to the commencement of the damages hearing. As a result, no decision has been made by the hearing officer with respect to the amount of damages owed to the Company.

Glumetza Class Action Antitrust Litigation

On September 18, 2019, the City of Providence filed a civil antitrust suit on behalf of a putative class of payors in the Northern District of California against Bausch Health Companies, Inc., Salix Pharmaceuticals, Inc., Santarus, Inc., Assertio Therapeutics, Inc., Lupin Pharmaceuticals, Inc. and the Company, inter alia, alleging that a patent settlement agreement between Assertio and Lupin unlawfully restrained competition in an alleged market for Glumetza and its AB-rated generic equivalents sold in the United States. The plaintiffs claim that the settlement agreement violated the federal Sherman Act and various state antitrust laws. The Company was a named defendant by certain End Payor Plaintiffs (EPPs) due to its purchase from Assertio in 2013 of a royalty asset based on sales of Glumetza. On January 21, 2020, the EPPs voluntarily dismissed their claims against the Company, without prejudice. The Company has agreed to toll the running of statute of limitations for a limited period of time and to respond to certain discovery requests, subject to reasonable objections.

Noden Pharma DAC v Anchen Pharmaceuticals, Inc. et al

On June 12, 2017, Noden Pharma DAC filed a complaint against Anchen and Par Pharmaceutical (“Par”) for infringement of U.S. Patent No. 8,617,595 based on their submission of an ANDA seeking authorization from the FDA to market a generic version of Tekturna® aliskiren hemifumarate tablets, 150 mg and 300 mg, in the United States. Noden Pharma DAC’s suit triggered a 30-month stay of FDA approval of that application under the Hatch Waxman Act. Par filed a counterclaim seeking a declaratory judgment that their proposed generic version of Tekturna HCT® aliskiren hemifumarate hydrochlorothiazide tablets (150 mg eq. base/12.5 mg HCT, 150 mg eq. base/25 mg HCT, 300 mg eq. base/12.5 mg HCT, and 300 mg eq. base/25 mg HCT), described in a separate ANDA submitted by Par to FDA, alleging noninfringement of U.S. Patent No. 8,618,172 (“the ‘172 Patent”), also owned by Noden Pharma DAC. This case was litigated in the United States District Court for the District of Delaware. In March of 2018, the Parties filed a joint stipulation of dismissal of the defendants’ counterclaim seeking a declaratory judgment of non-infringement of the ‘172 Patent. In the stipulation, Anchen and Par agreed that they will not seek, or otherwise join or assist in, any post-grant review, including inter partes review, of the ‘172 patent or U.S. Patent No. 9,023,893. The defendants further stipulated that they will not seek marketing approval of Par’s ANDA or submit any other ANDA seeking approval to market aliskiren hemifumarate hydrochlorothiazide prior to the expiration of the ‘172 Patent in July of 2028. Both the ‘172 Patent and the ‘893 Patent are listed in the Orange Book for Tekturna HCT. On June 8, 2018, Noden and Anchen entered into the Settlement Agreement. Under the Settlement Agreement, the parties agreed to file a stipulation of dismissal with the court to facilitate dismissal of the litigation in its entirety, with prejudice. In the Settlement Agreement, Noden granted Anchen a non-exclusive, royalty free, fully paid up and non-transferable license to manufacture and commercialize in the United States a generic version of aliskiren which is described in Anchen’s ANDA, and Anchen agreed not to commercialize its generic version of aliskiren prior to March 1, 2019. The license grant excludes certain formulations covered by the ‘595 Patent which closely relate to the commercial formulation of Tekturna marketed by Noden. The Settlement Agreement includes a release by each party for liabilities associated with the litigation and an acknowledgment from Anchen that the ‘595 Patent claims are valid and enforceable.

Depomed, Inc. vs. Valeant Pharmaceuticals, Inc.

On October 27, 2017, Valeant, Depomed and the Company entered into a settlement agreement (“Depomed Settlement Agreement”) to resolve all matters addressed in the lawsuit. Under the terms of the Depomed Settlement Agreement, the litigation was dismissed, with prejudice, and Valeant paid to Depomed a one-time, lump-sum payment of $13.0 million. In addition, Depomed and the Company released Valeant and its subsidiary from any and all claims against them as a result of the audit, Valeant’s obligation to pay additional royalties under the commercialization agreement and/or the litigation; and Valeant released Depomed and the Company against any and all claims against them as a result of the audit and/or the litigation. The settlement payment was transferred to the Company under the terms of the Depomed Royalty Agreement in November of 2017.

Other Legal Proceedings

From time to time, the Company is involved in lawsuits, arbitrations, claims, investigations and proceedings, consisting of intellectual property, commercial, employment and other matters, which arise in the ordinary course of business. The Company makes provisions for liabilities when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Such provisions are reviewed at least quarterly and adjusted to reflect the impact of settlement negotiations, judicial and administrative rulings, advice of legal counsel, and other information and events pertaining to a particular case. Litigation is inherently unpredictable. If any unfavorable ruling were to occur in any specific period, there exists the possibility of a material adverse impact on the results of the Company’s operations of that period and on its cash flows and liquidity.

27. Subsequent Events

Repurchase Program

From January 1, 2020 to March 10, 2020, the Company repurchased approximately 3.8 million shares of its common stock at a weighted-average price of $3.42 per share for a total of $12.9 million and repurchased $3.2 million in aggregate principal amount of December 2021 Convertible Notes and $10.5 million in aggregate principal amount of December 2024 Convertible Notes.

Amendment to CareView Modification Agreement

As further discussed in Note 8, Notes and Other Long-Term Receivables, to the Consolidated Financial Statements, in January 2020 we entered into an amendment of the February 2018 Modification Agreement with CareView that deferred principal repayment and interest payments until April 30, 2020, conditioned upon CareView raising additional financing from third parties.

Plan of Liquidation

In December 2019, the Company announced that it had completed a strategic review process and decided to halt the execution of its growth strategy, cease additional strategic transactions and investments and pursue a formal process to unlock value by monetizing its assets and returning net proceeds to stockholders. Over the subsequent months, the Company’s board of directors and management analyzed, together with outside financial and legal advisors, how to best capture value pursuant to its monetization strategy and return the significant intrinsic value of the high-quality assets in its portfolio to its stockholders. On February 7, 2020, the Company’s board of directors approved a plan of complete liquidation for the Company’s assets and a resolution to seek stockholder approval to dissolve the Company at its next annual meeting of the stockholders.

Pursuant to the board’s decisions of February 7, 2020, noted above, the change in control clause in the Amended 2005 Equity Incentive Plan was triggered, accelerating the vesting of a significant portion of the Company’s outstanding equity awards resulting in incremental stock-based compensation expense of $16.3 million to be recorded in the first quarter of 2020.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

Repurchase Program

From March 11, 2020 to June 29, 2020, the Company repurchased approximately 8.6 million shares of its common stock at a weighted-average price of $3.09 per share for a total of $26.5 million and repurchased $2.2 million in aggregate principal amount of December 2021 Convertible Notes.

Evofem Share Distribution

On May 21, 2020 the Company announced that it had completed the distribution of all of the Company’s 13,333,334 shares of common stock of Evofem Biosciences, Inc. to the Company’s shareholders, which represented approximately 26.7% of the outstanding shares of Evofem common stock as of the close of business on May 15, 2020. Following the Distribution, PDL continues to hold warrants to purchase up to 3,333,334 shares of Evofem common stock. The warrants are included in Other Assets on the consolidated balance sheet and had a carrying value of $14.1 million at December 31, 2019. The distribution was made in the form of a pro rata common stock dividend of 0.11591985 shares of Evofem common stock for every share of PDL common stock. As of December 31, 2019, the Evofem common stock was valued at $82.3 million.

AcelRx

On May 22, 2020, the Company was notified by AcelRx that the product marketer of Zalviso, Grünenthal GmbH, has terminated the license agreement with AcelRx. AcelRx is obligated to use commercially reasonable efforts to find a new license agreement under the terms no less favorable than those in the license with Grünenthal. The Company believes that the asset is impaired and estimates that unless and until the drug is relicensed the fair value will be substantially reduced. As of December 31, 2019, the AcelRx fair value was $13.0 million and an impairment charge of approximately $13.0 million will be recorded in the three months period ended June 30, 2020.

PDL Parental Financial Support Guarantee for LENSAR

On June 19, 2020, PDL issued a letter guaranteeing financial support to LENSAR up to $20 million through June 20, 2021.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) pandemic. The outbreak of the COVID-19 pandemic is significantly affecting the Company’s LENSAR business operations, as well as the U.S. economy and financial markets. At this time, it doesn’t appear that our other segments have been significant impacted by the pandemic. The full extent to which the COVID-19 outbreak will impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments that are highly uncertain and the estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets. While the Company cannot provide a definitive timeline for the liquidation process, it has been targeting the end of 2020 for completing the monetization of its key assets. However, the Company recognizes that the duration and extent of the public health issues related to the COVID-19 pandemic make it possible, and perhaps probable, that the timing may be delayed.

28. Quarterly Financial Data (Unaudited)

	Three Months Ended
(in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total revenues	$(29,846)	$44,165	$(22,526)	$38,913
Net (loss) income from continuing operations	$(10,069)	$(29,919)	$24,212	$(8,452)
Net (loss) income from discontinued operations	$(44,761)	$11,954	$(28,725)	$15,069
Net (loss) income attributable to PDL’s stockholders	$(54,888)	$(17,784)	$(4,419)	$6,680
Net income (loss) from continuing operations per basic share	$(0.09)	$(0.26)	$0.21	$(0.07)
Net income (loss) from discontinued operations per basic share	$(0.39)	$0.10	$(0.25)	$0.12
Net income (loss) from continuing operations per diluted share	$(0.09)	$(0.26)	$0.20	$(0.07)
Net income (loss) from discontinued operations per diluted share	$(0.39)	$0.10	$(0.24)	$0.05
Net (loss) income per basic share	$(0.48)	$(0.16)	$(0.04)	$0.05
Net (loss) income per diluted share	$(0.48)	$(0.16)	$(0.04)	$0.05

	Three Months Ended
(in thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total revenues	$7,146	$7,942	$7,855	$9,085
Net (loss) income from continuing operations	$(10,190)	$(8,624)	$(9,116)	$(4,835)
Net (loss) income from discontinued operations	$26,468	$34,180	$(103,180)	$6,438
Net income (loss) attributable to PDL’s stockholders	$16,279	$25,556	$(112,296)	$1,602
Net income (loss) from continuing operations per basic share	$(0.07)	$(0.06)	$(0.06)	$(0.03)
Net income (loss) from discontinued operations per basic share	$0.19	$0.24	$(0.70)	$0.04
Net income (loss) from continuing operations per diluted share	$(0.07)	$(0.06)	$(0.06)	$(0.03)
Net income (loss) from discontinued operations per diluted share	$0.19	$0.24	$(0.70)	$0.04
Net income (loss) per basic share	$0.12	$0.18	$(0.76)	$0.01
Net income (loss) per diluted share	$0.12	$0.18	$(0.76)	$0.01